As filed with the Securities and Exchange Commission on December 30, 2004
                                                    Registration No.  333-______

                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             CGI HOLDING CORPORATION
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

                Nevada                                  551112
   --------------------------------          ----------------------------
    (State or other jurisdiction of          (Primary Standard Industrial
    incorporation or organization)            Classification Code Number)

                                   87-0450450
                   -----------------------------------------
                    (I.R.S. Employer Identification Number)

                        100 North Waukegan Rd., Suite 100
                           Lake Bluff, Illinois 60044
                                 (847) 615-2890
              ----------------------------------------------------
              (Address and Telephone Number of Principal Executive
                    Offices and Principal Place of Business)

                                Gerard M. Jacobs
                             CGI Holding Corporation
                        100 North Waukegan Rd. Suite 100
                           Lake Bluff, Illinois 60044
                                 (847) 615-2890
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies To:
                             Michael J. Choate, Esq.
                            Shefsky & Froelich, Ltd.
                      444 North Michigan Avenue, Ste. 2500
                             Chicago, Illinois 60611
                                 (312) 836-4066
                           (312) 527-5921 (Facsimile)

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering.[]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering.[]
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of each class   Amount to         Proposed       Proposed       Amount of
of securities to be  be registered       maximum        maximum     registration
   registered                        offering price    aggregate        fee
                                        per share    offering price
--------------------------------------------------------------------------------
Common Stock, $.001
par value (1)(3)     23,823,908 shares  $5.84(2)   $139,131,622.70(2) $16,375.79
-------------------------------------------------------------------------------
(1)  All shares are owned by selling shareholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the $5.84 average of the bid and ask prices as reported on the OTC BB on December 28, 2004.
(3) Includes an indeterminate number of shares issuable upon exercise of the warrants or options, adjusted for stock splits, stock dividends, and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER ___, 2004

                                   PROSPECTUS

                        23,823,908 SHARES OF COMMON STOCK

                             CGI HOLDING CORPORATION

This prospectus relates to the offer and sale of up to 23,823,908 shares of common stock, $0.001 par value of CGI Holding Corporation, all of which may be sold from time to time by the selling shareholders described in this prospectus. Of the shares being offered hereby, 8,898,432 shares relate to shares issuable on the exercise of warrants and the remaining 14,925,476 shares relate to shares presently owned by selling shareholders. We filed this registration statement, of which this prospectus is a part, to satisfy our obligations to certain selling shareholders to register for resale the shares issued to them and the shares issuable on exercise of the options and warrants. Our common stock is quoted on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "CGIH.OB". We have applied to list our common stock on the American Stock Exchange. On December 28, 2004, the average of the bid and asked price of our common stock on the OTC Bulletin Board was $5.84.

We will receive proceeds of approximately $14.0 million upon exercise of the warrants referred to herein. We will not receive any proceeds from the sale of shares by any of the selling shareholders. The selling shareholders may sell the shares from time to time in public or private transactions occurring on or off the OTC Bulletin Board, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or dealers who are expected to receive customary commissions or discounts.

We will pay all expenses of this offering except for any underwriting fees, commissions, brokerage fees, and transfer taxes, which will be paid by the selling shareholders.

Please review "Risk Factors" beginning on page 3 before you purchase any of the shares.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any related prospectus supplement together with additional information described under "Where You Can Find Additional Information About Us."

                      ________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        ________________________________

                The date of this Prospectus is December ___, 2004

                                     SUMMARY

This summary may not contain all the information important to your investment decision. You should read the entire prospectus, including the consolidated financial statements and related notes, included elsewhere in this prospectus.

We are a Nevada corporation headquartered in Lake Bluff, Illinois, a suburb of Chicago. Through our wholly-owned direct and indirect subsidiaries we provide world class technology solutions to businesses and individuals. Our subsidiary, WebSourced, Inc. offers consumer oriented services such as online dating and business focused solutions such as interactive marketing. For example, the KeywordRanking division of WebSourced offers search engine marketing services designed to help businesses increase revenues from their websites and from advertising on various Internet portals. Through its wholly-owned subsidiary, Cherish Inc., WebSourced offers a variety of online dating communities that help individuals search, connect and meet others with similar interests and goals. Our consolidated revenues for the year ended December 31, 2003 and nine months ended September 30, 2004 were approximately $7.0 and $14.1 million, respectively. Our net income for the same periods was approximately $320,000 and $2.2 million, respectively.

We employ 150 persons, 124 by WebSourced and twenty-six by Cherish. Our principal executive offices are located at 100 Waukegan Road, Suite 100, Lake Bluff, Illinois 60044. Our telephone number is (847) 615-2890. The address of our website is www.cgiholding.com. Information on our website is not part of this prospectus.

Recent Developments

On December 6, 2004, we completed an offering of $4.3 million units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001 per share and one warrant to purchase 0.55 share of common stock resulting in gross proceeds of $15,050,000.

On December 23, 2004, we entered into an agreement to acquire Meandaur, Inc. d/b/a Proceed Interactive. Meandaur is engaged in the business of search engine optimization and website marketing. Under the agreement we would acquire Meandaur through a merger in which we would issue up to 1,333,333 shares of our common stock. One-half of these shares would be subject to certain earn-out provisions and would be delivered over a four year period based on the acquired company's performance. We would also issue warrants to purchase an aggregate of 350,000 shares of our common stock to certain shareholders and employees of Meandaur. The merger is subject to a number of conditions including mutually satisfactory due diligence and, receipt of audited financial statements for the years ended December 31, 2003 and 2004 satisfactory to us,and board of director approval. Either party can terminate the agreement if the merger is not completed on or before February 15, 2005.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.


                          Statement of Operations Data

                               Year Ended December 31       Nine Months Ended
                                                              September 30
                               -----------------------   -----------------------
                                 2003         2002          2004        2003
                               ----------  -----------   ----------  ----------

Total Revenue                  7,095,101    4,053,222    14,121,105   4,404,628
Total Cost of Revenue          2,806,531    1,841,083     5,685,502   1,942,184
Gross Profit                   4,288,570    2,212,139     8,435,603   2,462,444
Total Operating Expenses       3,405,109    2,165,381     4,856,523   2,137,047
Income/(Loss) From
  Continuing Operations        1,062,402   (2,068,406)    2,215,229     277,126
Net Income/(Loss)                319,567   (2,468,741)    2,215,229    (922,874)
Net Income Per Share                0.01        (0.15)         0.08       (0.04)

Balance Sheet Data:

                                   December 31, 2003        September 30, 2004
                                  -------------------      --------------------
Cash and Cash Equivalents               303,144                   3,256,589
Working Capital                         360,170                   5,384,587
Total Assets                          6,557,295                  17,672,208
Total Current Liabilities             4,524,124                   2,376,841
Total Stockholders' Equity            1,336,107                  14,586,157

The Offering

As of December 15, 2004, we had 31,484,023 shares of common stock outstanding and warrants or options, exercisable at various prices, to acquire 10,154,572 additional shares. All of the shares being offered for sale by this prospectus will be sold from time to time by the selling shareholders. We will receive proceeds of approximately $14.0 million if all of the warrants are exercised. We expect to use these proceeds for general corporate purposes, including to fund acquisition opportunities. We will not receive any proceeds from the sale of any of the shares, including shares underlying the warrants sold by the selling shareholders.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information included in this prospectus.

     Our limited operating history and relatively new business model in emerging and rapidly evolving markets make it difficult to evaluate our future prospects.

     We have only a limited operating history, and lost money during the years ended December 31, 2002 and 2001. There is no assurance our business model will be successful or that we will generate net income in the future. Failure to generate net income could have a material adverse effect on the trading price of our common stock.

     The market price of our common stock is highly volatile. Our common stock is thinly-traded, and changes in the trading price, have been highly volatile. There is no assurance that you will be able to buy or sell the number of shares you desire at quoted prices. Small changes in the number of shares offered for sale or demanded for purchase could have a significant impact on the trading price of our common stock.

     We may not be able to identify, negotiate, finance or close acquisitions. A significant component of our growth strategy focuses on acquiring additional companies or assets, including businesses or assets in new or additional lines of business. We may not, however, be able to identify or acquire companies or assets on acceptable terms if at all. Failure to acquire additional companies or assets on acceptable terms, if at all, would have a material adverse effect on our ability to increase assets, revenues and net income and on the trading price of our common stock.

     The terms and conditions of any acquisition could require us to take actions that would not require your approval. In order to acquire certain companies or assets, we may issue additional shares of common or preferred stock, borrow money or issue debt instruments including debt convertible into capital stock. We may take any of these actions without seeking your approval even if these actions dilute your economic or voting interest as a shareholder.

     We may be unable to successfully integrate acquired businesses. Even if we are able to acquire additional companies or assets, we may not be able to successfully integrate these companies or assets. For example, we may need to integrate widely dispersed operations with different corporate cultures, operating margins, competitive environments, computer systems, compensation schemes, business plans and growth potential requiring significant management time and attention. Failure to successfully integrate acquired businesses could have a material adverse effect on our business, results of operations and financial condition and the trading price of our common stock.

     We cannot assure you that we will effectively manage our growth. We have experienced rapid growth and demand for all of our services. The growth and expansion of our business, including new service offerings and new geographic markets, requires significant management time as well as, operational and financial resources. We are required to manage multiple relationships with various strategic partners, technology licensors, members and other third parties. There is no assurance that we will be able to continue managing our growth or these relationships in an effective manner. Failure to do so could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We depend on the availability of skilled labor, which is difficult to attract and retain. The success of our growth strategy depends to a significant degree upon our ability to attract, train and retain skilled operational, technical, financial, management, sales and marketing personnel. Competition for skilled personnel is intense. We may not be successful in attracting and retaining the necessary personnel. Failure to attract, hire, assimilate, and retain such personnel could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our future growth heavily depends on our key personnel, the loss of whom would materially adversely affect our business. Our ability to grow depends on our ability to retain certain key personnel, including Gerard M. Jacobs, our president and chief executive officer, S. Patrick Martin, the president and chief executive officer of WebSourced. We do not have an employment agreement with Mr. Jacobs. Further, if we lost one or more of these key persons, we could be required to spend significant time, attention and money in finding replacements. There is no assurance we would be able to find similarly qualified replacements which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We lack long-term contracts with clients. Few if any of our clients retain us under contracts longer than twelve months. As a result, our revenues may be difficult to predict and may vary significantly. Because we sometimes incur costs based on expectations of future revenues, our failure to predict future revenues accurately could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our brands are not well known. Due to lack of marketing resources, we have not been able to develop widespread awareness of our brands. Moreover, our brands may be closely associated with the business success or failure of some of our Internet clients, some of whom are pursuing unproven business models in competitive markets. Lack of brand awareness or the failure or difficulty of one of our clients may damage our reputation, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our business depends in part on the growth and maintenance of the Internet and telecommunications infrastructure. The success of our business depends in part on the continued growth and maintenance of the Internet and telecommunications infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. We have no control over those who provide access services to the Internet. There have been instances where regional and national telecommunications outages have caused our online dating business to experience service interruptions during which our users could not access our subscription-based services. Any additional interruptions, delays or capacity problems with any points of access between the Internet and our websites could adversely affect our ability to provide services to users of our websites. The temporary or permanent loss of all or a portion of our services on the Internet, the Internet infrastructure generally, or our users' ability to access the Internet, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     The telecommunications industry is a regulated industry. Amendments to current regulations could disrupt or adversely affect the profitability of our business. In addition, if any of our current agreements with telecommunications providers are terminated, we may not be able to replace the terminated agreement on favorable terms and conditions, if at all. There can be no assurance that we will be able to renew any of our current agreements when they expire or expand our agreements on favorable terms, if at all, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Growth of our business depends upon increased adoption of the Internet and the use of search engines as a means for commerce. The growth of our business depends heavily on the continued use and acceptance of the Internet and of search engines as a means for commerce. If commercial use of the Internet and search engines does not continue to grow, or grows more slowly than expected, our business and prospects would be seriously harmed. Individuals and businesses may reject the Internet or search engines as a viable commercial medium or marketing tool. Failure of the Internet, and search engines as a means of commerce growth would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We compete with many companies, some of whom are more established and better capitalized than us. We compete with a variety of companies on a worldwide basis. Some of these companies are larger and better capitalized than us. There are also few barriers to entry and thus above average profit margins will attract additional competitors. Further, our online dating business competes with traditional dating and personals services, as well as with newspapers, magazines and other traditional media companies that provide dating and personals services. In addition, our competitors may develop services that are superior to, or have greater market acceptance than our services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger registrant and membership bases. In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services. To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and ISPs, our ability to reach potential members through online advertising may be restricted. Any of these competitors could cause us difficulty in attracting and retaining registrants and converting registrants into members and could jeopardize our existing affiliate program and relationships with portals, search engines, ISPs and other Internet properties. Failure to compete effectively including by developing and enhancing our services offerings would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Search Engine Optimization may become more difficult or less desirable over time. Search engines generally seek to rank websites based upon their degree of relevancy to the key words in question. The search engines are frequently changing their algorithms and criteria in order to try to prevent their rankings from being manipulated for the benefit of undeserving websites creating a risk that over time the search engines may succeed in limiting the efficacy of our services either through continued refinement of their ranking system or in some other way hindering search engine optimization efforts. The search engine optimization industry is relatively new, with limited technological barriers to entry. Increased competition over time may reduce the overall efficiency of our efforts as other competitors effect similar results for their clients. Search engines are increasing the number of "pay per click" listings in their search results, generally lessening the desirability of our SEO services. Although we perform "pay per click" campaign management, there is no assurance that the revenues from "pay per click" campaign management will offset any decline in demand for our SEO services. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Increasing government regulations or taxation could adversely affect our business. We are affected not only by regulations applicable to businesses generally, but also by federal, state, local and foreign laws, rules, regulations and taxes directly applicable to electronic communications, telecommunications, the Internet and eBusiness. Laws and regulations related to Internet are becoming more prevalent, and new laws and regulations are under consideration in various jurisdictions. New laws and regulations could be enacted or amendments may be made to existing regulations at any time that could disrupt or adversely affect the profitability of our business, or reduce the growth of the Internet and decrease its acceptance as a communications, commercial, entertainment, recruiting and advertising medium. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. Many areas of law affecting the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet. New, or amendments to existing, laws, regulations and taxes that govern, restrict, tax or affect things such as user privacy, the pricing and taxation of goods and services offered over the Internet, the content of websites, access to websites, linking of websites, outgoing email solicitations, consumer protection and the characteristics and quality of products and services offered over the Internet could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     The ability of our online dating business to generate positive cash flow and operating profits as a relatively new company in a new and evolving business will depend upon a number of factors that are difficult to predict. The ability of our online dating business to grow and generate profits depends on several factors including: (1) the level of acceptance of online dating services; (2) our ability to create and increase brand awareness and attract and retain a large number of members and subscribers, including our ability to convert members into paying subscribers; (3) the level of usage of the Internet and traffic to our websites; (4) our ability to maintain current, and develop new, relationships with portals, search engines, ISPs and other Internet properties and entities capable of attracting individuals who might subscribe to our fee-generating services; (5) our ability to implement expansion plans or integrate newly acquired companies, including controlling the costs associated with expansion or acquisitions; (6) our ability to control general infrastructure costs including the amount and timing of operating and capital expenditures; (7) our ability to introduce new websites, features and functionality on a timely basis; (8) our ability to scale technological and other infrastructure across our various websites; (9) our ability to protect our data from loss or electronic or magnetic corruption; (10) our ability to provide failure and disaster recovery programs; (11) our ability to upgrade our technologies and protect our sites from technology failures; (12) our ability to attract, retain and motivate qualified personnel; (13) our ability to expand and compete internationally; (14) the introduction of new products or services by our competitors; and (15) our ability to anticipate and adapt to the changing Internet business and any changes in government regulation. Failure to accurately predict or respond to these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We need to attract and retain a large number of paying members on an ongoing basis. Our online dating business must attract and retain a large number of paying members. To do so, we must continue to invest significant resources in order to enhance our existing products and services and to introduce new high-quality products and services. There is no assurance we will have the resources, financial or otherwise, required to enhance or develop services. Further, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose existing members and may fail to attract new registrants. Failure to enhance or develop services or to respond to the needs of our members in an effective or timely manner could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our member acquisition costs may increase significantly. The member acquisition costs of our online dating business depend in part upon our ability to purchase advertising at a reasonable cost. Advertising costs vary over time, depending upon a number of factors, some of which are beyond our control. Historically, we have used online advertising as the primary means of marketing our services. In general, the costs of online advertising have increased substantially and are expected to continue to increase as long as the demand for online advertising remains robust. We may not be able to pass these costs on in the form of higher user fees. Continuing increases in advertising costs could thus have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our online dating business must keep pace with rapid technological change to remain competitive; our services are not well-suited to many alternate Internet access devices. Our online dating business operates in a market characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, enhancements, and changing customer demands. We must adapt to rapidly changing technologies and industry standards and continually improve the speed, performance, features, ease of use and reliability of our services. Introducing new technology into our systems involves numerous technical challenges, requires substantial amounts of capital and personnel resources, and often takes many months to complete. We may not successfully integrate new technology into our websites on a timely basis, which may degrade the responsiveness and speed of our websites. Technology, once integrated, may not function as expected. In addition, the number of people who access the Internet through devices other than desktop and laptop computers, including mobile telephones and other handheld computing devices, has increased dramatically in the past few years. The lower resolution, functionality and memory currently associated with mobile devices makes the use of our online dating services through mobile devices more difficult and generally impairs the member experience relative to access via desktop and laptop computers. Failure to attract and retain a substantial number of mobile device users to our online dating services, or failure to develop services that are more compatible with mobile communications devices, or failure to generally keep pace with the rapid technological change could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our online dating services may be interrupted due to problems with our server, our network hardware and software, or our inability to obtain network capacity. The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users, advertisers, members and e-commerce partners to our websites and to convert members to subscribers. We have experienced occasional systems interruptions as a result of unexpected increases in usage. We cannot assure you we will not incur similar or more serious interruptions in the future. An unexpected or substantial increase in the use of our websites could strain the capacity of our systems, which could lead to a slower response time or system failures. Any slowdowns or system failures could adversely affect the speed and responsiveness of our websites and would diminish the experience for our members and visitors. Further, if usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Any system failure that causes an interruption in service or a decrease in the responsiveness of our websites could reduce traffic on our websites and, if sustained or repeated, could impair our reputation and the attractiveness of our brands all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. Furthermore, we rely on many different hardware and software systems. Failure of these systems or inability to rapidly expand our transaction-processing systems and network infrastructure in response to a significant unexpected increase in usage could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     The failure to establish and maintain affiliate agreements and relationships could limit the growth of our online dating business. We have entered into, and expect to continue to enter into, arrangements with affiliates to increase our member base, increase traffic to our websites and enhance our brands. If any of the current agreements are terminated, we may not be able to replace the terminated agreement with an equally beneficial arrangement. We cannot assure you that we will be able to renew any of our current agreements when they expire or, if we are able to do so, that such renewals will be available on acceptable terms. We also do not know whether we will be successful in entering into additional agreements or that any relationships, if entered into, will be on terms favorable to us. Failure to establish and maintain affiliate agreements and relationships could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our online dating business relies on a number of third-party providers, and their failure to perform or termination of our relationships with them could harm our business. We rely on third parties to provide important services and technologies to our online dating business, including third parties that manage and monitor our onsite data center, Internet services providers and credit card processors. In addition, we license technologies from third parties to facilitate our ability to provide our services. Any failure on our part to comply with the terms of these licenses could result in the loss of our rights to continue using the licensed technology, and we could experience difficulties obtaining licenses for alternative technologies. Furthermore, any failure of these third parties to provide these and other services, or errors, failures, interruptions or delays associated with licensed technologies, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our online dating business may incur liability for information retrieved from or transmitted through its websites or websites linked to it. Because our online dating business publishes or makes various information available on its websites or though linked websites, we may be sued for, or incur liability related to, defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or other legal claims. Our online dating business also offers email services subjecting us to liabilities or claims relating to unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. Our insurance does not specifically provide coverage for liability or expenses for these types of claims or losses. Liability or expense relating to these types of claims could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Our online dating business could be significantly impacted by the occurrence of natural disasters such as hurricanes and other catastrophic events. The data center for our online dating business is located in Clearwater, Florida. Our business is therefore susceptible to hurricanes and other catastrophic events. We do not have adequate back-up. We may not be able to prevent outages and downtime caused by natural disasters such as hurricanes and other events out of our control, which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We must continually seek new members to maintain or increase our current level of revenue. Internet users, in general, and users of online personal services specifically, freely navigate and switch among a large number of websites. We cannot assure you that we will be able to add more members than we lose each month. Failure to increase our membership on a cost-effective basis could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     The display of adult content on our websites could be restricted by regulation. We display adult content on some of our websites. The display of adult content is subject to significant regulation. Changes or increases in these regulations could restrict our ability to provide adult content in various jurisdictions. Any increase in these regulations or restrictions on the content that may be provided on our website could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We face certain risks related to the physical and emotional safety of the users of our online dating websites. We cannot control the offline behavior of users of our websites. There is a possibility that one or more of the users of our websites could be physically or emotionally harmed following interaction with another user of our websites. We do not and cannot screen the users of our websites, and cannot ensure personal safety on a meeting arranged following contact initiated via our websites. If an unfortunate incident were to occur in a meeting of people following contact initiated on one of our websites or a website of one of our competitors, any resulting negative publicity could materially and adversely affect the online dating industry in general and our business in particular and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. In addition, the affected users of our websites might initiate legal action against us, which could cause us to incur significant expense, regardless of whether liability is imposed on us which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We  may  incur  liability  if  we  fail  to  adequately   protect  personal
information. Our online dating business handles personally identifiable information pertaining to our members and visitors residing in the United States as well as foreign countries. Many jurisdictions have adopted privacy, security, and data protection laws and regulations intended to prevent improper use and disclosure of personally identifiable information. In addition, some jurisdictions impose database registration requirements for which significant monetary and other penalties may be imposed for failure to comply. These laws, which are subject to change and may be inconsistent, may impose costly administrative requirements, limit our handling of information, and subject us to increased government oversight and financial liabilities all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Security breaches and inappropriate Internet use could damage our business. Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services generally, and online commerce in particular. Failure to successfully prevent security breaches could significantly harm our business and expose us to lawsuits. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in our operations, or damage our brand and reputation. Breach of our security measures could result in the disclosure of personally identifiable information and could expose us to legal liability. We cannot assure you that our financial systems and other technology resources are completely secure from security breaches or sabotage. We have experienced security breaches and attempts at "hacking." We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, any well-publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which might adversely affect our online dating business. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     Computer viruses could damage our business. Computer viruses, worms and similar programs may cause our systems to incur delays or other service interruptions and could damage our reputation and ability to provide our services and expose us to legal liability, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We are exposed to risks associated with credit card fraud and credit payment. Many of our customers use credit cards to pay for our services. We have suffered losses, and may continue to suffer losses, as a result of membership orders placed with fraudulent credit card data, even though the associated financial institution approved payment. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when the merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     We may be unable to protect our intellectual property. We cannot guaranty that we can safeguard or deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If former employees or third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information or intellectual property, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

     A significant portion of our stock is owned or controlled by insiders. Approximately 21.14% of our common stock is owned or controlled by our officers and directors or entities controlled by these individuals. Accordingly, these persons have substantial influence over our policies and management. We may take actions supported by these individuals that may not be viewed by some stockholders to be in our best interest.

     We have not paid dividends since our inception and do not expect to do so in the foreseeable future. We have never paid dividends to our stockholders and have no plans to do so for the foreseeable future. We presently anticipate that all earnings, if any, will be retained to develop our business and acquire additional companies and assets.

     Certain provisions of Nevada corporate law may limit or discourage actions in your best interest. Certain provisions of Nevada corporate law limit the circumstances under which a person or entity may acquire a controlling interest in the stock of a Nevada corporation or cause a merger, consolidation or other "combination" to occur involving a Nevada corporation. These laws may discourage companies or persons interested in acquiring a significant interest in or control of us, or delay or make an acquisition or transaction more difficult or expensive to consummate, regardless of whether the acquisition or transaction is in the best interest of our stockholders all of which may limit or prevent you from receiving a "control premium" for your common stock.

     Our common stock may not be listed on the American Stock Exchange. We have applied to list our common stock on the American Stock Exchange. Failure of the American Stock Exchange to accept our listing could have a material adverse effect on our business and the trading price of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which are contained principally in the sections entitled "Business" and "Management's Discussion and Analysis of Results of Operations and Financial Condition." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

     In some cases, you can identify forward-looking statements by terms such as "may," "should," "could," "would," "expects," "plans," "anticipates,"
"believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this report in greater detail under the heading "Risk Factors." These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, and we do not assume any obligation to update any of these statements.

                                 USE OF PROCEEDS

     We will receive a maximum of approximately $14.0 million from the issuance of shares if all of the warrants described herein are exercised. We expect to use these proceeds for general corporate purposes. We will not receive any proceeds from the sale of shares by any selling shareholder. The exercise prices for the warrants are equal to the market price of the stock on the date the warrant was issued, with the exception of InfoPoint, Inc., which received its warrants as part of the purchase of a domain name. These warrants were issued with an exercise price of $0.001 per share.

                                    BUSINESS

     We are a Nevada corporation headquartered in Lake Bluff, Illinois, a suburb of Chicago. Through our wholly-owned direct and indirect subsidiaries we provide world class technology solutions to businesses and individuals. Our subsidiary WebSourced, Inc. offers consumer oriented services such as online dating and business focused solutions such as interactive marketing. For example, the Keyword Ranking division of WebSourced offers search engine marketing services designed to help businesses increase revenues from their websites and from advertising on various internet portals. Through its wholly-owned subsidiary, Cherish Inc., WebSourced offers a variety of online dating communities that help individuals search, connect and meet others with similar interests and goals. Our consolidated revenues for the year ended December 31, 2003 and nine months ended September 30, 2004 were approximately $7.0 and $14.1 million, respectively. Our net income for the same periods was approximately $320,000 and $2.2 million, respectively.

     We employ 150 persons, 124 by WebSourced and twenty-six by Cherish. Our principal executive offices are located at 100 Waukegan Road, Suite 100, Lake Bluff, Illinois 60044. Our telephone number is (847) 615-2890. The address of our website is www.cgiholding.com. Information on our website is not part of this prospectus.

KeywordRanking

     WebSourced's KeywordRanking division (www.KeywordRanking.com) offers Internet marketing solutions that assist businesses in increasing Internet revenues from Internet search engines. KeywordRanking offers two distinct services:

          - Search Engine Optimization Solutions. Search Engine optimization is a process that helps companies identify potential customers by, targeting words used to search for products or services. Based on the analysis, the client can adjust its website design, code and content so that Internet search engines may place the client's websites toward the top of the search engine results. This process is often referred to as search engine marketing (SEM) or search engine optimization
          (SEO). KeywordRanking generates revenues by consulting on website design, code and content and providing ongoing maintenance of search engine optimization campaigns. KeywordRanking clients typically sign contracts of between six and twelve months in duration. Under these contracts, KeywordRanking generates monthly fees ranging from $15,000 per year to several hundred thousand dollars per year.

          - Interactive Advertising. KeywordRanking also helps its clients purchase advertisements displayed on Internet search engines often referred to as "Pay Per Click" or "PPC" advertising. KeywordRanking generates revenues by analyzing PPC campaigns and consulting with clients on ways to select the most cost-effective placement of advertisements. KeywordRanking generates revenue by charging each client a percentage of the client's monthly advertising spending. Fees range from $1,500 per month to tens of thousands of dollars per month.

     KeywordRanking provides search engine marketing services to more than 1,300 clients, serving businesses of all sizes.

Cherish

Cherish, WebSourced's wholly owned subsidiary, offers a wide variety of online dating communities designed to allow individuals to search for friends, partners and future spouses using interactive websites. Users specify the type of person they are looking for - age, sex, hobbies, and location - and then make contact with that individual in a fun and safe online environment.

     Cherish's flagship dating community is located at www.Cherish.com. To our knowledge, this online dating service is the first and only online dating community to offer completely free access to women. The website seeks to attract women by not charging for the service, thus encouraging men to pay a monthly membership fee in order to make contact with female members.

     Cherish currently serves more than 2.7 million registrants (users) and has almost 30,000 paid members across thirteen distinct online dating communities. Revenues are generated from a monthly membership fee - approximately $20 per month per community - which allows users to obtain complete access to the individual community. Cherish also displays adult content in addition to providing dating and relationship services.

Summary of Industry

     The  search   engine   optimization   and  on-line   dating   industry  are
characterized by distinct pricing models, target customer and product offerings:

SEM Industry Overview

     Because of the Internet's increasing influence on consumers, many companies appear to be increasing the percentage of their advertising and brand budgets. For example, Forrester Research, Inc. conducted an online survey of 95 senior marketers across a range of industries. Of these surveyed, 68% said they planned not only to increase their overall marketing budgets in 2004, with an average increase of 5%, but also to spend more online in 2004 and beyond. According to Forrester Research Inc., search will increase U.S. digital marketing to $16 billion by 2008. Many companies surveyed said they plan to redirect advertising dollars from direct mail and trade promotions to digital marketing and websites, thus increasing Internet marketing budgets. Many of these companies said integrated marketing, through both physical and digital channels is critical for maximizing the impact of their marketing dollars. Approximately 64% said they planned to increase digital marketing in 2004. The majority of marketers said that their company will increase spending on online advertising when research proves that digital marketing creates a sales impact, draws more attention than other media and has a branding impact. Thus, as marketers allocate dollars to advertising and branding online, demand for services to implement these programs appears to be increasing.

     KeywordRanking operates in an industry commonly referred to as the "search engine marketing" (SEM) industry. SEM is designed to maximize marketing dollars by delivering specific product messages to targeted audiences. The SEM market is extremely fragmented. At this time, no single entity dominates the market. On the Internet, as opposed to TV, radio or print advertising, consumers are generally in control of how they are being marketed. Consumers are able to access product information on their own terms. SEM is designed to reach consumers who are actively searching for specific products and services. Because the consumer is initiating the contact, marketing is done on their terms.

     The SEM market is small in comparison to other types of online or offline marketing industries. We believe the SEM industry is, however, one of the fastest growing forms of marketing and should become a larger percentage of company advertising and spending in the future. According to eMarketer:

o SEM is likely to grow from a $923 million industry in 2002 to a $2.6 billion industry in 2004;

o The SEM industry is likely to reach $5.5 billion by 2009;

o SEM is likely to account for 34.5% of all online advertising spending in 2005.

     Search engine marketing solutions allow businesses to attract targeted customers who utilize search engines to research vendors, review products and purchase goods and services. According to the Direct Marketing Association, the average cost-per-lead for SEM is just $0.34 compared to more than $9.00 for direct mail. We believe this makes SEM extremely cost-effective, and the placement of ads in front of a motivated audience - search engine users are more likely to "buy" than someone receiving a direct mail piece - allows for a significantly higher return-on-investment for advertisers. According to Jupiter Research, the complexity and time associated with setting-up, researching, modifying and maintaining an SEM campaign is the reason that 48% of large companies choose to outsource their search engine marketing to companies such as WebSourced.

Online Dating - Industry  Overview

     The online dating industry provides services to help people meet people with whom they might be romantically compatible through a wide variety of profiling, search, collaboration, and communication features. In our view, a number of pervasive social trends have positioned the industry for continued growth, including an increase in divorce rates, demanding schedules, and dependence on the Internet as a communication tool. According to Jupiter Research, two out of every five singles have tried online dating as a means to meet other singles. In 2003, comScore Media Metrix reported that the average time spent on online personals sites per month by users rose 155%, from forty-four minutes in January 2003 to 111 minutes in January 2004. According to the Online Publishers Association, online dating was the number one segment of content purchased online in 2004, growing 49% to $450 million. And according to Jupiter Research, the online dating industry will likely generate $642 million in revenues on an annual basis by 2007.

Sales & Marketing

     WebSourced employs a number of different, cost-effective methods when implementing its sales and marketing campaigns.

KeywordRanking  Sales Overview.

     KeywordRanking employs a staff of approximately thirty-five in-house direct sales professionals. Each sales person receives in-depth training regarding sales techniques, product and industry knowledge. Every sales professional is assigned different product or service categories (e.g. sports products, mortgages or computer products) allowing that sales person to focus his or her efforts on targeted markets while developing a unique insight into his or her prospective client's industry.

     Sales directors are appointed based upon their experience and sales success. Each sales director provides support to the sales team, making sure that each prospective client talks with an individual who has proven knowledge and skills to assist the prospective client in selecting the KeywordRanking service that will best suit that prospective client's needs.

     We seek to motivate KeywordRanking's sales force with a commission structure that rewards each new client signed up, fosters a team spirit, and encourages additional new sales by offering a tiered salary scale. KeywordRanking employs an extensive team of account managers who are responsible for maintaining a high-level of existing customer satisfaction. KeywordRanking realizes the value in customer retention and encourages its account managers and sales professionals to work together closely to identify potential upgrade opportunities.

KeywordRanking  Marketing Overview

     KeywordRanking utilizes a number of marketing channels to promote its services. Until 2003, KeywordRanking built its reputation on word-of-mouth marketing efforts. Since 2003, KeywordRanking has expanded its marketing mediums to include other channels designed to build brand recognition without spending millions on advertising.

     For example, in December 2003, WebSourced retained the services of French West Vaughan, a public relations and marketing agency in Raleigh, North Carolina. Since then, WebSourced has implemented a public relations campaign that has resulted in significant exposure for KeywordRanking, including:

         National interviews on CNBC and NPR;

o Quotes in publications including The Washington Post, The Wall Street Journal Online, The Los Angeles Times, The Miami Herald, and more than three dozen other publications; and

o Awards and recognition - "Best Place to Work" awards, a "Best Online Marketing Web Log" award, and recognition as the "largest search engine optimization firm".

     While WebSourced has generated significant exposure from its public relations efforts, it has also taken advantage of several synergistic marketing and advertising opportunities:

o "Premier Plus Sponsorship" of several of the prominent "Search Engine Strategies" conferences;

o Targeted Internet banner advertisements on industry related websites;

o    Creation    of    an    award     winning    web    log    (blog)    called
www.SearchEngineLowdown.com;

o Launched own Search Engine Marketing conference - www.SEMLive.com; and

o Speeches by KeywordRanking experts at more than a dozen conferences/seminars each year.

     Theses combined efforts have resulted in KeywordRanking being recognized by Marketing Sherpa as the world's largest search engine optimization company in terms of revenues and number of employees.

Cherish Sales Overview

     Cherish and its subsidiary employ a staff whose purpose is to foster activity on Cherish's online dating websites. This staff provides registrants access to professional relationship and dating guidance, question and answer forums, online games and events, and interviews with our partners. We feel that these types of activities encourage consumers to come, explore and stay online at our websites.

     The Cherish team continually strives to keep the online dating community interested and engaged by adding and enhancing products and services. We stress customer care and retention as our number one focus.

     Cherish Marketing Overview Cherish markets its online dating services in a manner that has proven to be effective in increasing growth while maintaining ongoing profitability including:

o Search Engine Optimization and Pay-Per-Click Advertising - Cherish has been able to leverage the expertise and knowledge of KeywordRanking to maximize Cherish's online advertising techniques.

o Affiliate Marketing - Cherish has built a network of over 6,000 affiliates to help market their online dating services. These affiliates are paid commissions on specific performance metrics that are achieved through their efforts to promote Cherish's online dating services.

o Paid  Advertising  - through  market  testing and research,  a  cost-effective
methodology  for  purchasing  and  managing  online  advertising   inventory  is
employed.

o Strategic Partnerships - Cherish has been successful in developing strategic online and offline partnerships.

Services Overview

KeywordRanking  Services

     KeywordRanking offers a variety of services designed to fit the budget needs of any size company. KeywordRanking does not focus on any one industry and does not have a "typical" client. Clients range in size from sole proprietors looking to target localized product offerings to Fortune 500 companies seeking a global marketing initiative.

KeywordRanking's services include:

o Comprehensive Search Engine Optimization (SEO) Service

     o Provides entry-level search engine optimization services to smaller companies.

     o Fees generally start at $1,500 per month.

o Professional SEO Service

     o Search engine optimization services for companies of all sizes, looking for optimum exposure on the search engines.

     o Fees generally start at $6,000 per month. o ProMetrics SEO Service

     o Flagship search engine optimization services for Fortune 500 clients and those businesses seeking aggressive or global marketing campaigns.

     o Fees generally start at $15,000 per month.

o Pay-Per-Click Management Service

     o Offers management of PPC campaigns to ensure distribution and effective return on investment of search engine advertisements.

     o Fees generally range from 10%-25% of total advertising spending.

     KeywordRanking gained an average of thirty-seven clients more per month than it lost over the course of 2004. Our most popular service is our
Comprehensive SEO Service. Historically, as the growth of the search engine marketing industry has continued, the pricing of KeywordRanking's services has also increased. We have been able to raise our pricing each year due to the growth not only of the SEM industry, but also as our reputation for proven results has become more widely recognized. This increased pricing has allowed KeywordRanking to continually add substantial professional staff and computer equipment to keep pace with the growing size of the business. Today, KeywordRanking's average new client generates $19,000 per year in new revenues.

     In March of 2004,  KeywordRanking  launched  its  Pay-Per-Click  Management
(PPCM) services. This new service offering allowed KeywordRanking to offer clients a complete search engine marketing campaign. KeywordRanking's PPCM services have grown dramatically in terms of revenue since creation.
KeywordRanking manages aggregate monthly client spending averaging over $1 million per month.

Cherish Service

     Cherish offers online dating services dedicated to helping single individuals meet, interact, and date in a safe and user-friendly environment. Through innovative communication tools and features, members of these online dating services are able to build their circle of friends and increase their dating potential. The staff at Cherish manually reviews each profile and picture prior to posting on the various online dating sites. A key goal is making sure that the people using these dating sites are sincere and are genuinely interested in meeting new people. Dating site members have complete control over which members they choose to date, and search to match members with common interests.

Competition

     KeywordRanking   and   Cherish   operate   in  two   distinct   competitive
environments.

KeywordRanking

     Search Engine Marketing (SEM)/Search Engine Optimization (SEO) is designed to maximize marketing dollars by delivering specific product messages to targeted audiences. The SEM/SEO market is extremely fragmented. We believe this segment of the market will grow as clients seek online marketing solutions from their advertising firms. Participants in the market compete primarily in the areas of service and product performance.

     We believe that KeywordRanking is currently the largest search engine marketing company operating in the world. Although the industry has over 120 SEM firms many of these firms have fewer than ten employees. By comparison, WebSourced employs 124 individuals.

     SEM is a fast growing industry with no real barriers to entry. Each month, new companies set themselves up as search engine marketing "experts" and existing web design firms add SEM services to their portfolio. In addition, traditional advertising agencies are realizing that SEM is a valuable service to offer their clients and are either adding these services to their mix or acquiring smaller SEM firms.

     In our view, the SEM industry faces the challenge of convincing marketing managers that search engine marketing is a proven medium that generates real results. The lack of any real barriers to entry into the industry allows SEM firms to operate without any specialized training or credentials. We believe that, in this situation, the legitimacy of the SEM industry will be driven by larger SEM companies that are able to show financial strength, proven results, industry recognition and a solid client list.

     We believe that KeywordRanking is well positioned to satisfy these standards. We believe Keyword Ranking has the following competitive advantages:

     o Rapid growth and profitability;

     o The highest market share that continues to grow;

     o An executive staff that understands the industry and client needs;

     o Publicly held company - almost all competitors are privately owned;

     o The largest engineering and customer service groups of any company - our engineering department alone is four times larger than our average competitor's entire staff count;

     o Industry recognized experts who are invited to speak at conferences held around the world;

     o A world class office where prospective clients can visit;

     o  An  impressive  client  list  including   Motorola,   NBC,  Lowe's  Home
     Improvement and Alaska Airlines;

     o One of the first SEM companies to introduce a "Code of Ethics" that demonstrates our commitment to excellence and compliance with the search engines' own standards; and

     o A money-back guarantee on entry-level services, allowing small business owners to utilize our services with reduced risk.

     With these competitive advantages, KeywordRanking expects to continue its growth despite widespread and growing numbers of competitors.

Cherish

     While there are dominant large brands in the online dating industry, we believe that new entrants can become formidable competitors through innovation in both product and approach. The most recent new approaches are psychological matching and social networking. These fresh new approaches have increased the size of the market.

     Cherish competes through innovation of both features and approach. By providing women with full lifetime membership, Cherish employs a supply driven model recognizing that men represent most paying consumers of online dating services in the United States. Cherish also provides a world-class dating
service  with  advanced   search   technologies,   instant   messaging,   dating
communities, and dating related commentary and advice. Cherish intends to continue to further develop its services, elaborate on its approach, and leverage KeywordRanking's marketing expertise to further develop market share.

Legal Proceedings

     We are not a party to any pending legal proceedings except for those incidental to our business.

Properties

     On August 30, 2004, we moved our headquarters to 100 N. Waukegan Road, Suite 100, Lake Bluff, Illinois 60044. We have signed a one-year office lease for 840 square feet of space at a base rent of $1,260 per month.

     WebSourced leases 30,970 square feet of office space in Morrisville, North Carolina, under a ten-year lease expiring in 2014. The lease commenced March 25, 2004. WebSourced must begin paying rent in March, 2005 at the rate of $19,949.84 per month, plus a percentage of certain building operating expenses. The rent increases each year thereafter through the end of the lease by an average of approximately $665 per year over the course of the lease. WebSourced also remains obligated to pay rent on space in Morrisville, North Carolina, which it previously occupied, until the lease expires on December 31, 2005. The rent on that space is $13,322.29 per month until December 31, 2004, and is expected to be approximately $14,000 per month for the remainder of the lease term, in each case plus a percentage of certain building operating expenses. Cherish leases approximately 6,600 square feet in Clearwater, Florida. The base rent on 4,500 square foot space is $7,520.92 per month and the lease expires on June 30, 2005. The base rent on the 2,123 square foot space is $3,272.96 per month, and the lease expires December 31, 2006. We are also a primary obligor on these leases.

Employees

     As of the date of this Prospectus, we collectively employ 150 persons, 124 of which are employed by WebSourced, and twenty-six are employed by Cherish and WebCapades. None of our employees are covered by a collective bargaining agreement. We believe all relations with our employees are satisfactory.

            Market for Common Equity and Related Stockholder Matters

Our common stock is quoted on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "CGIH.OB" (the common stock formerly traded under the symbol "CGIH"). We have applied for listing of our shares of common stock on the American Stock Exchange. There can be no guarantee that the listing will be approved by the American Stock Exchange. Set forth below are the high and low bid prices for our common stock for each quarter during the last two years and the interim periods from January through September 30, 2004.

Period Ended                                      High Bid              Low Bid
Quarter Ended September 30, 2004                    3.70                  1.60
Quarter Ended June 30, 2004                         4.55                  2.30
Quarter Ended March 31, 2004                        2.84                  0.40

Quarter Ended December 31, 2003                     0.59                  0.20
Quarter Ended September 30, 2003                    0.39                  0.15
Quarter Ended June 30, 2003                         0.25                  0.10
Quarter Ended March 31, 2003                        0.31                  0.07

Quarter Ended December 31, 2002                     0.16                  0.03
Quarter Ended September 30, 2002                    0.17                  0.12
Quarter Ended June 30, 2002                         0.25                  0.05
Quarter Ended March 31, 2002                        0.40                  0.15

     At December 28, 2004, the bid and asked prices for our common stock were $5.78 and $5.90, respectively. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Since our inception, we have not paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future.

Management's Discussion and Analysis of financial condition and results of operations

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements concerning our revenues, operating results, and financial condition. These forward-looking statements are subject to a number of risks and uncertainties, including our lack of profitable operating history, changes in our business, potential need for additional capital, and the other additional risks and uncertainties identified under the caption "Risk Factors," beginning on page 3 and elsewhere in this prospectus or in any prospectus supplement we may file. The following discussion should also be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus.

Overview

     We were incorporated in the State of Nevada in October 1987. From 1993 until 1997 we essentially had no operations. In 1997, we acquired two private companies that we subsequently divested. In March 2001, we acquired WorldMall.com which was reincorporated in June 2002 as WebSourced, Inc. We sold all of the common stock of a subsidiary, Safe Environment Corporation effective August 31, 2002.

     On March 9, 2004, we completed a private placement of common stock. We sold a total of 1,718,750 shares of our common stock to a group of accredited investors at a price of $1.60 per share, resulting in gross proceeds of $2.75 million. No fees or warrants were paid or issued by us. We used the proceeds to repay indebtedness of $ 2,273,223, including indebtedness of WebSourced. The remaining funds raised were used for general working capital purposes.

     On June 4, 2004, WebSourced acquired the assets of Engine Studio, Inc. In the acquisition, the stockholders of Engine Studio, Inc. received 40,000 shares of our common stock, and have the right to receive an additional 60,000 shares if the acquired assets achieve certain revenue milestones during the next two years. Engine Studio, Inc.'s assets included www.GlobalPromoter.com, a website which offers a free Search Engine Optimization (SEO) software toolkit that has over 10,000 users worldwide.

     On August 19, 2004, we acquired, through a wholly-owned subsidiary, WebCapades, Inc., for $3.5 million in cash, 1,904,762 shares of our common stock, $1.2 million in two-year promissory notes payable by us and a contingent earn out of $500,000. Scott Mitchell and Kristine E. Mitchell, the principal stockholders of WebCapades, each signed three-year employment agreements with WebCapades, Inc. and Cherish. We also granted Scott Mitchell warrants to purchase 150,000 shares of our common stock, 50,000 at an exercise price of $2.10 per share and 100,000 at exercise prices triggered by market prices on the first and second anniversaries of the closing of the WebCapades acquisition. Certain other employees of WebCapades were also granted warrants to purchase an aggregate of 90,600 shares of our common stock at an exercise price of $2.10 per share.

     On August 19, 2004 we completed a private placement of 2,049,813 shares of our common stock at a price of $2.05 per share, to a group of accredited investors resulting in gross proceeds of $4,202,104. We also granted the purchasers warrants to purchase 512,457 shares of our common stock at an exercise price of $2.05 per share.

     On December 6, 2004, we completed an offering of $4.3 million units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001 per share and one warrant to purchase 0.55 share of common stock resulting in gross proceeds of $15,050,000.

     On December 23, 2004, we entered into an agreement to acquire Meandaur, Inc. d/b/a Proceed Interactive. Meandaur is engaged in the business of search engine optimization and website marketing. Under the agreement we would acquire Meandaur through a merger in which we would issue up to 1,333,333 shares of our common stock. One-half of these shares would be subject to certain earn-out provisions and would be delivered over a four year period based on the acquired company's performance. We would also issue warrants to purchase an aggregate of 350,000 shares of our common stock to certain shareholders and employees of Meandaur. The merger is subject to a number of conditions including mutually satisfactory due diligence and, receipt of audited financial statements for the years ended December 31, 2003 and 2004 satisfactory to us, and board of director approval. Either party can terminate the agreement if the merger is not completed on or before February 15, 2005.

Critical Accounting Policies and Estimates

     Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate estimates, including those related to bad debts, inventories and income taxes, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

o We believe the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our financial statements.

o We recognize revenues and costs in the period that they are deemed to be earned and incurred under the accrual method of accounting.

o All assets are depreciated over their estimated useful life using the straight line method.

o The Company provides for federal and state income taxes on items included in the Consolidated Statements of Operations regardless of the period when such taxes are payable. Deferred taxes are recognized for temporary differences between financial and income tax reporting based on enacted tax laws and rates.

Liquidity and Capital Resources

     This section describes our balance sheet and discusses our liquidity and capital commitments. Our most liquid asset is cash and cash equivalents, which consists of cash and short-term investments. Cash and cash equivalents at September 30, 2004 and December 31, 2003 were approximately $3.3 million and $300,000 respectively. Income generated from operations is the primary source from which we generate cash. Other sources of cash include amounts raised from the sale of securities.

     The following table presents, as of September 30, 2004, the principal amount of our debt maturing each year, including monthly annual amortization of principal, through December 31, 2008 and thereafter:

                                    2004                       $139,412
                                    2005                        571,773
                                    2006                        394,066
                                    2007                              -
                                    2008                              -
                                    Thereafter                        -
                                                             -----------
                                    Total                    $1,105,251
                                                             ===========


     The following table summarizes our Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003:

                                                   2004             2003
                                               -------------    ------------

Net cash provided by operating activities      $ 1,960,000        213,000
Net cash used in investing activities            $ 178,000         12,000
Net cash provided by (used in) financing       $ 1,170,000         (7,000)
activities

     Our total assets as of September 30, 2004 were $17,672,208, compared to $2,329,136 as of September 30, 2003. This $15,343,072 increase was attributable to many factors. We have acquired $8,253,606 in intangible assets during 2004 relating to certain acquisitions. Our accounts receivable and unbilled revenue have increased $3,419,480 in 2004 and our cash position has increased by $2,993,081 since September 30, 2003. One other factor contributing to this increase is the purchase of additional equipment associated with WebSourced's relocation in March 2004.

     Total debt at September 30, 2004 was $1,105,251 compared to $2,018,259 at September 30, 2003 and $2,012,143 at December 31, 2003. We repaid all existing debt during the first quarter of 2004 using a portion of the proceeds from the sale of our common stock. During the third quarter, we signed notes payable totaling $1,200,000 as part of our acquisition of Webcapades, Inc. on August 19, 2004. These notes are being repaid over twenty-four months.

     As of December 31, 2003, we owed Statewide Insurance Company $971,967. We have repaid this debt in full (at a $200,000 discount). The cost of relocating WebSourced to larger offices involved significant expenses. As of December 31, 2003, our assets included approximately $268,870 of notes receivable from GMP, LLC, the entity which purchased our Safe Environment Corporation of Indiana subsidiary and our interest in Acadian Builders, LLC effective August 31, 2002. GMP, LLC is an affiliate of John Giura, our vice chairman at the time. GMP, LLC was in default on those notes. This obligation has since been settled. In addition, as of December 31, 2003, our assets included a $100,000 note receivable from The Voice and Data Group, Inc. The Voice and Data Group, Inc. is currently in default on this note. We cannot guarantee that The Voice and Data Group, Inc. will pay any portion of its $100,000 obligation under this note. We have written off $75,000 of this $100,000 obligation, as of September 30, 2004.

     We received approximately $1.9 million in cash from operating activities during the nine months ended September 30, 2004, as compared to approximately $214,000 during the nine months ended September 30, 2003. This increase in cash received results from several factors:

     o Our net income increased from a loss of approximately $923,000 to a profit of $2.2 million;

     o Other sources of cash from operating activities included deferred income taxes of approximately $1.1 million and an increase in prepaid media buys of approximately $670,000; and

     o These sources of cash were offset by changes in uses of approximately $2.3 million in accounts receivable and $1.2 million for extraordinary events.

Cash Flows From Investing Activities

     We used cash in investing activities during 2004 and 2003. During the nine months ended September 30, 2004 we used approximately $800,000 to acquire fixed assets offset by approximately $635,000 of cash received in an acquisition. For the same period in 2003, we repaid notes in the amount of $100,000 but also received proceeds of approximately $88,000 from selling notes.

Cash Flows From Financing Activities

     We generated approximately $1.1 million in cash from financing activities during the nine months ended September 30, 2004, as compared to using approximately $7,000 during the nine months ended September 20, 2003. The primary source of cash generated from financing activities in 2004 was proceeds, totaling approximately $3.2 million, from sale of common stock. These proceeds were offset by cash used to repay principal on outstanding debt totaling approximately $2.2 million. During the same period in 2003, we generated approximately $195,000 in proceeds from sale of common stock and a loan made to us. These sources were offset by cash used to repay debt of approximately $203,000.

Results of Operations

Fiscal year ended December 31, 2003

     Our sales for the fiscal year ended December 31, 2003 were approximately $7.0 million, compared to sales of approximately $4.0 million in the fiscal year ended December 31, 2002, an increase of approximately $3.0 million or 75%. This increase is attributable to an increasing awareness of search optimization, increases in marketing staff and a change in our pricing model from upfront lump sum fees to larger fees spread over time. Our cost of sales in 2003 was $2,806,531 compared to the prior year of $1,841,083, which resulted in an increase of gross profit in 2003 of $2,076,431 over the year 2002. The gross profit percentage increased from 54.5% in 2002 to 60.4% in 2003. This was a direct result of the restructuring of the sales forces commission rates. Selling, general and administrative expenses were $3,405,109 in 2003 as compared to $2,165,381 in 2002, an increase of $1,239,728; this increase is attributable to hiring additional support personnel. Additionally, the increase reflects compensation paid to our chief executive officer who was not compensated in 2002.

     Our net income for the year ended December 31, 2003 from continuing operations was $1,062,402, or $.05 per share in 2003 compared to ($2,068,406) or ($0.l3) per share for the year ended December 31, 2002.

Nine Months Ended September 30, 2004


     Sales for the nine and three months ended September 30, 2004 were $14,121,105 and $5,721,669, an increase of 25% over the prior quarter, and an increase of 175% over the third quarter of last year when they were $4,404,628 and $2,084,230, respectively.

     The gross profits for the nine and three months ended September 30, 2004 were $8,435,603 (60%) and $3,560,729 (62%), respectively. In contrast the gross profits for the equivalent periods in 2003 were $2,462,444 (56%) and $1,316,041 (63%).

     General and administrative expenses were $4,856,523 (34% of sales) for the first nine months of 2004 and $2,079,670 (36% of sales) for the three months ended September 30, 2004. In the comparable periods in 2003, these expenses totaled $2,137,047 (49% of sales) and $1,044,440 (50% of sales). The percentage decrease in relation to sales is due to our general and administrative expenses being comprised of many fixed costs which do not increase proportionately to the increased sales volume.

     Our  net  income  for  the  nine  months  ended   September  30,  2004  was
approximately $2.2 million compared to a loss of approximately ($923,000) for the nine months ended September 30, 2003. Our net income for the three months ended September 30, 2004 was approximately $883,000 compared to a loss of approximately ($945,000) for the three months ended September 30, 2003. Basic earnings (loss) per common share for the nine months ended September 30, 2004 were $0.10 versus a loss of ($0.05) for the nine months ended September 30, 2003. For the three months ended September 30, 2004, basic earnings (loss) per common share was $0.04 versus a loss of ($0.05) for the three months ended September 30, 2003.

                                   MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages as of December 20, 2004 are as follows:

     Name                 Age                        Position
Gerard M. Jacobs           49     Director, President, Chief Executive Officer,
                                         Treasurer and Secretary
T. Benjamin Jennings       41     Director, Chairman of the Board
S. Patrick Martin          44     Director, Vice Chairman of the Board
James N. Held              51     Director
Vincent J. Mesolella       55     Director
Patrick Walsh              40     Director
Xavier Hermosillo          54     Director
Jody Brown                 33     Chief Financial Officer

Biographical information for our directors and executive officers

     Gerard M. Jacobs. Since December 2001, Mr. Jacobs has served as our president, chief executive officer, secretary and treasurer. From March 1999 until December 2001, Mr. Jacobs was an officer and director of several privately held companies. From 1995 until March 1999, Mr. Jacobs served as the chief executive officer of Metal Management, Inc., Chicago, Illinois. Mr. Jacobs is a graduate of Harvard University, where he was elected to Phi Beta Kappa, and of The University of Chicago Law School, which he attended as a Weymouth Kirkland Law Scholar. Mr. Jacobs was elected twice to the Board of Education of District 200, Oak Park and River Forest High School, Oak Park, Illinois.

     T. Benjamin Jennings. Since January 2004, Mr. Jennings has served as the chief executive officer of Chasm Industries, Inc. Previously, Mr. Jennings served as chairman or chief executive officer of Ceira Technologies, Inc. From 1995 until 1999 Mr. Jennings served as the chairman and chief development officer of Metal Management, Inc. Mr. Jennings was the chairman of the Chicago Inner City Games from 1996 through 1999. Mr. Jennings serves on the board of directors of the Kohl's Children's Museum, Wilmette, Illinois. Mr. Jennings is a graduate of Rice University.

     S. Patrick Martin. Since 1999, Mr. Martin has served as the president and chief executive officer of WebSourced. Prior to 1999, Mr. Martin worked as an independent telecommunications consultant. Mr. Martin attended the State University of New York at Oswego, New York.

     James N. Held. Since January 2004, Mr. Held has been the chief development officer of Chasm Industries, Inc. Prior to joining Chasm Industries, Inc., he served as managing director of corporate and business development at Ceira Technologies from 2000 through 2004. From 1998 through 2000, Mr. Held served as national sales director of Metal Management. From 1976 through 1998, Mr. Held served in various management positions for the David J. Joseph Company, a scrap metal recycling, brokerage and processing company. Mr. Held received a BA from Xavier University in 1975 and has completed management courses from Columbia and Emory Universities.

     Vincent J. Mesolella. Since 1978, Mr. Mesolella has served as the president of REI, Inc. located in North Providence, Rhode Island. Mr. Mesolella has served as the chairman of the Narragansett Bay Commission, located in Providence, Rhode Island, since 1991. Mr. Mesolella was elected ten times to the Rhode Island House of Representatives, serving as the Deputy Majority whip for eight years, retiring in 1999. Mr. Mesolella has served as a director of The imPossible Dream since 2001, and served as the first chairman of the Rhode Island Underground Storage Tank Financial Review Board starting in 1998. Mr. Mesolella attended Rhode Island Junior College and the University of Rhode Island Extension Division.

     Patrick Walsh. Since May 2004, Mr. Walsh has served as the director of sales at Chasm Industries, Inc. From 1999 to 2004, Mr. Walsh served as an executive of Avatar Systems Ltd., Chicago, Illinois. From 1997 until 1999, Mr. Walsh served as vice president of marketing and business development for Metal Management, Inc., located in Chicago, Illinois. Mr. Walsh graduated from Miami University (Ohio) in 1986.

     Xavier Hermosillo. Since November 1984, Mr. Hermosillo has served as president of CrisisPros, a crisis management and communications firm in Los Angeles, California. Mr. Hermosillo is the former chief of staff to both Democratic and Republican leaders in the California legislature and an award-winning print journalist, television commentator and radio talk show host in Los Angeles. Mr. Hermosillo is the founding chairman of an umbrella coalition of Los Angeles Latino organizations, a former chairman and member of the city-wide Latino community forum for the Los Angeles Police Department, a hearing examiner for the Los Angeles Police Commission, adjudicating discipline matters involving LAPD officers and a civilian advisor to the Los Angeles County Sheriff. Mr. Hermosillo was a member of the board of directors of Metal Management, Inc. Mr. Hermosillo has earned honors degrees in administration of justice, marketing and management.

     Jody Brown. Since August 2004, Mr. Brown has served as our chief financial officer. From January 2001 until August 2004, Mr. Brown was a partner at the accounting firm of Poulos & Bayer, our previous independent auditors. He had worked at Poulos & Bayer since 1995. Mr. Brown graduated from University of Illinois at Chicago in 1995.

     All of our directors are elected annually and serve until the next annual meeting of stockholders or until their successors are elected and qualified. All executive officers serve at the discretion of our board. James N. Jennings, our assistant secretary and general legal counsel, is the brother of T. Benjamin Jennings our chairman of the board.

Legal Proceedings

     Mr. Jacobs and Mr. Jennings, both served as directors and officers of Metal Management, Inc., Chicago, Illinois, within the two year period prior to the time that Metal Management, Inc. filed a petition under the federal bankruptcy laws. Mr. Jacobs also served as a director of Superior Forge, Inc., Huntington Beach, California, within the two year period prior to the time that Superior Forge, Inc. filed a petition under the federal bankruptcy laws.

Board Committees

Our board has formed four committees:

     o an executive committee comprised of Gerard M. Jacobs, T. Benjamin Jennings and S. Patrick Martin;

     o an audit committee comprised solely of independent directors. Vincent J. Mesolella serves as the committee's financial expert. The other members include James N. Held, Patrick Walsh and Xavier Hermosillo;

     o a nominating committee comprised of James N. Held, Vincent J. Mesolella, Patrick Walsh and Xavier Hermosillo; and

     o a compensation committee comprised of James N. Held, Vincent J. Mesolella, Patrick Walsh and Xavier Hermosillo.

Indemnification of Officers and Directors

     As authorized by the General Corporation Law of Nevada, our by-laws limit the liability of our officers or directors for monetary damages for breach of fiduciary duty as an officer or director. Notwithstanding the foregoing sentence, a director or officer will be liable to the extent that he or she engages in:

     o acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

     o we unlawfully pay dividends in violation of Section 78.300 of the General Corporation Law of Nevada.

     This provision limits our rights and the rights of our shareholders to recover monetary damages against an officer or director for breach of the fiduciary duty of care except in the situations described above. The provision does not limit our rights or the rights of any shareholder seeking injunctive relief or rescission if an officer or director breaches his or her duty of care. This provision will not alter the liability of officers or directors under federal securities laws. Our by-laws further permit us to indemnify any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law. These provisions may be sufficiently broad to permit indemnification of our officers and directors arising under federal securities law.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

     The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer or any person serving in that capacity during the most recently completed fiscal year. Only one other person received a salary and bonus exceeding $100,000.

                                    Annual Compensation               Long-Term Compensation
                              -----------------------------  ---------------------------------------
                                                  Other                   Securities
                                                  Annual     Restricted   Underlying      All Other
Name and Principal             Salary   Bonus  Compensation     Stock     Options/SARs   Compensation
Position                Year    ($)      ($)          ($)      Awards($)      (#)              ($)
----------------------- ----  -------  ------- ------------  ----------  -------------   ------------
Gerard M. Jacobs,
President and Chief
Executive Officer(1)(2) 2003   30,000       0      0        $320,000        0               0
                        2002        0       0      0        0               0               0
                        2001        0       0      0        0               0               0

S.  Patrick Martin,
Vice-Chairman, CEO,
WebSourced, Inc.  (3)   2003  182,897  20,625      0        0               0               0
                        2002  132,836  17,164      0        0               0               0
                        2001  103,899       0      0        0               0               0

(1) Mr. Jacobs earned a salary at the rate of $10,000 per month but does not have an employment contract with us. Mr. Jacobs is currently (2004) earning an annual salary of $240,000 but does not have an employment contract with us.

(2) In 2003,  we granted  3,200,000  shares  valued at  $320,000  to the Roberti
Jacobs  Family  Trust,  which  acquired  the rights to these  shares from Gerard
Jacobs in a litigation settlement.

(3) Our  subsidiary  WebSourced  paid S.  Patrick  Martin's  salary  and  bonus.
WebSourced is currently paying Mr. Martin a salary at the rate of $240,000 per year under an employment agreement which expires December 31, 2008.



Option Grants in Last Fiscal Year

     The following table sets forth information regarding options and warrants granted to each of the named executive officers or his designee during the year ended December 31, 2003.


                                Individual Grants

                       Number of Securities  Percentage of Total
                            Underlying       Options/SARs Granted
                       Options/SARs Granted    to Employees in     Exercise or Base
Name                            (#)            Fiscal Year (2)     Price ($/Share)(3) Expiration Date
-------------------   ---------------------  -------------------- ------------------  ----------------

Gerard M. Jacobs,            1,000,000(1)             41%                 $0.13          7/31/2013
  or designee
S.  Patrick Martin           510,000                  21%                 $0.13          7/31/2013

(1 These warrants were issued to the Roberti Jacobs Family Trust as the designee of Gerard M. Jacobs pursuant to a litigation settlement.
(2) Based on a total of 2,430,964 shares subject to warrants granted to our employees and employees of our subsidiary Websourced, and includes all our stock option plans in the year ended December 31, 2003, including options granted to the named executive officers.
(3) All warrants were granted at an exercise price at or in excess of the fair market value of our common stock at the date of grant.


Value of Securities Underlying Unexercised Options

     The following table sets forth information regarding the number and value of securities underlying unexercised options or warrants held by each of the named executive officers at December 31, 2003.

   Name              Share       Value    Number of Securities Underlying       Value of Unexercised
                  Acquired on   Realized   Unexercised Options/SARs at       In-the-Money Options/SARs at
                   Exercise (#)   ($)            December 31, 2003(1)           December 31, 2003 (2)
                                          Exercisable     Unexercisable     Exercisable     Unexercisable

Gerard M. Jacobs      --           --      --                --               $--              $--
S. Patrick Martin     --           --      743,147(3)        --               $199,200         $--


(1) These amounts represent the total number of shares issuable on exercise of warrants held by the named executive officers at December 31, 2003.
(2) These amounts represent the difference between the exercise price of options or warrants and the closing bid price of our common stock on December 31, 2003.
(3) Among these warrants, 33,147 were granted in 2000 at an exercise price of $2.00 per share which was reduced to $0.45 per share in 2003, 200,000 in 2002 at an exercise price of $0.27 per share, and 510,000 in 2003 at an exercise price of $0.13 per share.


Compensation of Directors

     The members of our board of directors receive $750 for each meeting of the board or any committee attended in person plus reimbursement for travel and lodging expenses associated therewith, and $200 for each meeting of the board or any committee attended by telephone.

     Our directors are eligible for grants of warrants or options to purchase our common stock as determined from time to time by our board of directors in its discretion. During 2003, in addition to the warrant to purchase 1,000,000 shares of our common stock at $0.13 per share issued to the Roberti Jacobs Family Trust as the designee of director and officer Gerard M. Jacobs pursuant to litigation settlement and the warrant to purchase 510,000 shares of our common stock at $0.13 per share issued to director and officer S. Patrick Martin, we granted a warrant to purchase 510,000 shares of our common stock at $0.13 per share to T. Benjamin Jennings, a warrant to purchase 210,000 shares of our stock at $0.13 per share to John Giura, our former vice chairman, and warrants to purchase 200,000 shares of our common stock at $0.13 per share to each of James N. Held, Vincent J. Mesolella, Patrick W. Walsh, all existing directors, and Carol Schmidt, the widow of Leonard Schmidt, a director who died during 2003.

                    Security Ownership of Certain Beneficial
                              Owners and Management

The following table sets forth, as of December 15, 2004, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of:

     o each person known to us to be the beneficial owner of more than five percent (5%) of our common stock;

     o each director; and

     o all directors and executive officers, as a group.

Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by them. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security, or the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within sixty days. The beneficial ownership percentages are based on 31,484,023 shares outstanding as of December 15, 2004, the most recent practicable date.

                                      Number of Shares of     Percent of shares
                                        Common Stock           of Common Stock
                                     Beneficially Owned as       Outstanding
Beneficial Owner                      of December 15, 2004
----------------------------------- ----------------------   ------------------
Gerard M.  Jacobs (1), (10)                 3,881,198              11.0%
T.  Benjamin Jennings (1), (2)                770,390               2.0%
Xavier Hermosillo (1), (3)                     20,000                 *
James N.  Held (1), (5)                       362,200              1.14%
S.  Patrick Martin (1), (4), (6)            2,253,001               7.0%
Vincent J.  Mesolella (1), (7)                255,556                 *
Patrick W.  Walsh (1), (8)                    200,000                 *
Roberti Jacobs Family Trust (9)             6,278,333              18.0%
John Giura (11)                             2,371,344               7.4%
Jody Brown (12)(1)                                 --                --
All Directors and Executive Officers
  as a Group (8  persons)                  7,842, 345             21.14%
* Less than 1%.

(1)  Officer and/or Director.
(2) Includes warrants to purchase 510,000 shares of our common stock at $0.13 per share; and warrants to purchase 75,000 shares at $4.12 per share.
(3) Consists of warrants to purchase 20,000 shares of our common stock at $2.05 per share.
(4) Mr. Martin has executed a proxy granting Mr. Jacobs the right to vote all of Mr. Martin's shares in favor of Mr. Jacobs' slate of nominees for our board of directors, so long as Mr. Jacobs is serving as our chief executive officer and so long as Mr. Martin is included in such slate of nominees.
(5) Includes warrants to purchase 200,000 shares of our common stock at $0.13 per share. Mr. Held also owns 162,200 shares of common stock.
(6) Includes warrants to purchase 743,147 shares of our common stock at prices ranging from $0.13 to $0.45 per share. Mr. Martin also holds a proxy to vote 325,000 shares of common stock owned by Negin Martin.
(7) Includes warrants to purchase 200,000 shares of our common stock at $0.13 per share.
(8) Consists of warrants to purchase 200,000 shares of common stock at $0.13 per share.
(9) Includes warrants to purchase 1,680,000 shares at $.10 per share, warrants to purchase 1,000,000 shares at $.13 per share, and warrants to purchase 40,000 shares at $0.50 per share. The Roberti Jacobs Family Trust is an irrevocable trust. The trustee of the trust is the mother-in-law of Mr. Jacobs. Mr. Jacobs is neither a trustee nor a beneficiary of the Roberti Jacobs Family Trust, however, his children are beneficiaries of the trust.
(10) Consists of shares underlying proxies granted to Mr. Jacobs by Messrs. Martin and Giura.
(11) Mr. Giura has granted Mr. Jacobs a proxy to vote all of his shares of stock.
(12) Has been granted warrants to purchase 41,431 shares at $2.05 per share, which vest on August 18, 2005.

     As of December 15, 2004, we had approximately 300 holders of record of our common stock.

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended

     Our executive officers, directors and shareholders beneficially owning more than 10% of our common stock are required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to file reports of ownership of our common stock with the Securities and Exchange Commission. Copies of those reports must also be furnished to us. Based solely upon a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that our executive officers, directors and stockholders beneficially owning more than 10% of our common stock have complied with the requirements during the year ended December 31, 2003, with the exception of a report on Form 4 filed by Mr. Jacobs to report beneficial ownership of certain shares as a result of a proxy granted him by the record owner of those shares.

                 Certain Relationships and Related Transactions

     On August 31, 2002, we sold the stock of Safe Environment Corporation of Indiana, hereinafter referred to in this prospectus as "SECO" and our interest in Acadian Builders, LLC to GMP, LLC, hereinafter referred to in this prospectus as "GMP, a limited liability company of which John Giura, our former vice chairman and former vice president, is a member. In return: GMP agreed to pay us $175,000 in cash by November 30, 2002, plus certain additional contract payments; and an additional $470,000 payable in the amount of $35,000 per quarter beginning on December 31, 2002 as evidenced by a promissory note. As security for its obligations under the note, GMP pledged to us all of the common stock of SECO. GMP subsequently defaulted on its obligation under the note after paying $125,000.

     On March 31, 2003 we entered into an agreement with GMP, SECO and John Giura. Under this agreement: (1) GMP and SECO agreed to use their best efforts to cause certain parties to sign agreements to pay us $300,000 out of a certain escrow account established for a SECO construction project located in St. Ann, Missouri; (2) GMP and SECO agreed to use their best efforts to cause certain parties to sign agreements pursuant to which an aggregate of up to $200,000 would be paid to us in regard to a certain housing development located in St. Charles, Missouri; (3) GMP agreed that the remaining GMP contract payments would be paid to us no later than July 31, 2003; and (4) we agreed that if GMP and SECO were to deliver the fully signed agreement to pay $300,000 from the St. Ann escrow account and the fully signed agreements to pay $200,000 from the St. Charles housing development, and if GMP were to timely make the remaining GMP contract payments, and if GMP and John Giura were not in default of any of certain other obligations to us, then the principal amount of the GMP note to us would be reduced from $470,000 to $337,495.09, of which $37,495.09 would be paid by GMP to us as soon as practicable but in any event no later than July 31, 2003. On May 7, 2003, we received a fully signed agreement to pay $300,000 from the St. Ann escrow account. On May 5, 2003, we received all but one fully signed agreement to pay $200,000 from the St. Charles housing development. As of December 31, 2003, the remaining unpaid GMP contract payments equaled $68,870.15 and GMP failed to make any payments on its note.

     On August 31, 2004, we entered an agreement with GMP, SECO, John Giura and Gerard M. Jacobs. Mr. Giura agreed: (a) to provide proof of payment of all amounts due under a certain indemnification agreement dated as of October 22, 2003, between Mr. Giura and us; (b) to resign as our employee and director; (c) to indemnify and hold us harmless against all claims relating to SECO's construction project in St. Ann, Missouri; (d) to guarantee completion of the St. Ann project and payment to us of $300,000 from the St. Ann escrow account no later than April 19, 2005; (e) to cause Janet and Gerald Winter to deliver an instruction letter, acceptable us, addressing certain disbursements to be made to us, executed by all appropriate persons; (f) to appoint Mr. Jacobs as Mr. Giura's proxy, to exercise voting rights over the shares of our common stock held by Mr. Giura; and (g) to waive and release all claims against us, except those provided for in the settlement agreement.

     We agreed, subject to Mr. Giura fulfilling his obligations under the agreement: (i) to release the debt in the aggregate principal amount of $545,074.73 owed by GMP to us and to return the note in the amount of $470,000 marked "cancelled" which evidences a portion of the $545,074.73 aggregate debt;
(ii) to reimburse Mr. Giura in the amount of $690.00 per month for twelve months commencing September 1, 2004 and ending August 31, 2005 for medical insurance premiums; (iii) to pay Mr. Giura to serve as a consultant for a sixty month period commencing September 1, 2004 and ending August 31, 2009 for $8,333 per month, reduced to $4,166 per month in the event our common stock should close at $6.00 or higher for ten consecutive days during the sixty month period, the payment to be made regardless of the death or disability of Mr. Giura; (iv) to grant Mr. Giura a warrant, exercisable for three years, to purchase up to 150,000 shares of our common stock at an exercise price of $3.50 per share; and
(v) upon Mr. Jacobs certifying that Mr. Giura has fully complied with his obligations under the settlement agreement, to deliver to Mr. Giura a warrant, exercisable for three years, to purchase up to 150,000 shares of our common stock at an exercise price of $4.50 per share.

     We, along with our subsidiary WebSourced, have borrowed monies from the Roberti Jacobs Family Trust, a stockholder of ours. The Roberti Jacobs Family Trust is an irrevocable trust. The trustee of the trust is the mother-in-law of Gerard M. Jacobs, our chief executive officer. Mr. Jacobs is neither a trustee nor a beneficiary of the Roberti Jacobs Family Trust, however, his children are beneficiaries of the trust. Mr. Jacobs disclaims any beneficial ownership of any of the securities owned by the Roberti Jacobs Family Trust. The details of these loans as of December 31, 2003, are as follows:

Lender                       Borrower            Amount         Repayment Terms
--------------------------- ------------------  ---------- -------------------------------------

Roberti Jacobs Family Trust  CGI Holding, Inc.   $250,000  13% interest, payable upon demand (1)
Roberti Jacobs Family Trust  CGI Holding, Inc.   $170,000  13% interest, payable upon demand (2)
Roberti Jacobs Family Trust  CGI Holding, Inc.   $200,000  18% interest, payable upon demand (3)
Roberti Jacobs Family Trust  WebSourced, Inc.    $90,000   15% interest, due 6/30/2004 (4)

(1) We  granted  the  trust  warrants,  exercisable  for 10 years,  to  purchase
1,000,000 shares of our common stock at $0.10 per share in connection with this loan. This loan was repaid in March 2004.
(2) We granted the trust warrants, exercisable for 10 years, to purchase 680,000 shares of our common stock at $0.10 per share in connection with this loan. This loan was repaid in March 2004.
(3) This loan was repaid in March 2004.
(4) We granted the trust warrants, exercisable for 10 years, to purchase 40,000 shares of our common stock at $0.50 per share in connection with this loan. This loan was repaid in March 2004.


     The Roberti Jacobs Family Trust acquired 3,200,000 shares of our common stock and warrants to purchase an additional 1,000,000 shares of our common stock at $0.13 per share from us as Gerard M. Jacobs' designee pursuant to a litigation settlement.

     James N. Jennings, our assistant secretary and general legal counsel, is the brother of T. Benjamin Jennings our chairman of the board.

On December 6, 2004, we completed a private placement of 4.3 million units at $3.50 per unit to a group of accredited investors. Each unit consists of one share of common stock and one warrant to purchase 0.55 shares of common stock, exercisable until the earlier of (i) November 30, 2007; and (ii) thirty calendar days after the date upon which the closing price of our common stock has been trading at $8.00 or more per share for twenty consecutive days, exercisable at $4.12 per share. We realized gross proceeds of $15,050,000 from this offering. We anticipate using the proceeds for general corporate purposes including potential acquisitions. We agreed to pay T. Benjamin Jennings $275,000 and granted him warrants, to purchase 75,000 shares of common stock on the same terms and conditions as the warrants issued in the December 2004 offering, for his efforts in this financing and in connection with negotiating certain potential acquisitions.

     Jeffrey S. Martin, an employee of WebSourced, is the brother of S. Patrick Martin. He began working for us in December 2003. During 2003 we paid Mr. Martin a salary of $4,615, a consulting fee of $62,706 and issued him warrants to purchase 165,724 shares of common stock consisting of: 41,431 shares exercisable at $1.09 per share; 82,862 shares exercisable at $0.43 per share; and 41,431 shares exercisable at the average closing price per share on the five trading days immediately prior to February 25, 2005, which warrants vest on February 25, 2006.

                              SELLING SHAREHOLDERS

     The following table sets forth the name of each selling shareholder, the aggregate number of shares of common stock beneficially owned by each selling shareholder as of December 15, 2004 (including shares that are issuable on exercise of options or warrants within sixty days of the date of this prospectus), and the aggregate number of shares of common stock (including shares issuable on exercise of warrants regardless of whether they may be exercised within sixty days of the date of this prospectus) registered hereby that each selling shareholder may offer and sell pursuant to this prospectus. Because the selling shareholders may offer all or a portion of the shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling shareholder may retain upon completing the offering. Assuming all of the shares offered hereunder are sold by the selling shareholder, then unless otherwise noted, after completing the offering, none of the selling shareholders will own more than one percent of the shares of common stock outstanding. Of the shares offered hereby, 14,925,476 shares are issued and outstanding as of the date of this prospectus, and an aggregate of 8,898,432 shares have been reserved for issue by the Company to certain of the selling shareholders upon exercise of warrants or options. Beneficial ownership after the offering will depend on the number of shares sold by each selling shareholder. The table set forth below does not include any additional number of shares which may be issued on exercise of warrants or options to prevent dilution resulting from stock splits, stock dividends or similar events, all of which shares, to the extent permitted under Rule 416 of the Securities Act, are being offered by this prospectus


                                                                Shares to be
                                                                Beneficially
                                                                   Owned
                                Shares          Shares             After
                              Beneficially      Being
Selling Shareholders            Owned          Offered           Offering(1)
                             --------------   ------------    ------------------
                                 Number                        Number    Percent
Advanced Physicians Group, S.C.  66,428      66,428  (2)          --         -
Richard H.  Albright, Jr.       124,300      82,867  (3)      41,433         *
Michael Balkin                  300,000     300,000               --         -
Raymond Bourque                  22,143      22,143  (4)          --         -
CEOcast, Inc.                    25,000      25,000               --         -
Michael J.  Choate                2,000       2,000               --         -
Clayton Blehm Living Trust 1997 156,250     156,250  (5)          --         -
Sandra Consaul                      994         994  (3)          --         -
Shannon Consaul                     662         662  (3)          --         -
Core Business Solutions          12,826       8,551  (3)       4,275         *
Crestview Capital Master LLC    915,000     915,000  (6)          --         -
Marion D'Andrea                   3,987       3,987  (7)          --         -
Nicholas A.  D'Andrea            13,287      13,287  (8)          --         -
Rosalie D'Andrea                 13,287      13,287  (8)          --         -
Katherine Dennison               19,048      19,048               --         -
Paul W.  Doll, Jr.              157,000      12,000  (3)     145,000         *
Jason Dowdell                   100,000     100,000               --         -
Thomas M. Dwyer III and
   Lucia Dwyer                    3,311       1,325  (3)       1,986         *
G.  Frederick Edmiston          176,965     176,965  (9)          --         -
John C.  Esrey                   46,875      46,875               --         -
William T.  Esrey, Jr.           46,875      46,875               --         -
Elizabeth F.  Fogarty             1,988       1,988  (3)          --         -
Francis M.  (Frank) Fogarty       6,960       6,960  (3)          --         -
Karen Fogarty                     4,970       1,988  (3)       2,982         *
Robert Geras                    542,085     542,085 (10)          --         -
Gill, Devine and White PC
  Escrow  Account               190,476     190,476               --         -
John Giura                    2,371,344     510,000 (11)   1,861,344      5.91%
Mitchell D.  Goldsmith           60,679      60,679 (12)          --         -
Dirk Gothe                        5,460       5,460 (13)          --         -
Granite Capital
 Investors LP - Series 1      1,641,072   1,641,072 (14)          --         -
Carl Greer Trust Dated 8/24/82  221,428     221,428 (15)          --         -
Charles E.  Hanus                 2,657       2,657 (16)          --         -
Jeffrey B. Hecktman Trust       775,000     775,000 (17)          --         -
James N.  Held                  300,000     200,000 (18)     100,000         *
Xavier Hermosillo                20,000      20,000 (19)          --         -
Edwin Hufsmith                      894         596 (3)          298         -
Douglas P.  Hutchison IRA        11,072      11,072 (20)          --         -
InfoPoint, Inc.                 100,000      50,000 (21)      50,000         *
Iroquois Capital L.P.           221,428     221,428 (22)          --         -
JDW Partners, Inc.               71,429      71,429 (23)          --         -
T.  Benjamin Jennings           770,390     585,000 (24)     185,390         *
Bruce Johnson                    18,750      18,750 (25)          --         -
Kellogg Capital Group, LLC      683,928     683,928 (26)          --         -
Charles K.  Kellogg             312,500     312,500               --         -
Lee Kellogg                     312,500     312,500               --         -
Benton Kendig                    13,258      13,258  (3)          --         -
Richard Kubinski                 45,172      45,172 (27)          --         -
LaSalle Properties, Inc.
   Profit Sharing Plan          304,879     304,879 (28)          --         -
Richard A.  Levy                500,000     500,000               --         -
David J.  Lies                  218,000     218,000 (29)          --         -
LLH Partnership                   6,099       6,099 (30)          --         -
Mike Lobb                        82,862      82,862               --         -
LTHS Revocable Trust            110,715     110,715 (31)          --         -
Management Systems and
   Training, Inc.               167,724     165,724  (3)       2,000         *
Joseph M. Marconi                71,179      71,179 (32)          --         -
James A. Martin                  13,258      13,258  (3)          --         -
S. Patrick Martin             2,253,001     743,147 (33)   1,509,854      4.80%
Nicholas Masterpole, Jr.          9,943       6,629  (3)       3,314         *
Matrix USA, LLC                  10,000      10,000 (23)          --         -
George Mellon                    62,500      62,500 (34)          --         -
Mellon Enterprises               38,750      38,750 (35)          --         -
Vincent J.  Mesolella           255,556     255,556 (36)          --         -
John Meyer                      137,000     137,000 (37)          --         -
Scott and Kristi Mitchell     1,695,238   1,845,238 (38)          --         -
Scott and Kristi Mitchell
   Holdings FLP                 110,715     110,715 (31)          --         -
Daniel J.  Murphy                 6,100       6,100 (39)          --         -
David Nelson                     25,000      25,000 (40)          --         -
Cristin Obsitnik                 13,285      13,285 (41)          --         -
Louis Orenstein                 106,060     106,060 (42)          --         -
Patrick Investments LLC          46,500      46,500 (43)          --         -
PCMG Trading Partners V          62,500      62,500               --         -
David L.  Pedigo                 12,500      12,500 (44)          --         -
Gary Perinar                     45,172      45,172 (27)          --         -
Justin M.  Rapp                  13,258      13,258  (3)          --         -
Richard J.  Rizzo               152,500     152,500 (45)          --         -
Roberti Jacobs Family Trust   6,278,333   6,278,333 (46)          --         -
David J.  Rubis                  81,785      81,785 (47)          --         -
John Scheidt NQRP IRA             8,857       8,857 (48)          --         -
Carol Schmidt                   200,000     200,000               --         -
Joseph Serena                    66,428      66,428  (2)          --         -
George F.  Stofan                20,398      20,398 (49)          --         -
Douglas J.  Stukel              263,243     263,243 (50)          --         -
Joseph R.  Stukel IRA Custodial
Account with City
Securities Corp.                 44,535      44,535 (51)          --         -
Shari Tenzer-Urtz                 4,970       1,988  (3)       2,982         *
Michael J.  Terrell              62,500      62,500 (52)          --         -
Patrick Terrell                 296,500     296,500 (53)          --         -
Christopher A.  Thompson and
   Sandra Thompson               15,245      15,245 (54)          --         -
Jeffrey A.  Thompson             62,500      62,500 (55)          --         -
Tiger Technology
   Management, LLC            2,214,285   2,214,285 (56)          --         -
Dean A.  Tomich                  92,719      92,719 (57)          --         -
Patrick Walsh                   200,000     200,000 (18)          --         -
Lee Wiskowski                   263,243     263,243 (58)          --         -
Debbie Wyatt                        400         400               --         -

*Represents less than 1% of outstanding shares.

(1) Assumes all shares being registered would be sold; actual number to be sold, if any, is in the sole discretion of the holder in question.
(2) Consists of 42,857 shares of common stock and shares of common stock underlying warrants to purchase 23,571 shares of common stock at $4.12 per share.
(3) Consists of shares of common stock underlying warrants to purchase common stock at $1.00 per share.
(4) Mr. Bourque's ownership consists of 14,286 shares of common stock and shares of common stock underlying warrants to purchase 7,857 shares of common stock at $4.12 per share.
(5) The Clayton Blehm Living Trust 1997's ownership consists of 131,250 shares of common stock and 25,000 shares of common stock underlying warrants to purchase common stock at $2.05 per share.
(6) Crestview Capital Master, LLC's ownership consists of 732,000 shares of common stock and shares of common stock underlying warrants to purchase 183,000 shares of common stock at $2.05 per share.
(7) Marion D'Andrea's ownership consists of 2,572 shares of common stock and shares of common stock underlying warrants to purchase 1,415 shares of common stock at $4.12 per share.
(8) Consists of 8,572 shares of common stock and shares of common stock underlying warrants to purchase 4,715 shares of common stock at $4.12 per share.
(9) Mr. Edmiston's ownership consists of 146,429 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 18,750 shares at $2.05 per share; and 11,786 shares at $4.12 per share.
(10) Mr. Geras' ownership consists of 360,821 shares of common stock and shares of common stock underlying warrants to purchase 181,264 shares of common stock at $4.12 per share.
(11) Mr. Giura's ownership consists of shares of common stock underlying warrants to purchase common stocks in the amounts, at the exercise prices and on the terms as set forth herein: 150,000 shares at $3.50 per share; 150,000 shares at $4.50 per share, both of which issuances were made pursuant to a settlement agreement, which warrants will not be delivered unless and until Mr. Giura performs fully under this settlement agreement; and 210,000 shares at $0.13 per share.
(12) Mr. Goldsmith's ownership consists of 51,085 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 4,879 shares at $2.05 per share; and 4,715 shares at $4.15 per share.
(13) Mr. Gothe's ownership consists of 4,368 shares of common stock and shares of common stock underlying warrants to purchase 1,092 shares of common stock at $2.05 per share.
(14) Granite Capital Investors, LP's ownership consists of 1,169,643 shares of common stock and shares of common stock underlying warrants to purchase 471,429 shares of common stock at $4.12 per share.
(15) The Carl Greer Trust's ownership consists of 142,857 shares of common stock and shares of common stock underlying warrants to purchase 78,571 shares of common stock at $4.12 per share.
(16) Mr. Hanus' ownership consists of 1,714 shares of common stock and shares of common stock underlying warrants to purchase 943 shares of common stock at $4.12 per share.
(17) The Jeffrey B. Hecktman Trust's ownership consists of 500,000 shares of common stock and shares of common stock underlying warrants to purchase 275,000 shares of common stock at $4.12 per share.
(18) Consists of shares of common stock underlying warrants to purchase 200,000 shares of common stock at $0.13 per share.
(19) Mr. Hermosillo's ownership consists of shares of common stock underlying warrants to purchase 20,000 shares of common stock at $2.05 per share.
(20) The Douglas P. Hutchison IRA's ownership consists of 7,143 shares of common stock and shares of common stock underlying warrants to purchase 3,929 shares of common stock at $4.12 per share.
(21) InfoPoint's ownership consists of shares of common stock underlying warrants to purchase 50,000 shares of common stock at $0.001 per share.
(22) Iroquois Capital, L.P.'s ownership consists of 142,857 shares of common stock and shares of common stock underlying warrants to purchase 78,571 shares of common stock at $4.12 per share.
(23) Consists of shares of common stock underlying warrants to purchase shares of common stock at $4.12 per share.
(24) T. Benjamin Jennings' ownership consists of shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 510,000 shares at $0.13 per share; and 75,000 shares at $4.12 per share.
(25) Mr. Johnson's ownership consists of 15,000 shares of common stock and shares of common stock underlying warrants to purchase 3,750 shares of common stock at $2.05 per share.
(26) Kellogg Capital Group, LLC's ownership consists of 455,357 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:
150,000 shares at $0.13 per share; and 78,571 shares at $4.12 per share.
(27) Consists of 29,143 shares of common stock and shares of common stock underlying warrants to purchase 16,029 shares of common stock at $4.12 per share.
(28) LaSalle Properties, Inc. Profit Sharing Plan's ownership consists of 243,903 shares of common stock and shares of common stock underlying warrants to purchase 60,976 shares of common stock at $2.05 per share.
(29) Mr. Lies' ownership consists of 160,000 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 25,000 shares at $2.05 per share; and 33,000 shares at $4.12 per share.
(30) LLH Partnership's ownership consists of 4,879 shares of common stock and shares of common stock underlying warrants to purchase 1,220 shares of common stock at $2.05 per share.
(31) Consists of 71,429 shares of common stock and shares of common stock underlying warrants to purchase 39,286 shares of common stock at $4.12 per share.
(32) Mr. Marconi's ownership consists of 57,858 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 6,250 shares at $2.05 per share; and 7,071 shares at $4.12 per share.
(33) Mr. S. Patrick Martin's ownership consists of shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 510,000 shares at $0.13 per share; 200,000 shares at 0.27 per share; and 33,147 shares at $0.45 per share.
(34) Mr. Mellon's ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares at $2.05 per share.
(35) Mellon Enterprise's ownership consists of 25,000 shares of common stock and shares of common stock underlying warrants to purchase 13,750 shares of common stock at $4.12 per share.
(36) Mr. Mesolella's ownership consists of 55,556 shares of common stock and shares of common stock underlying warrants to purchase 200,000 shares of common stock at $0.13 per share.
(37) Mr. Meyer's ownership consists of 105,000 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 10,000 shares at $2.05 per share; and 22,000 shares at $4.12 per share.
(38) Scott and Kristi Mitchell's ownership consists of 1,695,238 shares of common stock held as joint tenants and shares of common stock underlying warrants to purchase shares of common stock in the amounts, at the exercise prices and on the terms as set forth herein: 50,000 shares exercisable at the closing price per share on the last trading day prior to August 19, 2005, which warrants vest on August 19, 2006; 50,000 shares exercisable at the closing price per share on the last trading day prior to August 19, 2006, which warrants vest August 19, 2007; and 50,000 shares exercisable at $2.10 per share, which warrants vest on August 19, 2005.
(39) Mr. Murphy's ownership consists of 4,880 shares of common stock and shares of common stock underlying warrants to purchase 1,220 shares at $2.05 per share.
(40) Mr. Nelson's ownership consists of 20,000 shares of common stock and shares of common stock underlying warrants to purchase 5,000 shares at $2.05 per share.
(41) Ms. Obsitnik's ownership consists of 8,571 shares of common stock and shares of common stock underlying warrants to purchase 4,714 shares of common stock at $4.12 per share.
(42) Mr. Orenstein's ownership consists of 76,970 shares of common stock and shares of common stock underlying warrants to purchase 11,037 shares at $2.05 per share; and 18,053 shares at $4.12 per share.
(43) Patrick Investment LLC's ownership consists of 30,000 shares of common stock and shares of common stock underlying warrants to purchase 16,500 shares of common stock at $4.12 per share.
(44) Mr. Pedigo's ownership consists of 10,000 shares of common stock and shares of common stock underlying warrants to purchase 2,500 shares at $2.05 per share.
(45) Mr. Rizzo's ownership consists of 115,000 shares of common stock and shares of common stock underlying warrants to purchase 10,000 shares at $2.05 per share; and 27,500 shares at $4.12 per share.
(46) The Roberti Jacobs Family Trust's ownership consists of 3,558,333 shares of common stock and shares of common stock underlying warrants to purchase 1,680,000 shares at $0.10 per share; 1,000,000 shares at $0.13 per share; and 40,000 shares at $0.50 per share.
(47) Mr. Rubis' ownership consists of 58,571 shares of common stock and shares of common stock underlying warrants for 7,500 shares at $2.05 per share; and 15,714 shares at $4.12 per share.
(48) The John Scheidt NQRP IRA's ownership consists of 5,714 shares of common stock and shares of common stock underlying warrants to purchase 3,143 shares of common stock at $4.12 per share.
(49) Mr. Stofan's ownership consists of 18,568 shares of common stock and shares of common stock underlying warrants to purchase 1,830 shares at $2.05 per share.
(50) Mr. Stukel's ownership consists of 181,126 shares of common stock and shares of common stock underlying warrants to purchase 29,430 shares at $2.05 per share; and 52,687 shares at $4.12 per share.
(51) The Joseph R. Stukel IRA Custodial Account with City Securities Corp.'s ownership consists of 33,571 shares of common stock and shares of common stock underlying warrants to purchase 6,250 shares at $2.05 per share; and 4,714 shares at $4.12 per share.
(52) Mr. M. Terrell's ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares at $2.05 per share.
(53) Mr. P. Terrell's ownership consists of 230,000 shares of common stock and shares of common stock underlying warrants to purchase 50,000 shares at $2.05 per share; and 16,500 shares at $4.12 per share.
(54) Christopher A. Thompson and Sandra Thompson's ownership consists of 12,196 shares of common stock and shares of common stock underlying warrants to purchase 3,049 shares of common stock at $2.05 per share.
(55) Mr. J. Thompson's ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares of common stock at $2.05 per share.
(56) Tiger Technology Management, LLC's ownership consists of 1,428,571 shares of common stock and shares of common stock underlying warrants to purchase 785,714 shares of common stock at $4.12 per share.
(57) Mr. Tomich's ownership consists of 72,425 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 10,294 shares at $2.05 per share; and 10,000 shares at $4.12 per share.
(58) Mr. Wiskowski's ownership consists of 181,126 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 29,430 shares at $2.05 per share; and 52,687 shares at $4.12 per share.

     Messrs. Held, Martin, Walsh, Hermosillo, Jennings and Mesolella are members of the board of directors and selling shareholders.

                            DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock includes 100,000,000 shares of common stock, $0.001 par value. As of December 15, 2004, there were 8,898,432 shares of common stock subject to outstanding options and warrants, 9,410,786 of which are currently exercisable. The exercise prices of the options and warrants range from a low of $.001 per share to a high of $4.50 per share. The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders and are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable. Our articles of incorporation do not provide for cumulative voting. Therefore, shareholders do not have the right to aggregate their votes for the election of directors and, accordingly, shareholders holding more than fifty percent of our outstanding common stock can elect all of the directors.

Preferred Stock

     We are authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value, without consent of the holders of our common stock, from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board of directors may determine. We have no preferred stock issued and outstanding. However, 500,000 shares out of the total 5,000,000 authorized shares of preferred stock have been designated Series One Preferred Stock with the rights described in our Articles of Incorporation. The board of directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of common stock and discourage, delay or prevent a change in control of us.

Transfer Agent

     Colonial Stock Transfer Co., Inc., Salt Lake City, Utah, serves as transfer agent for the shares of common stock.

                              PLAN OF DISTRIBUTION

Resales by selling shareholders

     We are registering the resale of the shares on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and pledgees

     The term "selling shareholders" includes persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes persons who, upon contractual default by a selling shareholder, may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

     We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares. These discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in this type of transaction.

Underwriters

     The selling shareholders and any brokers, dealers or other agents that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by the selling shareholders and any brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of any compensation. We know of no existing arrangements between any selling shareholder and any other selling shareholder, broker, dealer or other agent relating to the sale or distribution of the shares.

Types of sale transactions

     The selling shareholders may sell the shares in one or more types of transactions (which may include block transactions):

     o in the over-the-counter market;

     o in negotiated transactions;

     o through put or call option transactions;

     o through short sales; or

     o any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Prospectus delivery requirements

     Because they may be deemed underwriters, the selling shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of any of the shares may not simultaneously engage in market activities with respect to our common stock for the applicable period under Regulation M prior to commencing the distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the shares offered hereby.

State requirements

     Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption from the registration or qualification requirement exist and that the registrant has complied with the exemption.

Sales under Rule 144

     Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution arrangements with broker-dealers

     If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

     o a block trade;

     o special offering;

     o exchange distribution or secondary distribution; or

     o a purchase by a broker or dealer,

     We will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act. The supplement will disclose:

     o the name of each such selling shareholder and of the participating broker-dealer(s);

     o the number of shares involved;

     o the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and

     o any other facts material to the transaction.

     The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

                                  LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed on for us by Shefsky & Froelich Ltd. Two of the shareholders of Shefsky & Froelich own less than 1% of our outstanding shares. These individuals are included herein as selling shareholders. The validity of the shares of common stock offered hereby have been passed on for us by Rosenfeld & Hansen, LLP, Las Vegas, Nevada.

                                     EXPERTS

     Our consolidated financial statements for the years ended December 31, 2002 and 2003, and the financial statements of WebCapades, Inc. for the years ended December 31, 2003 and 2002, and for the six months ended June 30, 2004, respectively and included in this Prospectus have been audited by Poulos & Bayer, as set forth in its report with respect thereto and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

changes in and disagreements with accountants on accounting and financial disclosure

     Our chief financial officer, Jody Brown, was formerly a partner with Poulos & Bayer, Chicago, Illinois, our independent auditors, until August 2004. On August 30, 2004, we received written notification that due to this hiring, in accordance with Section 10A of the Exchange Act, by Section 206 of the Sarbanes-Oxley Act of 2002, Poulos & Bayer had withdrawn from serving as the Company"s independent auditors for one year. Because Poulos & Bayer withdrew from service due to their wish to comply with Section 10A of the Exchange Act, by Section 206 of the Sarbanes-Oxley Act of 2002, no action was required or taken by our board of directors.

     For the period including the prior two fiscal years and the interim period ending as of the date of withdrawal of Poulos & Bayer (the "Reporting Period"), Poulos & Bayer's report does not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Reporting Period, there were no disagreements between us and Poulos & Bayer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which would have caused it to make reference to the subject matter of the disagreement in connection with its reports. We provided Poulos & Bayer with a copy of our disclosure on September 8, 2004. Poulos & Bayer provided us and the Securities and Exchange Commission with a letter, dated September 8, 2004, which stated that Poulos & Bayer agreed with our disclosures.

     On September 29, 2004, we engaged Blackman Kallick Bartelstein LLP ("BKB") to serve as our new independent auditor. We have not consulted BKB regarding:
(i) the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was a subject of a disagreement or event with Poulos & Bayer (as there were none).

     We provided BKB with a copy of our disclosure on September 29, 2004, providing BKB with the opportunity to furnish us with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of our expression of our views, or the respect in which BKB did not agree with the statements contained therein. BKB agreed with the statements provided and therefore did not provide a letter.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other documents are not necessarily complete. To gain a complete understanding of any these contracts or other documents, you should read the copies which are filed as exhibits to the registration statement.

     For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission's main offices at 450 Fifth Street, N.W., Washington, DC 20549. You can inspect this material for free at the Commission's offices, and you can make copies of the material if you pay fees established by the Commission. The Commission's phone number is 1-800-SEC-0330 (1-800-732-0330).

     The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http:
//www.sec.gov.

     We are subject to the reporting requirements of the Exchange Act, and furnish our shareholders annual reports containing financial statements audited by our independent accountants and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                          Index to Financial Statements

Consolidated Financial Statements                                       Page

Report of Independent Certified Public Accountants                       F-1

Balance Sheet as of December 31, 2003 and 2002                           F-2

Statement of Operations for the years ended Deceber 31, 2003 and 2002    F-3

Statement of Changes in Stockholders" Equity
from January 1, 2002 to December 31, 2003                                F-4

Statement of Cash Flows for the years ended December 31, 2003 and 2002   F-5

Notes to Consolidated Financial Statements                               F-6-13


Consolidated Financial Statements

Balance Sheet as of September 30, 2004 and 2003                          F-14

Statement of Operations for the nine months ended
   September 30, 2004 and 2003                                           F-15

Statement of Changes in Stockholders" Equity
from January 1, 2003 to September 30, 2004                               F-16

Statement of Cash Flows for the nine months
ended September 30, 2004 and 2003                                        F-17

Notes to Consolidated Financial Statements                               F-18-24


Financial Statements of WebCapades, Inc.

Report of Independent Certified Public Accountants                       F-25

Balance Sheet as of December 31, 2003 and 2002                           F-26

Statement of Operations for the years ended Deceber 31, 2003 and 2002    F-27

Statement of Changes in Stockholders" Equity
from January 1, 2002 to December 31, 2003                                F-28

Statement of Cash Flows for the years ended December 31, 2003 and 2002   F-29

Notes to Consolidated Financial Statements                               F-30-32


Financial Statements of WebCapades, Inc.

Report of Independent Certified Public Accountants                       F-33

Balance Sheet as of June 30, 2004                                        F-34

Statement of Operations for the six months ended June 30, 2004           F-35

Statement of Changes in Stockholders" Equity
from January 1, 2004 to June 30, 2004                                    F-36

Statement of Cash Flows for the six months ended June 30, 2004           F-37

Notes to Consolidated Financial Statements                               F-38-40


Financial Statements of WebCapades, Inc.

Balance Sheet as of June 30, 2003                                        F-41

Statement of Operations for the six months ended June 30, 2003           F-42

Statement of Changes in Stockholders" Equity
from January 1, 2003 to June 30, 2003                                    F-43

Statement of Cash Flows for the six months ended June 30, 2003           F-44


PRO FORMA FINANCIAL INFORMATION OF CGI HOLDING CORPORATION

Pro Forma Balance Sheet as of June 30, 2004                              F-45

Pro Forma Statement of Operations for the six
months ended June 30, 2004                                               F-46

Pro Forma Statement of Operations for the year
ended December 31, 2003                                                  F-47

Independent Auditor's Report

To the Audit Committee of
CGI Holding Corporation
520 Lake Cook Road, Suite 690
Deerfield, Illinois 60015

We have audited the accompanying consolidated balance sheet of CGI Holding Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated position of CGI Holding Corporation as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

By:  /s/  Poulos & Bayer
Poulos & Bayer
Chicago, Illinois
February 26, 2004

                          CGI HOLDING CORPORATION, INC.
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2003 AND 2002

                                     2003              2002
                                -------------     ------------

CURRENT ASSETS
Cash                                 303,144           68,945
Accounts Receivable                3,907,331          554,894
Allowance for Bad Debts             (116,185)         (89,866)
Other Current Assets                  76,932          195,644
Note Receivable                      368,870          326,884
Refundable Corporate Taxes             4,202            4,202
Deferred Tax Asset                   340,000           90,954
                                -------------     ------------

Total Current Assets               4,884,294        1,151,657
                                -------------     ------------

PROPERTY AND EQUIPMENT
Property, Plant and Equipment         118,512          127,727
Less:Accumulated Depreciation        (37,622)         (23,652)
                                -------------     ------------
NET PROPERTY AND EQUIPMENT            80,890          104,075
                                -------------     ------------

OTHER ASSETS
Deferred Tax Asset                 1,494,611        1,017,924
Other Assets                          97,500          157,182
                                -------------     ------------
TOTAL OTHER ASSETS                 1,592,111        1,175,106
                                -------------     ------------

TOTAL ASSETS                       6,557,295        2,430,838
                                =============    =============

CURRENT LIABILITIES
Current Portion of Long Term Debt 1,315,079          785,531
Notes Payable-Line of Credit              -           25,485
Accounts Payable                    303,917          180,048
Accrued Income Taxes                 67,894                -
Deferred Revenue                  2,688,550          705,394
Accrued Liabilities                 148,683           23,709
                                -------------     ------------
TOTAL CURRENT LIABILITIES         4,524,124        1,720,167
                                -------------     ------------
LONG TERM LIABILITIES
Long-Term Debt, Net of
      Current Portion               697,064           51,624
Loan Payable-Shareholder                  -           63,276
                                -------------     ------------
TOTAL LONG TERM LIABILITIES         697,064          114,900
                                -------------     ------------
STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value,
5,000,000 shares authorized; no
shares issued or outstanding              -                -
Common Stock, $0.001 par value,
100,000,000 shares authorized,
23,289,474 shares issued and
20,789,474 outstanding               23,289           19,012
Additional Paid In Capital        5,625,860        5,209,368
Retained Earnings                (3,773,042)      (4,092,609)
Deferred Compensation                     -                -
Treasury Stock                     (540,000)        (540,000)
                                -------------     ------------
TOTAL STOCKHOLDERS' EQUITY        1,336,107          595,771
                                -------------     ------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY              6,557,295        2,430,838
                                =============    =============
The accompanying notes are an integral part of these financial statements

                          CGI HOLDING CORPORATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

                                                       2003             2002
                                                  ------------      -----------

SALES                                               7,095,101        4,053,222

COST OF GOODS SOLD                                  2,806,531        1,841,083
                                                  ------------      -----------
GROSS PROFIT                                        4,288,570        2,212,139

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                             3,405,109        2,165,381
                                                  ------------      -----------
INCOME FROM OPERATIONS                                883,461           46,758
                                                  ------------      -----------
OTHER INCOME (EXPENSES)
    Impairment of Goodwill                                  -       (2,154,052)
    Other Income(Expense)                              (8,125)        (333,000)
    Interest Income                                     6,254              645
    Interest Expense                                  (94,354)        (113,430)
                                                  ------------      -----------
TOTAL OTHER INCOME (EXPENSE)                          (96,225)      (2,599,837)
                                                  ------------      -----------
INCOME BEFORE CORPORATE
INCOME TAXES                                          787,236       (2,553,079)

INCOME TAX PROVISION                                 (275,166)        (484,673)
                                                  ------------      -----------
NET INCOME FROM
    CONTINUING OPERATIONS                           1,062,402       (2,068,406)
                                                  ------------      -----------
DISCONTINUED OPERATIONS
  Income from operations of discontinued
  operations(less applicable tax - See Notes)               -          119,044

  Loss on disposal of discontinued
  operations(less applicable tax - See Notes)               -         (519,379)
                                                  ------------      -----------
TOTAL DISCONTINUED OPERATIONS                               -         (400,335)
                                                  ------------      -----------
INCOME BEFORE EXTRAORDINARY EVENT                   1,062,402       (2,468,741)

EXTRAORDINARY ITEM(less applicable tax-See Notes)    (742,835)               -
                                                  ------------      -----------
NET INCOME                                            319,567       (2,468,741)
                                                  ============      ===========
NET INCOME PER COMMON SHARE
FROM CONTINUING OPERATIONS                              $0.05           ($0.13)
                                                  ============      ===========
NET INCOME PER COMMON SHARE
FROM DISCONTINUED OPERATIONS                            $0.00           ($0.02)
                                                  ============      ===========
NET INCOME PER COMMON SHARE
FROM EXTRAORDINARY ITEMS                               ($0.03)           $0.00
                                                  ============      ===========
NET INCOME PER COMMON SHARE                             $0.01           ($0.15)
                                                  ============      ===========
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                          22,559,971       16,401,801
                                                  ============      ===========
The accompanying notes are an integral part of these financial statements

                          CGI HOLDING CORPORATION, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                         PERIOD ENDED DECEMBER 31, 2003



                              COMMON    COMMON    PAID-IN   RETAINED   TREASURY
                              SHARES    STOCK     CAPITAL   EARNINGS    STOCK
                           ----------- -------  --------- ------------ --------

COMMON SHARES
$0.001 PAR VALUE

BALANCE: JANUARY 1, 2002    16,499,627  17,999  5,056,067  (1,623,868) (400,000)

SOLD 100,000 SHARES AT
$0.15 PER SHARE ON 1/02/02     100,000     100     14,900

PURCHASED 1,000,000 SHARES
ON APRIL 29, 2002 FOR
$0.14 PER SHARE             (1,000,000)                                (140,000)

SOLD 744,000 SHARES ON
9/11/02 AT $0.16 PER SHARE     744,000     744    118,296

ISSUED 168,946 SHARES
OF STOCK ON 12/31/02 FOR
AN EMPLOYEE STOCK BONUS        168,946     169     20,105

NET LOSS - 2002                                            (2,468,741)
                           ----------- -------  --------- ------------ --------

BALANCE: DECEMBER 31, 2002  16,512,573  19,012  5,209,368  (4,092,609) (540,000)

76,901 OPTIONS WERE
EXERCISED AT                    76,901      77        692
$0.01 PER SHARE

1,000,000 OPTIONS EXERCISED
ON APRIL 1, 2003 AT $0.10
PER OPTION                   1,000,000   1,000     99,000

ISSUED 3,200,000 SHARES
AS A STOCK BONUS ON
JULY 31, 2003                3,200,000   3,200    316,800

NET PROFIT, DECEMBER 31, 2003                                 319,567
                           ----------- -------  --------- ------------ --------
BALANCE: DECEMBER 31, 2003  20,789,474  23,289  5,625,860  (3,773,042) (540,000)
                           =========== =======  ========= ============ ========
The accompanying notes are an integral part of these financial statements

                          CGI HOLDING CORPORATION, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002


                                                      2003             2002
                                                  ------------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Profit(Loss)                                  319,567       (2,468,741)
Non-Cash Items Included in Net Profit/(Loss)
    Depreciation                                       26,470          129,109
    Allowance for Bad Debts                            26,319           81,995
    Allowance for Impaired Assets                           -        2,717,041
    Loss on Disposition of Assets                           -          646,386
    Stock Bonus Expensed                              320,000           20,274
    Insurance Settlement                            1,125,508                -
    Deferred Taxes                                   (725,733)        (579,578)
OTHER CHANGES:
Change in Accounts Receivable                      (3,352,437)      (1,546,320)
Change in Other Current Assets                        118,712         (255,677)
Change in refundable income taxes                           -           (4,202)
Change in other Assets                                 59,682          357,427
Change in Accounts Payable                            123,868           56,912
Change in Accrued Expenses                            124,977            6,295
Change in Accrued Income Taxes                         67,894          (29,712)
Change in Deferred Revenue                          1,983,156          400,559
                                                  ------------      -----------
NET CASH CHANGE FROM OPERATING ACTIVITIES             217,983         (468,232)
                                                  ------------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Fixed Assets Acquired                              (3,285)         (39,174)
    Proceeds from Notes Receivable                     58,014                -
    Note Receivable-Voice and Data                   (100,000)               -
    Escrow Deposit                                          -         (400,000)
    Proceeds from sale of assets,
       Net of cash transferred                              -          (27,549)
    Received from ACS Construction                          -          210,000
                                                  ------------      -----------
NET CASH CHANGE FROM INVESTING ACTIVITIES             (45,271)        (256,723)
                                                  ------------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Principal Payments Made                          (198,797)        (404,204)
    Change in Line of Credit                          (25,485)         126,472
    Proceeds from Loans                               185,000        1,004,474
    Purchase of Treasury Stock                              -         (140,000)
    Proceeds from Sale of Stock                       100,769          134,040
                                                  ------------      -----------
NET CASH CHANGE FROM FINANCING ACTIVITIES              61,487          720,782
                                                  ------------      -----------

NET CASH CHANGE                                       234,199           (4,173)

CASH BALANCE:JANUARY 1                                 68,945           73,118
                                                  ------------      -----------
CASH BALANCE: DECEMBER 31                             303,144           68,945
                                                  ============      ===========
Supplemental Information
    Interest Paid                                      94,354           62,565
    Income Taxes Paid                                       -           29,712
Supplemental Schedule of Non-Cash Investing and Financing Activities

During the first quarter of 2002, the Company received equipment in the amount of $697,460, and assumed liabilities totalling $76,752 from ACS Construction Company in lieu of part of their outstanding obligations to the Company.

The Company received notes receivable in the amount of $845,000 relating to its sale of its subsidiary 'SECO of Indiana' during the third quarter of 2002.

The accompanying notes are an integral part of these financial statements

                            CGI HOLDING CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

HISTORY AND ORGANIZATION

We are a Nevada corporation. Our principal executive offices are located at 520 Lake Cook Road, Suite 690, Deerfield, Illinois 60015. Our telephone number is 847-282-5005. The address of our website is www.cgiholding.com. Information on our website is not part of this Form 10-KSB.

CGI Holding Corporation (formerly known as North Star Petroleum, Inc.) was incorporated under the laws of the State of Nevada in October of 1987. From 1993 until July 1997, we had essentially no operations.

We again became operational on August 4, 1997, when we completed an agreement to acquire two private companies. Under this agreement, we issued 4,961,056 shares of our common stock to shareholders of the private companies resulting in 8,272,779 shares issued and outstanding.

On March 27, 2001, we acquired the common stock of WorldMall.com. Pursuant to this acquisition all the issued and outstanding shares of common stock of WorldMall.com, which consisted of 9,331,903 shares of WorldMall.com common stock, were converted into 6,186,515 shares of voting common stock of CGI Holding Corporation. The market value of our common stock on the date of this transaction was $0.30 per share.

The transaction was accounted for using the purchase method of accounting.

WorldMall.com was reincorporated in the state of North Carolina as Websourced, Inc. in June 2002.

We sold the stock of our wholly owned Safe Environment Corporation division effective August 31, 2002.

WEBSOURCED, INC.

Websourced, Inc., d/b/a KeywordRanking.com and ProRanking.com, was reincorporated in June 2002 in the State of North Carolina. It is primarily engaged in providing search engine enhancement services to web sites, under the names KeywordRanking.com and ProRanking.com. KeywordRanking.com and ProRanking.com assist their clients' websites in obtaining top twenty positioning on search engines worldwide. The websites benefit from top twenty positioning, which typically results in a significantly higher number of visits from potential customers.

WebSourced, Inc. also owns Cherish.com, an online dating service. Cherish.com was launched in the Fall of 2003, and hopes to grow to become a leader in its highly competitive industry.

Websourced, Inc. currently employs 78 people. Websourced, Inc. is headquartered in Morrisville, North Carolina.

SIGNIFICANT ACCOUNTING POLICIES

A. Revenue Recognition

WEBSOURCED, INC.

The Company recognizes revenues and costs in the period that they are deemed to be earned and incurred under the accrual method of accounting.

B. BASIS OF PRESENTATION

The consolidated statements include the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's prudent judgments and estimates. Actual results may differ from estimates.

C. PROPERTY AND EQUIPMENT

All assets are depreciated over their estimated useful life using the straight line method.

Property and Equipment consists of the following
                                       2003                2002
                                  -------------       -------------
Furniture and Fixtures               $118,512            $115,227
Vehicles                                    0              12,500
                                  -------------       -------------
Total                                $118,512            $127,727
                                  =============       =============

D. INCOME TAXES

The Company provides for federal and state income taxes on items included in the Consolidated Statements of Operations regardless of the period when such taxes are payable. Deferred taxes are recognized for temporary differences between financial and income tax reporting based on enacted tax laws and rates.

E. GOODWILL WRITE DOWN

The results reflect the write down of the company's'  goodwill according to FASB
142. FASB 142 is required for fiscal years beginning after December 15, 2001. The new FASB requires an annual valuation of the goodwill as opposed to the periodic amortization under old rules.

The Company, in conjunction with the implementation of Statement of Financial Accounting Standards 142, has elected to take a one time charge, reflected as "Impairment of Asset" in the amount of $2,367,041.

This good will was associated with the Company's acquisitions of Worldmall.Com in March of 2001 and Safe Environment Corporation in August of 1997.

Management has elected to value its goodwill acquired in the purchase of Worldmall.com and Safe Environment Corporation at zero in light of their current operating results.

The total recorded cost of the goodwill at the time of acquisition of Worldmall.com was $2,534,179 and the amount amortized through 2001 was $380,127.

The original amount of goodwill associated with the Safe Environment Corporation was $301,924 with $88,935 being recognized through 2001

SALE OF SAFE ENVIRONMENT CORPORATION OF INDIANA

The Company sold its wholly-owned subsidiary, Safe Environment Corporation of Indiana and certain other assets effective August 31, 2002. This transaction resulted in a pre-tax loss of ($646,386).

NOTES RECEIVABLE

The Company's Form 8-K filed April 7, 2003 in regard to GMP, L.L.C. is hereby incorporated by reference.

On April 1, 2003, the Company entered into an Agreement (the "GMP Note Restructuring Agreement") with GMP, L.L.C. ("GMP"), Safe Environment Corp. of Indiana ("SECO") and John Giura ("Giura"). Pursuant to the GMP Note Restructuring Agreement, among other things: (1) GMP and SECO agreed to use their best efforts to cause certain parties to sign an agreement pursuant to which an aggregate of $300,000 will be paid to the Company out of a certain escrow account established in regard to a SECO construction project located in St. Ann, Missouri (the "$300,000 From St. Ann Escrow Agreement"); (2) GMP and SECO agreed to use their best efforts to cause certain parties to sign agreements pursuant to which an aggregate of up to $200,000 will be paid to the Company in regard to a certain housing development in St. Charles, Missouri (the "$200,000 From St. Charles Housing Development Agreements"); (3) GMP agreed that the remaining monies due from GMP to the Company in regard to the purchase of the stock of SECO shall be paid by GMP to the Company as soon as practicable but in any event no later than July 31, 2003 (the "Remaining SECO Stock Payments"); and (4) the Company agreed that if GMP and SECO were to deliver the fully signed $300,000 From St. Ann Escrow Agreement and the fully signed $200,000 From St. Charles Housing Development Agreements, and if GMP timely makes the Remaining SECO Stock Payments, and if GMP and Giura are not in default of any of certain other obligations to the Company, then the principal amount of GMP's Promissory Note payable to the Company shall be reduced from $470,000 down to $337,495.09, of which $37,495.09 shall be paid by GMP to the Company as soon as practicable but in any event no later than July 31, 2003. To date, the following events have occurred in regard to the GMP Note Restructuring Agreement: (1) On May 7, 2003, the Company received the fully signed $300,000 From St. Ann Escrow Agreement;
(2) On May 5, 2003, the Company received all but one of the $200,000 From St. Charles Housing Development Agreements; (3) As of September 30, 2003, the Remaining SECO Stock Payments equal $68,870; and (4) GMP has failed to make any payments on its Promissory Note payable to the Company. See the Risk Factor below in regard to the financial viability of GMP and SECO.

EXTRAORDINARY EVENT - SETTLEMENT WITH STATEWIDE INSURANCE COMPANY

We entered into a Settlement Agreement (the "Settlement Agreement") dated November 4, 2003, with Statewide Insurance Company ("Statewide") in regard to the lawsuit entitled Statewide Insurance Company, Plaintiff, vs. ACS Construction Services, LLC, CGI Holding Corporation, Barry Ash, and Sheri Ash, Case No. 03CC-003006 S CV, in the Circuit Court of St. Louis County, Missouri. That lawsuit concerned an indemnity agreement signed by us in regard to performance and payment bonds issued by a surety, Statewide, covering a construction project in O'Fallon, Missouri, the general contractor of which was originally one of our former subsidiaries. Pursuant to the Settlement Agreement, we currently owe Statewide an aggregate of $971,967. Against that settlement amount, we are obligated to pay Statewide $100,000 per quarter at the beginning of each calendar quarter, plus 25% of our "working capital" as defined in the Settlement Agreement, until the settlement amount is paid in full. However, if we prepay on or prior to April 30, 2004, all outstanding amounts due and owing to Statewide, then our aggregate remaining payments to Statewide will be reduced by $200,000.

                                                      2003            2002
NOTES PAYABLE                                     ----------      ----------

M & T Bank                                                0         25,485
This was a demand loan due 3/23/02. The maximum amount available was $100,000.
Interest is paid at prime plus one
floating. It was secured by the general assets of Websourced, Inc.

The Thomas More Association                               0         50,000
Note payable was due June 30, 2002 with an interest rate of 8.5%. The note was unsecured.

Audrey Love                                          70,000         70,000
Note payable due October 30, 2002
with an interest rate of 8.25%. This note is unsecured.

PAUL DOLL                                            28,000         28,000
Note payable due June 1, 2002 with interest at 10.00%. This note is unsecured

CIB Bank                                             98,750         200,000
This note has a due date of November 2, 2003 and is guaranteed by John Giura, a shareholder of the Company. The note provides for interest at 13% plus a 1.0% per month mezzanine fee.

Note Payable- Unicyn                                       -         26,671
Note was dated 2/14/01 and was for 36 months at $2,196.19 principal plus interest per month.

Note Payable- American Express                             -          9,643
Note was dated August 2000 with an interest rate of 14.5%. Note had a 36 month term.

High Falls Development                                81,830        118,291
This note carries an interest rate of 11.50% and payments are being made in the amount of $4,292.06 per month.  This note matures in August 2005

Roberti Jacobs Family Trust                                -         28,871
Note is dated October 31, 2002 with a interest rate of 15.0% per month. This note was due on April 28, 2003.

Roberti Jacobs Family Trust                                -         55,680
Note is dated November 7, 2002 with a interest rate of 18.0% per month. This note was due on April 28, 2003.

Roberti Jacobs Family Trust                          200,000              -
Note is dated November 5, 2003 with a interest rate of 18.0% per month. This note is a demand note.

Roberti Jacobs Family Trust                          250,000        250,000
Note dated December 15, 2002, interest at 13% monthly. 1,000,000 warrants were issued with this note. This note is a demand note.

Roberti Jacobs Family Trust                          170,000              -
Note is dated November15, 2003 with a interest rate of 13.0% per month. This note is a demand note.

Roberti Jacobs Family Trust                           90,000              -
Noted dated November 20, 2003.
Interest rate is 15%. Note is interest only for 7 months with a balloon payment on June 30, 2004

Statewide Insurance Company                        1,023,563              -
This note is payable quarterly in the amount of
$100,000 for 12 quarters.  The note will expire
in October 2006.
                                                   ----------     ----------
TOTALS                                             2,012,143        862,640
                                                   ==========     ==========

Principal payments for the next five years are as follows:

                          2004      $1,315,079
                          2005         416,165
                          2006         280,899
                          2007               0
                          2008               0
                                   ------------
                         Totals     $2,012,143
                                   ============

DEFERRED REVENUE

The Company enters into long term contracts with clients in which they make a down payment for the portion of the contract and are invoiced monthly for the balance. The Company then recognizes this revenue over the period of the contract. The contracts are usually for a one year period and therefore all deferred revenue is recorded as a current obligation.

ADVERTISING COSTS

Advertising costs are expenses when incurred, and were $222,086 in 2003 and $107,801 in 2002.

Included on the balance sheet at December 31, 2003 are prepaid advertising costs of $76,932 resulting from two advertising contracts in the amounts of $78,220 and $300,000. These contracts began on January 1, 2002 and July 1, 2002 and are for 60 and 20 months respectively. The related expense is being recognized over the terms of the contract.

LEASING COMMITMENTS

CGI Holding Corporation has an oral lease at $1,150.00 per month for its space requirements. The Company's current space is adequate for its daily operations.

Websourced, Inc. rents space in Morrisville, North Carolina for $13,600 per month. The lease expires February 01, 2006. The rental amount is adjusted yearly for expenses. The current rent payment of $13,600 runs through February 01, 2004. Websourced, Inc.'s deposit on their office space of $90,875 is being used to reduce their yearly rental payments. On February 01 of each year, Websourced, Inc. will receive a credit of $20,000 toward its rental payments until the end of the lease on February 01, 2006, at which time the remaining deposit of $20,000 will be refunded. This space is adequate for Websourced, Inc.'s needs.

On November 25, 2003, Websourced entered into a lease agreement with Duke Realty Limited Partnership for new office space. The property is located at 300 Perimeter Park Drive, Morrisville, North Carolina. The rentable area of space is approximately 30,970 square feet. The lease commencement date is March 1, 2004 and extends through February 28, 2014. The lease provides that Websourced shall contribute $30,000 towards the cost of tenant improvements. The security deposit is a letter of credit in the amount of $11,304 drawn on RBC Centura Bank.

Rent expense was $177,520 and $178,069 for the years ended December 31, 2003 and 2002 respectively.

Minimum lease payments for the next five years are:

2004     $143,200
2005      342,698
2006      258,931
2007      252,715
2008      260,148

DEFERRED INCOME TAXES

Deferred income taxes are the result of timing differences between book and tax depreciation and book and tax amortization of goodwill, allowance for doubtful accounts and not operating loss carryforwards

The following is a schedule of the deferred tax assets and liabilities.

The components of the deferred tax liability at December 31, 2003 and 2002 were:

                                               2003           2002
Deferred Tax Assets                        ----------      ----------

Net Operating Loss Carryforwards           $1,169,854       $999,951
Valuation Allowance                                 -       (601,251)
                                           ----------      ----------
Subtotal                                   $1,169,854       $398,700
Timing Difference relating to
    Goodwill Amortization                     625,254        679,624
Timing difference relating to bad
    debt recognition                           39,503         30,554
                                           ----------     -----------
Total Deferred Tax Assets                  $1,834,611     $1,108,878
                                           ==========     ===========

The Company has a net operating loss carryforward in the amount of $3,497,712. According to the internal revenue code, these losses can be carried forward twenty years. The expiration dates of the available net operating losses are:

             Year ended December 31, 2019                  $208,336
             Year ended December 31, 2021                 1,757,721
             Year ended December 31, 2022                   974,974
             Year ended December 31, 2022                   556,681
                                                         -----------
             Total Net Operating Loss Carryforward       $3,497,712
                                                         ===========

PROVISION FOR INCOME TAXES

The provision for income taxes consists of the following:

                                                2003                2002
                                           -----------         -----------
   Current Tax Provision                      $67,894             ($4,202)
   Deferred Tax Provision                    (725,733)           (579,578)
                                           -----------         -----------
   TOTAL TAX PROVISION                      ($657,839)          ($583,780)
                                           ===========         ===========
The provision for income taxes was allocated as follows:

                                            2003                    2002
                                      --------------------  -------------------
Allocated to continuing operations
   Current Tax Expense                  $67,894                   $0
   Deferred Tax Expense                (343,060)            (484,673)
                                      ----------            ---------
Total Allocated to Continuing Operations        ($275,166)           ($484,673)

Allocated to discontinued operations
   Current Tax Expense                       $0              ($4,202)
   Deferred Tax Expense                       0              (94,905)
                                      ----------            ---------
Total Allocated to Discontinued Operations              0              (99,107)

Allocated to Extraordinary Event
   Current Tax Expense                       $0                   $0
   Deferred Tax Expense                (382,673)                   0
                                      ----------            ---------
Total Allocated to Extraordinary Event           (382,673)                   0
                                                ----------           ----------
TOTAL TAX PROVISION                             ($657,839)           ($583,780)
                                                ==========           ==========

DISCONTINUED OPERATIONS-SAFE ENVIRONMENT CORP OF INDIANA

In accordance with APB 30, the financial statement activities of Safe Environment Corporation of Indiana is reported as discontinued operations. The following summarizes the results and tax consequences of the sale of this Division in 2002.

                                              2003                2002
                                       ------------------ --------------------
Net Profit from operations
    of Discontinued Operations            $0              $146,944
Tax Related to operations
     of discontinued operations            -                27,900
                                       ---------          ----------
Net Profit from discontinued operations             $0               $119,044
Net Gain(Loss) on Disposition
     of Discontinued Operations           $0             ($646,386)
Tax Related to disposition
     of Discontinued Operations            -              (127,007)
                                       ---------          ----------
Net Loss on disposition
     of Discontinued Operations                      -               (519,379)
                                                 -------            ----------
Total Profit(Loss)
   from discontinued operations                     $0              ($400,335)
                                                 =======            ==========
Total Sales from Discontinued Operations Were       $0             $2,105,240
                                                 =======            ==========

TREASURY STOCK

The Company has 2,500,000 shares of stock in its treasury at a combined total cost of $540,000.

SEGMENT ANALYSIS

Our operations are divided into operating segments using individual products or services or groups of related products and services. Each segment has separate management that reports to a person that makes decisions about performance assessment and resource allocation for all segments. We have one operating segment at the end of 2003, search engine enhancement. We disposed of our Asbestos Abatement division in August of 2002 and it is included as discontinued operations. We evaluate the performance of each segment using before-tax income or loss from continuing operations. There are no sales transactions between segments.

Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The other segment category consists of our management company CGI Holding Corporation.

                          NET SALES BY INDUSTRY SEGMENT
                                    2003                     2002
INDUSTRY SEGMENT            AMOUNT     PERCENT       AMOUNT        PERCENT
                          --------------------    ------------------------
WEBSOURCED, INC.           $7,095,101   100.00%    $4,053,222       100.00%
OTHER                               0     0.00%             0         0.00%
                          -----------  --------   -----------     ---------
TOTAL SALES                $7,095,101   100.00%    $4,053,222       100.00%
                          ===========  ========   ===========     =========

                      OPERATING PROFIT BY INDUSTRY SEGMENT

INDUSTRY SEGMENT                  2003                         2002
                          --------------------    ------------------------
WEBSOURCED, INC.               $1,379,217                  ($1,910,726)
OTHER                            (591,981)                    (642,353)
                          --------------------    ------------------------
TOTAL SALES                      $787,236                  ($2,553,079)
                          ====================    ========================

                        TOTAL ASSETS BY INDUSTRY SEGMENT
                                    2003                     2002
INDUSTRY SEGMENT            AMOUNT     PERCENT       AMOUNT        PERCENT
                          --------------------    ------------------------
WEBSOURCED, INC.           $4,344,510   61.23%      $943,589         23.28%
OTHER                       2,212,785   31.19%     1,487,249         36.69%
                          -----------  --------   -----------     ---------

TOTAL SALES                $6,557,295   92.42%    $2,430,838         59.97%
                          ===========  ========   ===========     =========

                          CGI HOLDING CORPORATION, INC.
                           CONSOLIDATED BALANCE SHEET
                      SEPTEMBER 30, 2004, DECEMBER 31, 2003

                               9/30/2004         12/31/2003
                            ------------        ------------
CURRENT ASSETS
Cash                            2,529,723           303,144
Restricted Cash                   726,866                 -
Accounts Receivable             1,008,020           432,794
Unbilled Revenue                2,552,650           785,987
Allowance for Bad Debts           (52,786)         (116,185)
Other Current Assets              558,233            81,134
Note Receivable                   305,175           368,870
Deferred Tax Asset                133,547           340,000
                             ------------        -----------
Total Current Assets            7,761,428         2,195,744
                             ------------        -----------
PROPERTY AND EQUIPMENT
Property, Plant and Equipment   1,260,055           118,512
Less:Accumulated Depreciation    (258,164)          (37,622)
                             ------------        -----------
NET PROPERTY AND EQUIPMENT      1,001,890            80,890
                             ------------        -----------
OTHER ASSETS
Deferred Tax Asset                589,231         1,494,611
Intangible Assets               1,177,617                 -
Goodwill                        7,044,492                 -
Other Assets                       97,550            97,500
                             ------------        -----------
TOTAL OTHER ASSETS              8,908,890         1,592,111
                             ------------        -----------
TOTAL ASSETS                   17,672,208         3,868,745
                             ============        ===========

CURRENT LIABILITIES
Current Portion
    of Long Term Debt            539,157         1,315,079
Accounts Payable                 241,021           303,918
Accrued Income Taxes             198,161            67,894
Deferred Revenue                 280,162                 -
Accrued Liabilities              447,669           148,683
Client Prepaid Media Buys        670,671                 -
                            ------------        -----------
TOTAL CURRENT LIABILITIES      2,376,841         1,835,574
                            ------------        -----------
LONG TERM LIABILITIES
Long-Term Debt, Net
    of Current Portion           566,094           697,064
Deferred Rent                    141,817                 -
Other Long Term Liabilities        1,299                 -
                            ------------        -----------
TOTAL LONG TERM LIABILITIES      709,210           697,064
                            ------------        -----------
STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par
value, 5,000,000 shares
authorized; no shares issued
or outstanding                         -                 -
Common Stock, $0.001 par value,
100,000,000 shares authorized,
29,600,761 shares issued and
27,100,761 outstanding            29,600            23,389
Additional Paid In Capital    16,684,370         5,655,760
Accumulated Deficit           (1,587,813)       (3,803,042)
Treasury Stock                  (540,000)         (540,000)
                            ------------        -----------
TOTAL STOCKHOLDERS' EQUITY    14,586,157         1,336,107
                            ------------        -----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY          17,672,208         3,868,745
                            ============        ===========

                          CGI HOLDING CORPORATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

                                NINE MONTHS ENDED          THREE MONTHS ENDED
                                2004       2003           2004        2003
                              ----------  ----------    ----------  ----------
SALES                        14,121,105   4,404,628     5,721,669    2,084,230

COST OF GOODS SOLD            5,685,502   1,942,184     2,160,940      768,189
                              ----------  ----------    ----------  ----------
GROSS PROFIT                  8,435,603   2,462,444     3,560,729    1,316,041

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES       4,856,523   2,137,047     2,079,670    1,044,440
                              ----------  ----------    ----------  ----------
INCOME FROM OPERATIONS        3,579,080     325,397     1,481,059      271,601
                              ----------  ----------    ----------  ----------
OTHER INCOME (EXPENSES)
    Other Income(Expense)        38,155          -        (24,750)           -
    Interest Income               1,911      6,247          1,655           23
    Interest Expense            (31,944)   (54,518)        (3,844)     (16,196)
                              ----------  ----------    ----------  ----------
TOTAL OTHER INCOME (EXPENSE)      8,122    (48,271)       (26,938)     (16,173)
                              ----------  ----------    ----------  ----------
INCOME BEFORE INCOME TAX
PROVISION                     3,587,202    277,126      1,454,120      255,428
                              ----------  ----------    ----------  ----------
 INCOME TAX PROVISION
    Current Tax Expense         260,140          -        116,229            -
    Deferred Tax Expense      1,111,833          -        454,883            -
                              ----------  ----------    ----------  ----------
TOTAL INCOME TAX PROVISION    1,371,973          -        571,112            -
                              ----------  ----------    ----------  ----------
INCOME FROM CONTINUING
OPERATIONS                    2,215,229     277,126        883,008     255,428

EXTRAORDINARY EVENT                   -  (1,200,000)             -  (1,200,000)
                              ----------  ----------    ----------  ----------
NET INCOME (LOSS)             2,215,229    (922,874)       883,008    (944,572)
                              ==========  ==========    ==========  ==========

BASIC EARNINGS PER SHARE
FROM CONTINUING OPERATIONS        $0.10       $0.02        $0.04        $0.01
                                 ========    ========      =======     =======

BASIC EARNINGS (LOSS) PER SHARE
FROM EXTRAORDINARY EVENT          $0.00      ($0.07)       $0.00       ($0.06)
                                 ========    ========      =======     =======

BASIC EARNINGS (LOSS) PER
COMMON SHARE                      $0.10      ($0.05)       $0.04       ($0.05))
                                 ========    ========      =======     =======

BASIC WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING   22,966,379  17,974,822  24,804,913   19,711,213
                               ==========  ==========  ==========   ==========

FULLY DILUTED EARNINGS PER SHARE
FROM CONTINUING OPERATIONS         $0.08      $0.01         $0.03       $0.01
                                 ========    ========      =======     =======

FULLY DILUTED EARNINGS (LOSS) PER
SHARE FROM EXTRAORDINARY EVENT     $0.00     ($0.05)        $0.00       ($0.05)
                                 ========    ========      =======     =======

FULLY DILUTED EARNINGS (LOSS)
PER COMMON SHARE                   $0.08     ($0.04)        $0.03       ($0.04)
                                 ========    ========      =======     =======

FULLY DILUTED WEIGHTED
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING             28,672,940  20,598,891  30,511,474   22,335,282
                               ==========  ==========  ==========   ==========

                         CGI HOLDING CORPORATION, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       FOR THE PERIOD ENDED SEPTEMBER 30, 2004

                            COMMON     COMMON    PAID-IN   ACCUMULATED  TREASURY
                            SHARES      STOCK    CAPITAL    DEFICIT       STOCK
                          ---------- ---------- ---------------------- ---------
BALANCE:JANUARY 1, 2003    16,612,557    19,112  5,239,368  (4,122,609)(540,000)

76,901 Options Exercised
at $0.01 Per Share             76,901        77        692

1,000,000 Options Exercised
on April 1, 2003 at $.10
Per Option                  1,000,000     1,000     99,000

Issued 3,200,000 Shares as
a Stock Bonus on July 31,
2003                        3,200,000     3,200    316,800

Net Profit 2003                                              319,567
                          ---------- ---------- --------- ------------ ---------
BALANCE:DECEMBER 31,2003   20,889,458    23,389  5,655,760 (3,803,042) (540,000)

Issued 12,015 Shares on
February 24 as part of a
cashless option exercise       12,015        12        (12)

Sold 1,718,750 Shares on
March 9, 2004 for $1.60
per share                   1,718,750    1,719   2,748,282

400 Options exercised at
$.16 per share on April 7         400        -         64

50,000 Options exercised at
$.01 per share on April 16     50,000       50        450

15,000 Options exercised at
$.75 per share on April 20     15,000       15     11,235

2,000 Options exercised at
$1.00 per share on April 20     2,000        2      1,998

3,313 Options exercised at
$1.00 per share on May 25       3,313        3      3,310

200,000 Options exercised at
$.13 per share on June 3      200,000      200     25,800

Issued 100,000 shares as part
of an asset purchase agreement
on June 4, 2004               100,000      100    262,400


250 Options exercised at
$.16 per share on
July 27, 2004                     250        0         40

Sold 2,179,813 shares on
August 19, 2004 for
$1.81/share                 2,179,813    2,180  3,933,423

Issued 1,904,762 shares at
$2.10 per share on August 19,
2004 to purchase the stock of
Webcapades, Inc.            1,904,762    1,905  3,998,095

Issued 25,000 shares on
August 30, 2004 as part of
a consulting agreement         25,000       25    43,525

Net Profit, September 30, 2004                              2,215,229
                           ---------- --------- --------- ------------ ---------
BALANCE: Sept. 30, 2004    27,100,761   29,600 16,684,370  (1,587,813) (540,000)
                           ========== ======== ========== ============ =========

                         CGI HOLDING CORPORATION, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

                                                 2004              2003
                                            -------------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Profit(Loss)                           2,215,229          (922,874)
Non-Cash Items Included in Net Profit
    Depreciation & Amortization                  124,589            14,296
    Provision for Losses                       1,068,692           614,259
    Stock Bonus                                        -           160,000
    Extraordinary Event                                -         1,200,000
    Deferred Income Taxes                      1,111,833                 -
    Loss on Deposit                               75,000                 -
OTHER CHANGES:
Change in Accounts Receivable
    & Unbilled Revenue                        (3,419,980)       (1,174,638)
Change in Other Current Assets                  (159,147)           69,801
Change in Other Assets                             3,250            79,432
Change in Accounts Payable                      (227,854)            3,597
Change in Accrued Expenses                       365,253           169,857
Change in Prepaid Media Buys                     670,671                 -
Change in Deferred Rent                          141,817                 -
Change in Deferred Revenue                        (8,650)                -
                                            -------------       -----------
NET CASH CHANGE FROM OPERATING ACTIVITIES      1,960,703           213,730
                                            -------------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Fixed Assets Acquired                       (801,248)             (475)
    Proceeds from Notes Receivable                     -            88,197
    Cash Received in Acquisition                 634,829                 -
    Increase in Notes Receivable                 (11,305)         (100,000)
                                            -------------       -----------
NET CASH CHANGE FROM INVESTING ACTIVITIES       (177,724)          (12,278)
                                            -------------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Principal Payments Made                   (2,198,305)         (177,173)
    Change in Line of Credit                           -           (25,485)
    Proceeds from Loans                          140,000            95,000
    Proceeds from Sale of Stock                3,228,771           100,769
                                            -------------       -----------
NET CASH CHANGE FROM FINANCING ACTIVITIES      1,170,466            (6,889)
                                            -------------       -----------
NET CASH CHANGE                                2,953,445           194,563

CASH BALANCE:JANUARY 1                           303,144            68,945
                                            -------------       -----------
CASH BALANCE: SEPTEMBER 30                     3,256,589           263,508
                                            =============      ============

Supplemental Information
    Interest Paid                                 31,944            54,518
    Income Taxes Paid                             99,827                 -

Non Cash Investing and Financing Activities

On June 4, 2004, the Company entered into an asset purchase agreement in which it issued 100,000 shares of the Company's common stock valued at $262,500.

On August 19, 2004 the Company purchased the stock of WebCapades, Inc. The purchase was financed by the sale and issuance of stock in the amount of $7,500,000 and notes payable of $1,151,413. The Company received net tangible assets of $660,306 and intangible assets totalling $7,991,106.

On August 30, 2004 the Company issued 25,000 restricted common stock valued at $43,550 for a six month contract with CEOcast, Inc.

                         CGI HOLDING CORPORATION, INC.
                       FOOTNOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2004 AND 2003

PRESENTATION OF FINANCIAL STATEMENTS

The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the nine months ended September 30, 2004 and 2003.

REVENUE RECOGNITION - CHERISH, INC.

The Company's Cherish, Inc. subsidiary recognizes income on monthly subscription contracts in the month they receive payment. They recognize multi-month subcriptions on a straight line basis over the term of the subscription.

RESTRICTED CASH AND CLIENT PREPAID MEDIA BUYS

During the current year the Company's WebSourced, Inc. subsidiary entered into contracts in which they perform Pay Per Click (PPC) Management services. Prior to the month of service the clients are invoiced for their respective estimated PPC spend for the month plus a nominal management fee. The amount of funds that are designated for PPC spend are placed into non-interest bearing escrow accounts allocated to each client for use in paying their respective PPC spend for the month. These funds are listed as Restricted Cash on the balance sheet with the offsetting Client Prepaid Media Buys in the liability section.

The Company's Cherish division also has a small amount of restricted cash in an interest bearing escrow account controlled by Cherish's credit card processor. This amounted to $99,019 at September 30, 2004.

CHANGE IN FINANCIAL STATEMENT PRESENTATION

During the third quarter of 2004, the Company decided to change the presentation of its balance sheet. The amounts affected include the accounts receivable and deferred revenue. This change was not from a change in accounting policy and did not affect the Company's earnings.

The following is a summary of the effect of the those changes:

                              CURRENT PRESENTATION
                              --------------------
                                             9/30/04          12/31/03
                                          -------------    -------------
Accounts Receivable                          $1,008,020        $432,794
Unbilled Revenue                              2,552,650         785,987
                                          -------------    -------------
Net Assets Represented on Balance Sheet      $3,560,670      $1,218,781
                                          =============    =============


                               PAST PRESENTATION
                               -----------------
                                             9/30/04          12/31/03
                                          -------------    -------------
Accounts Receivable                          $1,008,020        $432,794
Contracts Receivable                          7,353,345       3,474,537
                                          -------------    -------------
Total Accounts and Contracts Receivable      $8,361,365      $3,907,331

Deferred Revenue                              4,800,695       2,688,550
                                          -------------    -------------
Net Assets Represented on Balance Sheet      $3,560,670      $1,218,781
                                          =============    =============

INTANGIBLE ASSETS AND GOODWILL

During the current year the Company entered into two purchase agreements in which a total of $8,253,606 of intangible assets were recognized. The following is a schedule of the Company's intangible assets as of September 30, 2004:

                                                 Cherish, Inc.
                               ------------------------------------------------
                                  Initial        Accumulated      Net Carrying
                                   Value          Amortization       Value
                               -------------    --------------   --------------
Goodwill                          6,956,992                0         6,956,992
Client List                         260,000            3,095           256,905
Website Code
  and Development                   729,114           12,152           716,962
Client Relations                     45,000            7,500            37,500
                               -------------    --------------   --------------
Totals                            7,991,106           22,747         7,968,359
                               =============    ==============   ==============
                                                 WebSourced, Inc.
                               ------------------------------------------------
                                   Initial        Accumulated      Net Carrying
                                   Value          Amortization       Value
                               -------------    --------------   --------------
Web Application Tools               175,000            8,750           166,250
                               =============    ==============   ==============

                                             CGI Holding Corporation
                               ------------------------------------------------
                                   Initial        Accumulated      Net Carrying
                                   Value          Amortization       Value
                               -------------    --------------   --------------
Goodwill                             87,500                0            87,500
                               =============    ==============   ==============

Company Totals
   Goodwill                       7,044,492                0         7,044,492
   Intangibles                    1,209,114           31,497         1,177,617

The Company's amortization expense over the next six years is as follows:

        2004          $76,991
        2005          232,966
        2006          217,966
        2007          217,966
        2008          217,966
        2009          151,858

NOTES PAYABLE

The Company currently has notes payable relating to the acquisition of WebCapades, Inc. on August 19, 2004. The original amount of these notes was recorded as $1,151,413. The notes provide for 24 monthly payments of an aggregate $50,000 principal and interest at an implied rate of 4.00% as the notes provided for an interest rate of 0.0%. These notes are payable to the former owners of WebCapades, Inc. and their agent.

STOCKHOLDER'S EQUITY ADJUSTMENT

When the Company purchased the assets of WorldMall.com in 2001, the number of shares issued as compensation for brokering the deal was originally recorded at 250,000. The actual fee paid in shares was 350,000. At the time of the merger these shares were valued at $.30 per share or $30,000. Also, 16 partial shares were not issued as per the agreement. These financial statements reflect the additional 99,984 shares that were issued and the related expense of $30,000 is included in the Company's retained earnings.

PRO FORMA FINANCIAL INFORMATION

On August 19, 2004, the Company, WebCapades Acquisition Sub, Inc., WebCapades, Inc., Scott P. Mitchell and Kristine E. Mitchell entered into an Agreement dated August 19, 2004, pursuant to which WebCapades, Inc. merged with and into WebCapades Acquisition Sub, Inc., and WebCapades, Inc. thereby became a wholly-owned subsidiary of the Company. The merger consideration included $3,500,000 in cash, 1,904,762 shares of common stock of the Company, $1,200,000 in two-year promissory notes payable by the Company, and a contingent earnout of $500,000. Scott P. Mitchell and Kristine E. Mitchell each signed three-year employment agreements with WebCapades, Inc. and Cherish, Inc., a wholly-owned subsidiary of the Company's wholly-owned subsidiary WebSourced, Inc. Scott P. Mitchell was granted warrants to purchase an aggregate of 150,000 shares of common stock of the Company, 50,000 of which are at an exercise price of $2.10 per share, and 100,000 of which have exercise prices contingent upon the prices of the Company's common stock on the first and second anniversaries of the closing of the WebCapades acquisition. Certain other employees of WebCapades, Inc. were granted warrants to purchase an aggregate of 90,600 shares of common stock of the Company at an exercise price of $2.10 per share. In connection with the transaction, the Company completed a private placement of 2,049,813 shares of common stock of the Company at a price of $2.05 per share, thereby raising an aggregate of $4,202,104 for the Company. The purchasers in such private placement were granted warrants to purchase an aggregate of 512,457 shares of common stock of the Company at an exercise price of $2.05 per share. The Company also paid Momentum Capital, LLC $266,500, 130,000 shares of common stock and warrants to purchase 32,500 shares of common stock of the Company at an exercise price of $2.05 per share for their services.


On August 24, 2004, the Company sold, assigned and transferred all of the shares of common stock of WebCapades, Inc. to the Company's wholly-owned subsidiary WebSourced, Inc. On August 25, 2004, the Company's subsidiary WebSourced, Inc. sold, assigned and transferred all of the shares of common stock of WebCapades, Inc. to WebSourced, Inc.'s wholly-owned subsidiary Cherish, Inc.

The pro forma results are not indicative of the results of operations had the acquisition taken place at the beginning of the year (or future results of the combined companies).

These pro forma statements of operations include the activities of WebCapades, Inc. for the periods ended September 30, 2003 and the pre-merger activity from January 1, 2004 through the date of the merger on August 19, 2004.

                          CGI HOLDING CORPORATION, INC.
                 CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004


                                                          Pro Forma     Total
                                  CGI       WebCapades   Adjustments
                              ------------  ----------- ------------ ----------
SALES                          14,121,105    4,264,607               18,385,712

COST OF GOODS SOLD              5,685,502      951,625                6,637,127
                              ------------  ----------- ------------ ----------
GROSS PROFIT                    8,435,603    3,312,982               11,748,585

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES         4,856,523    1,264,520   A 163,474    6,284,517
                              ------------  ----------- ------------ ----------
INCOME FROM OPERATIONS          3,579,080    2,048,462    (163,474)   5,464,068
                              ------------  ----------- ------------ ----------
OTHER INCOME (EXPENSES)
    Impairment of Assets          (75,000)           -                  (75,000)
    Other Income(Expense)         113,155       10,978                  124,133
    Interest Income                 1,912            -                    1,912
    Interest Expense              (31,944)           -                  (31,944)
                              ------------  ----------- ------------ ----------
TOTAL OTHER INCOME (EXPENSE)        8,123       10,978                   19,101
                              ------------  ----------- ------------ ----------
INCOME BEFORE INCOME TAX
PROVISION                       3,587,203    2,059,440   (163,474)    5,483,169
                              ------------  ----------- ------------ ----------
INCOME TAX PROVISION
    Current Tax Expense           260,140            -   B 774,967    1,035,107
    Deferred Tax Expense        1,111,833            -                1,111,833
                              ------------  ----------- ------------ ----------
TOTAL INCOME TAX PROVISION      1,371,973            -    (938,441)   2,146,940
                              ------------  ----------- ------------ ----------
NET INCOME FROM
CONTINUING  OPERATIONS          2,215,230    2,059,440    (938,441)   3,336,229
                              ============  =========== ============ ==========

BASIC EARNINGS PER COMMON SHARE
FROM CONTINUING OPERATIONS                                                $0.13
                                                                     ==========
BASIC WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                            26,314,778
                                                                     ==========

FULLY DILUTED EARNINGS PER COMMON SHARE
FROM CONTINUING OPERATIONS                                                $0.10
                                                                     ==========
FULLY DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING                                         32,021,339
                                                                     ==========

                         CGI HOLDING CORPORATION, INC.
                 CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

                                                          Pro Forma     Total
                                  CGI       WebCapades   Adjustments
                              ------------  ----------- ------------ ----------

SALES                           4,404,628    3,172,721                7,577,349

COST OF GOODS SOLD              1,942,184      544,716                2,486,900
                              ------------  ----------- ------------ ----------
GROSS PROFIT                    2,462,444    2,628,005                5,090,449

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES         2,137,047      970,437   A 208,474    3,315,958
                              ------------  ----------- ------------ ----------
INCOME FROM OPERATIONS            325,397    1,657,568    (208,474)   1,774,491
                              ------------  ----------- ------------ ----------
OTHER INCOME (EXPENSES)
    Impairment of Assets                -            -                        -
    Other Income(Expense)               -            -                        -
    Interest Income                 6,247            -                    6,247
    Interest Expense              (54,518)           -                  (54,518)
                              ------------  ----------- ------------ ----------
TOTAL OTHER INCOME (EXPENSE)      (48,271)           -                  (48,271)
                              ------------  ----------- ------------ ----------
INCOME BEFORE INCOME TAX
PROVISION                         277,126    1,657,568   (208,474)    1,726,220
                              ------------  ----------- ------------ ----------
INCOME TAX PROVISION
    Current Tax Expense                 -            -   B 659,888      659,888
    Deferred Tax Expense                -            -                        -
                              ------------  ----------- ------------ ----------
TOTAL INCOME TAX PROVISION              -            -    (868,362)     659,888
                              ------------  ----------- ------------ ----------
NET INCOME FROM
CONTINUING  OPERATIONS            277,126    1,657,568    (868,362)   1,066,332

EXTRAORDINARY EVENT            (1,200,000)           -   B 408,000     (792,000)
                              ------------  ----------- ------------ ----------
NET INCOME/LOSS                  (922,874)   1,657,568    (460,362)     274,332
                              ============  =========== ============ ==========

BASIC EARNINGS PER COMMON SHARE
FROM CONTINUING OPERATIONS                                                $0.05
                                                                     ==========
BASIC EARNINGS PER COMMON SHARE
FROM EXTRAORDINARY EVENT                                                 ($0.04)
                                                                     ==========
BASIC EARNINGS PER COMMON SHARE                                           $0.01
                                                                     ==========
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                            21,929,397
                                                                     ==========

FULLY DILUTED EARNINGS PER COMMON SHARE
FROM CONTINUING OPERATIONS                                                $0.04
                                                                     ==========
FULLY DILUTED EARNINGS PER COMMON SHARE
FROM EXTRAORDINARY EVENT                                                 ($0.03)
                                                                     ==========
FULLY DILUTED EARNINGS PER COMMON SHARE                                   $0.01
                                                                     ==========
FULLY DILUTED WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                            24,553,466
                                                                     ==========
Note A - Intangible Asset Amortization

This adjustment reflects the amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note B - Income Tax Adjustment

This adjustment reflects the estimated combined income tax affect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

                                SEGMENT ANALYSIS

                                INDUSTRY SEGMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 2004

                            WEBSOURCED     CHERISH     CGI         CONSOLIDATED
                           ------------   --------- ----------     ------------
SALES                       $13,384,842    $736,263        $0       $14,121,105

COST OF SALES                 5,461,985     223,517         -         5,685,502
                           ------------   --------- ----------     ------------
GROSS PROFIT                 $7,922,857    $512,746        $0        $8,435,602

SELLING AND
ADMINISTRATIVE EXPENSES       4,262,327     381,693   212,503         4,856,523
                           ------------   --------- ----------     ------------
INCOME FROM OPERATIONS       $3,660,530    $131,053 ($212,503)       $3,579,080
                           ------------   --------- ----------     ------------
OTHER INCOME (EXPENSE)
Impairment of Assets                 $0          $0  ($75,000)         ($75,000)
Other Income                          0           -   113,155           113,155
Interest Income                   1,474         438         0             1,912
Interest Expense                 (8,461)     (3,838)  (19,645)          (31,944)
                           ------------   --------- ----------     ------------
TOTAL OTHER INCOME(EXPENSE)     ($6,988)    ($3,400)  $18,510            $8,123
                           ------------   --------- ----------     ------------
INCOME BEFORE TAXES          $3,653,542    $127,653 ($193,993)       $3,587,202
                           ============   ========= ==========     ============

                                INDUSTRY SEGMENT
                NINE MONTHS ENDED SEPTEMBER 30, 2003

                            WEBSOURCED     CHERISH    CGI          CONSOLIDATED
                           ------------   --------- ----------     ------------
SALES                        $4,404,628         $0         $0       $4,404,628

COST OF SALES                 1,942,183          -          -        1,942,183
                           ------------   --------- ----------     ------------
GROSS PROFIT                 $2,462,445         $0         $0       $2,462,445

SELLING AND
ADMINISTRATIVE EXPENSES       1,779,286          -    357,763        2,137,049
                           ------------   --------- ----------     ------------
INCOME FROM OPERATIONS         $683,159         $0  ($357,763)        $325,396
                           ------------   --------- ----------     ------------
OTHER INCOME (EXPENSE)
Impairment of Assets                 $0         $0         $0               $0
Other Income                          0          -          -                -
Interest Income                       0          0      6,247            6,247
Interest Expense                (16,358)         0    (38,159)         (54,517)
                           ------------   --------- ----------     ------------
TOTAL OTHER INCOME(EXPENSE)    ($16,358)        $0   ($31,912)        ($48,270)
                           ------------   --------- ----------     ------------
INCOME BEFORE TAXES            $666,801         $0  ($389,675)        $277,126
                           ============   ========= ==========     ============

                                INDUSTRY SEGMENT
                      THREE MONTHS ENDED SEPTEMBER 30, 2004

                            WEBSOURCED     CHERISH     CGI         CONSOLIDATED
                           ------------   --------- ----------     ------------
SALES                        $4,985,406    $736,263        $0       $5,721,669

COST OF SALES                 1,937,423     223,517         -        2,160,940
                           ------------   --------- ----------     ------------
GROSS PROFIT                 $3,047,983    $512,746        $0       $3,560,728

SELLING AND
ADMINISTRATIVE EXPENSES       1,678,815     381,693    19,162        2,079,670
                           ------------   --------- ----------     ------------
INCOME FROM OPERATIONS       $1,369,168    $131,053  ($19,162)      $1,481,059
                           ------------   --------- ----------     ------------
OTHER INCOME (EXPENSE)
Impairment of Assets                 $0          $0  ($25,000)        ($25,000)
Other Income                          0           -       250              250
Interest Income                   1,218         438         0            1,656
Interest Expense                     (6)     (3,838)        0           (3,844)
                           ------------   --------- ----------     ------------
TOTAL OTHER INCOME(EXPENSE)      $1,211     ($3,400) ($24,750)        ($26,939)
                           ------------   --------- ----------     ------------
INCOME BEFORE TAXES          $1,370,379    $127,653  ($43,912)      $1,454,120
                           ============   ========= ==========     ============
                                INDUSTRY SEGMENT
                      THREE MONTHS ENDED SEPTEMBER 30, 2003

                            WEBSOURCED     CHERISH     CGI         CONSOLIDATED
                           ------------   --------- ----------     ------------
SALES                        $2,084,230         $0         $0        $2,084,230

COST OF SALES                   768,188          -          -           768,188
                           ------------   --------- ----------     ------------
GROSS PROFIT                 $1,316,042         $0         $0        $1,316,042

SELLING AND
ADMINISTRATIVE EXPENSES         772,518          -    271,924         1,044,442
                           ------------   --------- ----------     ------------
INCOME FROM OPERATIONS         $543,524         $0  ($271,924)         $271,600
                           ------------   --------- ----------     ------------
OTHER INCOME (EXPENSE)
Impairment of Assets                 $0         $0         $0                $0
Other Income                          0          -          -                 -
Interest Income                       0          0         23                23
Interest Expense                 (3,802)         0    (12,393)          (16,195)
                           ------------   --------- ----------     ------------
TOTAL OTHER INCOME(EXPENSE)     ($3,802)        $0   ($12,370)         ($16,172)
                           ------------   --------- ----------     ------------
INCOME BEFORE TAXES            $539,722         $0  ($284,294)         $255,428
                           ============   ========= ==========     ============

To the Board of Directors and Stockholders of Webcapades, Inc.
28050 US Highway 19 North
Clearwater, Florida 33761

We have audited the accompanying balance sheets of Webcapades, Inc., a Florida corporation, as of December 31, 2003 and 2002 , and the related statements of profit and loss, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Webcapades, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information included in schedules 1 and 2 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/S/ Poulos & Bayer
Chicago, Illinois
August 11, 2004

                                WEBCAPADES, INC.
                                  BALANCE SHEET
                           DECEMBER 31, 2003 AND 2002

                                          2003                      2002
                                  -------------------       ------------------
                                     ASSETS
CURRENT ASSETS
   Cash                            $349,532                  $64,700
   Prepaid Expenses                 556,037                  234,008
                                  ---------                 ---------
TOTAL CURRENT ASSETS                         $905,568                 $298,708

PROPERTY & EQUIPMENT
   Cost Basis                      $360,819                 $254,010
   Less: Accumulated Depreciation   106,477                   48,761
                                  ---------                 ---------
NET PROPERTY & EQUIPMENT                      254,343                  205,249

OTHER ASSETS
   Deposits                          $3,300                       $0
   Notes Receivable                 244,218                   75,000
   Restricted Cash                   98,650                  100,000
                                  ---------                 ---------
TOTAL OTHER ASSETS                            346,168                  175,000
                                           ----------                ---------
TOTAL ASSETS                               $1,506,079                 $678,957
                                           ==========                =========

         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
   Accounts Payable                 $88,543                   $12,978
   Deferred Revenue                 189,586                   114,195
   Accrued Profit Sharing           147,334                   111,137
                                  ---------                 ---------
TOTAL CURRENT LIABILITIES                    $425,463                 $238,309

OTHER LIABILITIES
   Deposits                           1,299                                  0

STOCKHOLDER'S EQUITY
   Common Stock (1,000 shares
   authorized, 1,000 shares
   issued and outstanding, $1.00
   par value)                        $1,000                    $1,000
   Retained Earnings              1,078,318                   439,648
                                  ---------                 ---------
TOTAL STOCKHOLDER'S EQUITY                  1,079,318                  440,648
                                           ----------                ---------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                     $1,506,079                 $678,957
                                           ==========                =========

                                WEBCAPADES, INC.
                          STATEMENT OF PROFIT AND LOSS
                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

                                             2003                  2002
                                   ---------------------   --------------------
                                      AMOUNT     PERCENT      AMOUNT    PERCENT
                                   -----------   -------   ----------   -------
SALES                               $4,296,951   100.00%   $3,423,474   100.00%

COST OF SALES                          871,548   20.28%       600,141   17.53%
                                   -----------   -------   ----------   -------
GROSS PROFIT                        $3,425,403   79.72%    $2,823,333   82.47%

OPERATING EXPENSES                   1,659,506   38.62%     1,900,745   55.52%
                                   -----------   -------   ----------   -------
NET PROFIT BEFORE OTHER INCOME      $1,765,897   41.10%      $922,588   26.95%

OTHER INCOME                            15,804    0.37%         1,405    0.04%
                                   -----------   -------   ----------   -------
NET PROFIT                          $1,781,701   41.46%      $923,994   26.99%
                                   ===========   =======   ==========   =======

                                WEBCAPADES, INC.
                         STATEMENT OF RETAINED EARNINGS
                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

                                         2003                    2002
                                     -----------              ----------
BALANCE:  JANUARY 1                     $439,648               $212,579

NET PROFIT                             1,781,701                923,994

DISTRIBUTION TO SHAREHOLDER           (1,143,031)              (696,925)
                                     -----------              ----------
BALANCE:  DECEMBER  31                $1,078,318               $439,648
                                     ===========              ==========

                                WEBCAPADES, INC.
                             STATEMENT OF CASH FLOWS
                 TWELVE MONTHS ENDED DECEMBER 31. 2003 AND 2002

                                                2003                 2002
                                       --------------------- ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Profit                            $1,781,701             $923,994
 Non-Cash Items Included
   in Net Profit
    Depreciation                           57,716               32,842
    Loss on Disposition of Assets               0               27,799
Other Changes:
 Prepaid Expenses                        (322,029)            (205,485)
 Deposits                                  (3,300)                   0
 Accounts Payable                          75,565               12,978
 Deferred Revenue                          75,392              114,195
 Accrued Profit Sharing                    36,197               76,137
 Security Deposit                           1,299                    0
                                       ----------             ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES         $1,702,540           $982,458

CASH FLOWS FROM INVESTING ACTIVITIES
 Fixed Assets Acquired                  ($106,810)           ($193,133)
 Notes Receivable                        (169,218)             (75,000)
                                       ----------             ---------
NET CASH USED BY INVESTING ACTIVITIES               (276,028)          (268,133)

CASH FLOWS FROM FINANCING ACTIVITIES
 Distribution to Shareholder                      (1,143,031)          (696,925)
                                                  -----------          --------
NET CASH CHANGE                                     $283,481            $17,400

CASH BALANCE:  JANUARY 1                             164,700            147,300
                                                  -----------          --------
CASH BALANCE:  DECEMBER 31                          $448,181           $164,700
                                                  ===========          ========
Supplemental Information
      Interest Paid                                      $0                 $0
      Income Taxes Paid                                   0                  0

                                WEBCAPADES, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

BACKGROUND AND ACTIVITY

Webcapades, Inc. was formed in 1998 in Chicago, Illinois. The Company's primary focus has been to provide online dating and matchmaking services tailored to specific interests. In 2001, the Company relocated to Clearwater, Florida and continued to expand its' world class online dating and matchmaking services. The Company currently employs over 25 people and operates websites that have been ranked as some of the most popular sites in the world.

SIGNIFICANT ACCOUNTING POLICIES
Cash and equivalents

Cash held by Sun Trust Bank may at times exceed amounts that are federally insured. The Company does not believe it is exposed to any substantial risk regarding excess cash balances.

Restricted Cash

The Company currently has cash in an escrow account that is restricted by the Company's merchant bank. These funds have been placed in an interest bearing account at the First National Bank of Nevada in 2004.

Revenue Recognition

The Company recognizes revenue from monthly subscriptions at the time of sale. The Company recognizes revenue from six and twelve month contracts equally over the term of the contract.

USE OF ESTIMATES

The Company follows generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the attached financial statements and accompanying notes. Actual results could differ from estimates.

PREPAID EXPENSES

The Company entered into agreements with various vendors in which they received discounts for prepaying for future services and products. These expenses are being recognized as they are incurred.

NOTES RECEIVABLE

                                                    2003             2002
                                               -----------       -----------
Ozona Online Network, Inc.
Note dated September 10, 2002. This
note is currently interest
only at 7.00%.                                    $75,000          $75,000

Ozona Online Network, Inc.
Note dated September 25, 2003. This
note is currently interest
only at 5.50%.                                     75,000                0

Dennison & King, P.L.
Noted is dated December 23, 2003.
The note calls for 60 payments
of $1,885, principal and interest
beginning in January of 2005.
The interest rate is 5.38%                         94,218                0
                                               -----------       -----------
Totals                                           $244,218          $75,000
                                               ===========       ===========

PROPERTY AND EQUIPMENT

Fixed assets are stated at Cost and are depreciated over their estimated useful life using the straight line method. Depreciation expense for the years ended December 31, 2003 and 2002 were $57,716 and $32,842 respectively.

Property and Equipment consists of the following:

                                              2003             2002
                                           --------         ---------
Office Equipment and Furniture              $98,458          $65,861
Production Equipment                        202,788          140,681
Leasehold Improvements                       16,992            4,887
Automobiles                                  42,581           42,581
                                           --------         ---------
                                           $360,819         $254,010
                                           ========         =========
INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the internal revenue code effective January 1, 2000. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholder is liable for individual federal income taxes on their individual income tax returns. It is expected that the funds for these taxes will be drawn from the Company.

PROFIT  SHARING  PLAN

The company sponsors a profit sharing plan which is available to all employees. Eligibility requirements are full time employees who worked six months and who were employed as of the last day of the Plan Year. The Company's contributions are discretionary and have been $147,334 and $111,137 for the years ended December 31, 2003 and 2002 respectively. The Company also pays administrative costs relating to the Plan.

LEASING COMMITMENTS

The Company currently has two separate operating leases for office space in Clearwater, Florida. The Company's primary lease expires on June 30, 2005 while the lease on the second offices expires December 31, 2006. Future minimum lease payments required under these operating leases is as follows:

                                                    2004          $135,514
                                                    2005            85,579
                                                    2006            41,667

The Company currently subleases a portion of its space to it's internet service provider, Ozona Online Network, Inc. This leases commenced on July 1, 2002 and expires June 30, 2005. The future minimum lease payments receivable under this lease are:

                                                    2004           $16,292
                                                    2005             8,266

RENT EXPENSE

Rent expense for the years ended December 31, 2003 and 2002 were $74,847 and $69,383 respectively.

ADVERTISING EXPENSE

Advertising costs are expensed when incurred. Advertising costs for the periods ended December 31, 2003 and 2002 were $276,644 and $201,853 respectively.

                     ACCOMPANYING SUPPLEMENTAL INFORMATION

                                WEBCAPADES, INC.
                            SCHEDULE OF COST OF SALES
                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

                                            2003                 2002
                                    ------------------    -----------------
                                      AMOUNT   PERCENT      AMOUNT  PERCENT
                                    ---------  -------    --------- -------
COST OF SALES
    Advertising                      $276,644    6.44%     $201,853   5.90%
    Commissions                        37,358    0.87%            0   0.00%
    Content Service                   102,454    2.38%       27,692   0.81%
    Credit Card Fees                  286,790    6.67%      251,904   7.36%
    Gateway Service Fees               40,785    0.95%       15,852   0.46%
    ISP Expenses                       91,653    2.13%       91,700   2.68%
    Miscellaneous Website Expenses     35,864    0.83%       11,140   0.33%
                                    ---------  -------    --------- -------
TOTAL DIRECT COSTS                   $871,548   20.28%     $600,141   17.53%
                                    =========  =======    ========= =======


                                WEBCAPADES, INC.
                         SCHEDULE OF OPERATING EXPENSES
                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

                                            2003                 2002
                                    ------------------    -----------------
                                      AMOUNT   PERCENT     AMOUNT   PERCENT
                                    ---------  -------    --------- -------
OPERATING EXPENSES
   Auto Expenses                       $1,788    0.04%       $3,111    0.09%
   Bank Charges                        12,588    0.29%       23,418    0.68%
   Collection Fees                      2,911    0.07%            0    0.00%
   Computer Expenses                    4,169    0.10%        3,189    0.09%
   Depreciation                        57,716    1.34%       32,842    0.96%
   Donations                              800    0.02%        1,250    0.04%
   Dues and Subscriptions               2,231    0.05%          486    0.01%
   Fringe Benefits                      7,214    0.17%            0    0.00%
   Group Insurance                     29,109    0.68%       10,981    0.32%
   Gifts                                9,396    0.22%        4,431    0.13%
   Insurance                            7,650    0.18%        1,554    0.05%
   Loss on Disposition of Assets            0    0.00%       27,799    0.81%
   Miscellaneous                       29,735    0.69%       10,261    0.30%
   Office Expenses                     24,745    0.58%       34,565    1.01%
   Outside Services                     1,969    0.05%            0    0.00%
   Payroll Tax Expense                 77,355    1.80%       73,802    2.16%
   Postage, Delivery and Freight        3,719    0.09%        4,083    0.12%
   Professional Development               917    0.02%        4,216    0.12%
   Professional Fees                   70,858    1.65%       21,492    0.63%
   Profit Sharing                     148,577    3.46%      112,849    3.30%
   Rent                                74,847    1.74%       69,383    2.03%
   Recruiting                          16,482    0.38%        8,470    0.25%
   Repairs and Maintenance              2,819    0.07%        1,995    0.06%
   Salaries                           948,095   22.06%    1,258,154   36.75%
   Subcontractors                           0    0.00%       56,250    1.64%
   Telephone                           24,555    0.57%       17,992    0.53%
   Travel & Entertainment              95,695    2.23%      112,951    3.30%
   Utilities                            3,567    0.08%        5,221    0.15%
                                    ---------  -------    --------- -------
TOTAL OPERATING EXPENSES           $1,659,506   38.62%   $1,900,745   55.52%
                                    =========  =======   ========== =======

To the Board of Directors and Stockholders of Webcapades, Inc.
28050 US Highway 19 North
Clearwater, Florida 33761

We have audited the accompanying balance sheet of Webcapades, Inc., a Florida corporation, as of June 30, 2004 , and the related statements of profit and loss, retained earnings, and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Webcapades, Inc. as of June 30, 2004, and the results of its operations and its cash flows for the six months then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information included in schedules 1 and 2 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/S/ Poulos & Bayer
Chicago, Illinois
August 11, 2004

                                WEBCAPADES, INC.
                                  BALANCE SHEET
                                  JUNE 30, 2004

                                     ASSETS

CURRENT ASSETS
   Cash                                                 $868,962
   Employee Loan                                             859
   Notes Receivable                                        4,021
   Prepaid Expenses                                      315,035
                                                       ----------
TOTAL CURRENT ASSETS                                               $1,188,876

PROPERTY & EQUIPMENT
   Cost Basis                                           $382,876
   Less: Accumulated Depreciatio                         146,565
                                                       ----------
NET PROPERTY & EQUIPMENT                                              236,311

OTHER ASSETS
   Deposits                                               $3,300
   Notes Receivable                                      240,197
   Restricted Cash                                        98,750
                                                       ----------
TOTAL OTHER ASSETS                                                    342,248
                                                                  ------------
TOTAL ASSETS                                                       $1,767,434
                                                                  ============
          LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts Payable                                     $111,568
   Defered Revenue                                       278,865
   Accrued Expenses                                       66,022
                                                       ----------
TOTAL CURRENT LIABILITIES                                            $456,456

OTHER LIABILITIES
   Deposits                                                             1,299

STOCKHOLDER'S EQUITY
   Common Stock(1,000 shares
   authorized, 1,000 shares issued
   and outstanding, $1.00 par value)                      $1,000
   Retained Earnings                                   1,308,680
                                                       ----------
TOTAL STOCKHOLDER'S EQUITY                                          1,309,680
                                                                  ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                         $1,767,434
                                                                  ============

                                WEBCAPADES, INC.
                          STATEMENT OF PROFIT AND LOSS
                         SIX MONTHS ENDED JUNE 30, 2004

                                                  AMOUNT          PERCENT
                                              -----------         --------
SALES                                          $3,264,717         100.00%

COST OF SALES                                     825,527          25.29%
                                              -----------         --------
GROSS PROFIT                                   $2,439,189          74.71%

OPERATING EXPENSES                                915,072          28.03%
                                              -----------         --------
NET PROFIT BEFORE OTHER INCOME                 $1,524,117          46.68%

OTHER INCOME                                       10,978           0.34%
                                              -----------         --------
NET PROFIT                                     $1,535,095          47.02%
                                              ===========         ========

                                WEBCAPADES, INC.
                         STATEMENT OF RETAINED EARNINGS
                         SIX MONTHS ENDED JUNE 30, 2004

BALANCE:  JANUARY 1                                    $1,078,318

NET PROFIT                                              1,535,095

DISTRIBUTION TO SHAREHOLDER                            (1,304,732)
                                                       -----------
BALANCE:  JUNE 30                                      $1,308,680
                                                       ===========

                                WEBCAPADES, INC.
                             STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
      Net Profit                                        $1,535,095
      Non-Cash Items Included in Net Profit
         Depreciation                                       40,088
      Other Changes:
      Prepaid Expenses                                     241,002
      Employee Loan                                           (859)
      Accounts Payable                                      23,025
      Deferred Revenue                                      89,279
      Accrued Expenses                                     (81,312)
                                                       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           $1,846,319

CASH FLOWS FROM INVESTING ACTIVITIES
      Fixed Assets Acquired                                           (22,056)

CASH FLOWS FROM FINANCING ACTIVITIES
      Distribution to Shareholder                                  (1,304,732)
                                                                   -----------
NET CASH CHANGE                                                      $519,530

CASH BALANCE:  JANUARY 1                                              448,182
                                                                   -----------
CASH BALANCE:  JUNE 30                                               $967,712
                                                                   ===========
Supplemental Information
      Interest Paid                                                        $0
      Income Taxes Paid                                                     0

                                WEBCAPADES, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2004

BACKGROUND AND ACTIVITY

Webcapades, Inc. was formed in 1998 in Chicago, Illinois. The Company's primary focus has been to provide online dating and matchmaking services tailored to specific interests. In 2001, the Company relocated to Clearwater, Florida and continued to expand its' world class online dating and matchmaking services. The Company currently employs over 25 people and operates websites that have been ranked as some of the most popular sites in the world.

SIGNIFICANT ACCOUNTING POLICIES

Cash and equivalents

Cash held by Sun Trust Bank may at times exceed amounts that are federally insured. The Company does not believe it is exposed to any substantial risk regarding excess cash balances.

Restricted Cash

The Company currently has cash in an escrow account that is restricted by the Company's merchant bank. These funds have been placed in an interest bearing account at the First National Bank of Nevada in 2004.

Revenue Recognition

The Company recognizes revenue from monthly subscriptions at the time of sale. The Company recognizes revenue from six and twelve month contracts equally over the term of the contract.

USE OF ESTIMATES

The Company follows generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the attached financial statements and accompanying notes. Actual results could differ from estimates.

PREPAID EXPENSES

The Company entered into agreements with various vendors in which they received discounts for prepaying for future services and products. These expenses are being recognized as they are incurred.

NOTES RECEIVABLE

Ozona Online Network, Inc.
Note dated September 10, 2002.  This note is currently interest
only at 7.00%.                                                         $75,000

Ozona Online Network, Inc.
Note dated September 25, 2003.  This note is currently interest
only at 5.50%.                                                          75,000

Dennison & King, P.L.
Noted is dated December 23, 2003.  The note calls for 60 payments of $1,885, principal and interest beginning in January of 2005.
The interest rate is 5.38%                                              94,218
                                                                      ---------
      Totals                                                          $244,218
                                                                      =========

PROPERTY AND EQUIPMENT

Fixed assets are stated at Cost and are depreciated over their estimated useful life using the straight line method. Depreciation expense for the six months June 30, 2004 was $40,088.

Property and Equipment consists of the following:

                      Office Equipment and Furniture             $102,639
                      Production Equipment                        220,664
                      Leasehold Improvements                       16,992
                      Automobiles                                  42,581
                                                                 --------
                                                                 $382,876
                                                                 ========
INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the internal revenue code effective January 1, 2000. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholder is liable for individual federal income taxes on their individual income tax returns. It is expected that the funds for these taxes will be drawn from the Company.

PROFIT SHARING PLAN

The company sponsors a profit sharing plan which is available to all employees. Eligibility requirements are full time employees who worked six months and who were employed as of the last day of the Plan Year. The Company's contributions are discretionary. The Company also pays administrative costs relating to the Plan.

LEASING COMMITMENTS

The Company currently has two separate operating leases for office space in Clearwater, Florida. The Company's primary lease expires on June 30, 2005 while the lease on the second offices expires December 31, 2006. Future minimum lease payments required under these operating leases is as follows:

                                                    2004           $84,401
                                                    2005            85,579
                                                    2006            41,667

The Company currently subleases a portion of its space to it's internet service provider, Ozona Online Network, Inc. This leases commenced on July 1, 2002 and expires June 30, 2005. The future minimum lease payments receivable under this lease are:

                                                    2004            $8,266
                                                    2005             8,266

RENT EXPENSE

Rent expense for the six months ended June 30, 2004 was $52,719.

ADVERTISING EXPENSE

Advertising costs are expenses when incurred. Advertising costs for the six months ended June 30, 2004 were $489,015.

                     ACCOMPANYING SUPPLEMENTAL INFORMATION


                                WEBCAPADES, INC.
                            SCHEDULE OF COST OF SALES
                         SIX MONTHS ENDED JUNE 30, 2004

                                                AMOUNT            PERCENT
                                             ----------         ---------
COST OF SALES
    Advertising                               $489,015            14.98%
    Commissions                                 25,939             0.79%
    Content Service                             34,852             1.07%
    Credit Card Fees                           171,684             5.26%
    Gateway Service Fees                        20,511             0.63%
    ISP Expenses                                64,100             1.96%
    Miscellaneous Website Expenses              19,427             0.60%
                                             ----------         ---------
TOTAL DIRECT COSTS                            $825,527            25.29%
                                             ==========         =========


                                WEBCAPADES, INC.
                         SCHEDULE OF OPERATING EXPENSES
                         SIX MONTHS ENDED JUNE 30, 2004

                                               AMOUNT            PERCENT
                                             ----------         ---------
OPERATING EXPENSES
   Auto Expenses                                  $923             0.03%
   Bank Charges                                 15,655             0.48%
   Collection Fees                               1,342             0.04%
   Depreciation                                 40,088             1.23%
   Donations                                       200             0.01%
   Dues and Subscriptions                        4,981             0.15%
   Group Insurance                              27,380             0.84%
   Gifts                                           258             0.01%
   Insurance                                     3,916             0.12%
   Miscellaneous                                23,896             0.73%
   Office Expenses                              10,467             0.32%
   Payroll Tax Expense                          56,421             1.73%
   Postage, Delivery and Freight                 2,525             0.08%
   Professional Development                        524             0.02%
   Professional Fees                             2,468             0.08%
   Profit Sharing                                  450             0.01%
   Rent                                         52,719             1.61%
   Recruiting                                    4,459             0.14%
   Repairs and Maintenance                         146             0.00%
   Salaries                                    620,304            19.00%
   Telephone                                     1,807             0.06%
   Travel & Entertainment                       42,708             1.31%
   Utilities                                     1,434             0.04%
                                             ----------         ---------
TOTAL OPERATING EXPENSES                      $915,072            28.03%
                                             ==========         =========

                                WEBCAPADES, INC.
                                  BALANCE SHEET
                                  JUNE 30, 2003

                                     ASSETS

CURRENT ASSETS
   Cash                                                 $859,126
   Prepaid Expenses                                      113,513
                                                       ----------
TOTAL CURRENT ASSETS                                                 $972,639

PROPERTY & EQUIPMENT
   Cost Basis                                           $260,540
   Less: Accumulated Depreciatio                          72,761
                                                       ----------
NET PROPERTY & EQUIPMENT                                              187,779

OTHER ASSETS
   Notes Receivable                                      $75,000
   Restricted Cash                                       100,000
                                                       ----------
TOTAL OTHER ASSETS                                                    175,000
                                                                  ------------
TOTAL ASSETS                                                       $1,335,418
                                                                  ============
          LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts Payable                                      $16,695
   Defered Revenue                                       175,517
   Accrued Expenses                                       53,243
                                                       ----------
TOTAL CURRENT LIABILITIES                                            $245,454

OTHER LIABILITIES
   Deposits                                                             1,299

STOCKHOLDER'S EQUITY
   Common Stock(1,000 shares
   authorized, 1,000 shares issued
   and outstanding, $1.00 par value)                      $1,000
   Retained Earnings                                   1,087,665
                                                       ----------
TOTAL STOCKHOLDER'S EQUITY                                          1,088,665
                                                                  ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                         $1,335,418
                                                                  ============

                                WEBCAPADES, INC.
                          STATEMENT OF PROFIT AND LOSS
                         SIX MONTHS ENDED JUNE 30, 2003

                                                  AMOUNT          PERCENT
                                              -----------         --------
SALES                                          $1,985,761         100.00%

COST OF SALES                                     286,460          14,43%
                                              -----------         --------
GROSS PROFIT                                   $1,699,302          85,57%

OPERATING EXPENSES                                711,197          35,81%
                                              -----------         --------
NET PROFIT BEFORE OTHER INCOME                   $988,104          49,76%

OTHER INCOME                                        4,913           0.25%
                                              -----------         --------
NET PROFIT                                       $993,018          50.01%
                                              ===========         ========

                                WEBCAPADES, INC.
                         STATEMENT OF RETAINED EARNINGS
                         SIX MONTHS ENDED JUNE 30, 2003

BALANCE:  JANUARY 1                                      $439,648

NET PROFIT                                                993,018

DISTRIBUTION TO SHAREHOLDER                              (345,000)
                                                       -----------
BALANCE:  JUNE 30                                      $1,087,665
                                                       ===========

                                WEBCAPADES, INC.
                             STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
      Net Profit                                          $993,018
      Non-Cash Items Included in Net Profit
         Depreciation                                       24,000
      Other Changes:
      Prepaid Expenses                                     120,495
      Accounts Payable                                       3,717
      Deferred Revenue                                      61,323
      Accrued Expenses                                     (57,894)
      Security Deposit                                       1,299
                                                       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           $1,145,956

CASH FLOWS FROM INVESTING ACTIVITIES
      Fixed Assets Acquired                                            (6,530)

CASH FLOWS FROM FINANCING ACTIVITIES
      Distribution to Shareholder                                    (345,000)
                                                                   -----------
NET CASH CHANGE                                                      $794,426

CASH BALANCE:  JANUARY 1                                              164,700
                                                                   -----------
CASH BALANCE:  JUNE 30                                               $959,126
                                                                   ===========
Supplemental Information
      Interest Paid                                                        $0
      Income Taxes Paid                                                     0

                          CGI HOLDING CORPORATION, INC.
                      CONSOLIDATED PRO FORMA BALANCE SHEET
                                  JUNE 30, 2004
                                                          Pro Forma      Total
                                      CGI     WebCapades Adjustments
                                   ----------  --------- ---------  ------------
CURRENT ASSETS
Cash                                1,269,539    868,962   435,604    2,574,105
Restricted Cash                                   98,750                 98,750
Accounts Receivable                   933,979                           933,979
Unbilled Revenue                    2,205,595                         2,205,595
Allowance for Bad Debts              (277,280)                         (277,280)
Other Current Assets                  225,746    315,893                541,639
Note Receivable                       325,075      4,021                329,096
Refundable Corporate Taxes              4,202                             4,202
Deferred Tax Asset                    403,200                           403,200
                                   ----------  --------- ---------  ------------
Total Current Assets                5,090,056  1,287,626   435,604    6,813,286
                                   ----------  --------- ---------  ------------
PROPERTY AND EQUIPMENT
Property, Plant and Equipmet          613,870    382,876                996,746
Less:Accumulated Depreciation         (75,507)  (146,565)              (222,072)
                                   ----------  --------- ---------  ------------
NET PROPERTY AND EQUIPMENT            538,363    236,311                774,674
                                   ----------  --------- ---------  ------------
OTHER ASSETS
Deferred Tax Asset                    867,711                           867,711
Intangible Assets                                        1,034,114    1,034,114
Goodwill                                                 6,307,619    6,307,619
Other Assets                          306,750    243,497                550,247
                                   ----------  --------- ---------  ------------
TOTAL OTHER ASSETS                  1,174,461    243,497 7,341,733    8,759,691
                                   ----------  --------- ---------  ------------
TOTAL ASSETS                        6,802,880  1,767,434 7,777,337   16,347,651
                                   ==========  ========= =========  ============
CURRENT LIABILITIES
Current Portion of Long Term Debt           -              564,213      564,213
Notes Payable-Line of Credit                -                                 -
Accounts Payable                       29,472    111,568                141,040
Accrued Income Taxes                  143,911                           143,911
Deferred Revenue                            -    278,865                278,865
Accrued Liabilities                   812,292     66,022                878,314
                                   ----------  --------- ---------  ------------
TOTAL CURRENT LIABILITIES             985,675    456,455   564,213    2,006,343
                                   ----------  --------- ---------  ------------
LONG TERM LIABILITIES
Long-Term Debt, Net of
   Current Portion                          -              587,200      587,200
Other Liabilities                           -      1,299                  1,299
                                   ----------  --------- ---------  ------------
TOTAL LONG TERM LIABILITIES                 -      1,299   587,200      588,499
                                   ----------  --------- ---------  ------------
STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value,
5,000,000 shares authorized; no
shares issued or outstanding                -                                 -

Common Stock, $0.001 par value,
100,000,000 shares authorized,
25,490,936 shares issued and
22,990,936 outstanding                 25,490      1,000     3,085       29,575
Additional Paid In Capital          8,709,287          - 7,931,519   16,640,806
Retained Earnings                  (2,377,572) 1,308,680(1,308,680)  (2,377,572)
Treasury Stock                       (540,000)                         (540,000)
                                   ----------  --------- ---------  ------------
TOTAL STOCKHOLDERS' EQUITY          5,817,205  1,309,680 6,625,924   13,752,809
                                   ----------  --------- ---------  ------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                6,802,880  1,767,434 7,777,337   16,347,651
                                   ==========  ========= =========  ============

These adjustments reflect all adjustments required to present these financial statements as if the transaction was completed on the balance sheet date of June 30, 2004.

                          CGI HOLDING CORPORATION, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2004

                                                         Pro Forma      Total
                                    CGI      WebCapades Adjustments
                                 ---------- ----------- ------------ ----------

SALES                             8,399,436   3,264,717              11,664,153

COST OF GOODS SOLD                3,524,562     825,528               4,350,090
                                 ---------- ----------- ------------ ----------
GROSS PROFIT                      4,874,874   2,439,189               7,314,063

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES           2,776,853     915,072   A  91,483   3,783,408
                                 ---------- ----------- ------------ ----------
INCOME FROM OPERATIONS            2,098,021   1,524,117     (91,483)  3,530,655
                                 ---------- ----------- ------------ ----------
OTHER INCOME (EXPENSES)
    Impairment of Assets           (50,000)           -                (50,000)
    Other Income(Expense)          112,905       10,978                123,883
    Interest Income                    256            -                    256
    Interest Expense               (28,100)           -                (28,100)
                                 ---------- ----------- ------------ ----------
TOTAL OTHER INCOME (EXPENSE)        35,061       10,978                 46,039
                                 ---------- ----------- ------------ ----------
INCOME BEFORE INCOME TAX
PROVISION                        2,133,082    1,535,095     (91,483) 3,576,694

TOTAL INCOME TAX PROVISION         707,611            -   B 577,656   1,285,267
                                 ---------- ----------- ------------ ----------
NET INCOME FROM
CONTINUING  OPERATIONS           1,425,471    1,535,095    (669,139)  2,291,427
                                 ========== =========== ============ ==========

BASIC NET INCOME PER COMMON SHARE
FROM CONTINUING OPERATIONS                                                $0.09
                                                                    ===========
BASIC WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                            25,991,586
                                                                    ===========

FULLY DILUTED NET INCOME PER COMMON SHARE
FROM CONTINUING OPERATIONS                                               $0.07
                                                                    ===========
FULLY DILUTED WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                            31,613,678
                                                                    ===========
PRO FORMA ADJUSTMENTS

Note A - Intangible Asset Amortization

This adjustment reflects the amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note B - Income Tax Adjustment

This adjustment reflects the estimated combined income tax affect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

                          CGI HOLDING CORPORATION, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                     FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003

                                                         Pro Forma      Total
                                    CGI      WebCapades Adjustments
                                 ---------- ----------- ------------ ----------

SALES                             7,095,101   4,296,951              11,392,052

COST OF GOODS SOLD                2,806,531     871,548               3,678,079
                                 ---------- ----------- ------------ ----------
GROSS PROFIT                      4,288,570   3,425,403               7,713,973

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES           3,405,109   1,659,506   A 227,965   5,292,580
                                 ---------- ----------- ------------ ----------
INCOME FROM OPERATIONS              883,461   1,765,897    (227,965)  2,421,393
                                 ---------- ----------- ------------ ----------
OTHER INCOME (EXPENSES)
    Impairment of Assets                 -            -                      -
    Other Income(Expense)           (8,125)      15,804                  7,679
    Interest Income                  6,254            -                  6,254
    Interest Expense               (94,354)           -                (94,354)
                                 ---------- ----------- ------------ ----------
TOTAL OTHER INCOME (EXPENSE)       (96,225)      15,804                (80,421)
                                 ---------- ----------- ------------ ----------
INCOME BEFORE INCOME TAX
PROVISION                          787,236    1,781,701    (227,965) 2,340,972

TOTAL INCOME TAX PROVISION        (275,166)           -   B 670,455     395,289
                                 ---------- ----------- ------------ ----------
NET INCOME FROM
CONTINUING  OPERATIONS           1,062,402    1,781,701    (898,420)  1,945,683

EXTRAORDINARY EVENT               (742,835)           -                (742,835)
                                 ---------  ----------- ------------ ----------
NET INCOME                         319,567    1,781,701    (898,420)  1,202,848
                                 ========== =========== ============ ==========

BASIC NET INCOME PER COMMON SHARE
FROM CONTINUING OPERATIONS                                                $0.09
                                                                    ===========

BASIC NET LOSS PER COMMON SHARE
FROM EXTRAORDINARY EVENT                                                 ($0.03)
                                                                    ===========
BASIC NET INCOME PER COMMON SHARE                                         $0.05
                                                                    ===========

BASIC WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                            22,638,843
                                                                    ===========

FULLY DILUTED NET INCOME PER COMMON SHARE
FROM CONTINUING OPERATIONS                                               $0.07
                                                                    ===========

FULLY DILUTED NET LOSS PER COMMON SHARE
FROM EXTRAORDINARY EVENT                                                ($0.03)
                                                                    ===========
FULLY DILUTED NET INCOME PER COMMON SHARE                                $0.04
                                                                    ===========
FULLY DILUTED WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                            26,514,546
                                                                    ===========
PRO FORMA ADJUSTMENTS

Note A - Intangible Asset Amortization

This adjustment reflects the amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note B - Income Tax Adjustment

This adjustment reflects the estimated combined income tax affect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or any other person to provide you with different information or represent anything that is not contained in this prospectus. The information in this prospectus is only accurate as of the date of the front cover of this prospectus. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

Summary...................................................................1
Risk Factors..............................................................3
Use of Proceeds...........................................................13
Business..................................................................14
Market for Common Equity and Related Stockholder Matters..................23
Management's Discussion and Analysis of
    Financial Condition and Results of Operations............ ............24
Management................................................................29
Executive Compensation and Related Information............................33
Security Ownership of Certain Beneficial Owners and Management............35
Certain Relationships and Related Transactions............................37
Selling Shareholders.......................................... ...........40
Description of Securities...................................... ..........46
Plan of Distribution......................................................47
Legal Matters.............................................................49
Experts...................................................................49
Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure........................  ........49
Where You Can Find Additional Information About Us........................50
Index To Financial Statements.............................................43


                             CGI HOLDING CORPORATION

                                 ______________

                                   PROSPECTUS

                                 ______________

                               DECEMBER __, 2004

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - Indemnification of Directors and Officers

     The General Corporation Law of Nevada authorizes indemnification of our directors, officers, employees and agents, allows the advancement of costs of defending against litigation and permits us to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances we would have the power to indemnify against these liabilities under the provisions of the statute.

     Our by-laws permit us to indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Nevada.

Item 25 - Other Expenses of Issuance and Distribution

     The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby. All amounts are estimates. No portion of these expenses will be paid by the selling shareholders.

Registration Fee                                              $16,375.79
Accounting Fees and Expenses                                     15,000*
Legal Fees and Expenses                                          75,000*
Miscellaneous                                                     5,000*
                                                             ------------
Total                                                        $111,375.79*
*Estimated


Item 26 - Recent Sales of Unregistered Securities

     The following sets forth securities sold by us in the last three years without registration under the Securities Act. Unless otherwise noted, in each case we sold shares of our common stock or warrants to acquire common stock in private transactions to persons we believed were "accredited" or "sophisticated investors" not affiliated with us unless otherwise noted, and purchasing the securities with an investment intent. We relied upon, exemptions contained in
Section 4(2) of the Securities Act or Regulation D promulgated thereunder in each of these instances. In each case, the company did not engage in general solicitation and advertising and the shares were purchased by investors with whom we, through our officers and directors, had preexisting relationships. Each person had access to information equivalent to that which would be included on a registration statement on the applicable form under the Securities Act. Except as indiciated, we did not use underwriters for any of the transactions described below.

1. In 2000, we issued Kristin Albright an option to purchase 3,313 shares of our common stock at a price of $1.00 per share. Ms. Albright exercised her option on May 25, 2004.

2. On November 7, 2000, we issued Management Systems, Inc., an option to purchase 2,000 shares of common stock at a price of $1.00 per share. Management Systems, Inc. exercised the option with respect to 50,000 shares on April 20, 2004

3. On March 20, 2001, we issued InfoPoint an option to purchase 100,000 shares of common stock at a price of $0.001 per share. InfoPoint exercised the option on April 14, 2004.

4. On December 31, 2001, we sold 50,000 shares of our common stock at a price of $0.15 per share.

5. On January 2, 2002, we sold 100,000 shares of our common stock at a price of $0.15 per share.

6. On February 25, 2002 we issued Thomas Roeder an option to purchase 15,000 shares of common stock at a price of $0.75 per share. Mr. Roeder exercised his option on April 20, 2004.

7. On September 11, 2002, we sold 744,000 shares of our common stock at a price of $0.16 per share.

8. On December 23, 2002 we granted a warrant to the Roberti Jacobs Family Trust to purchase 1,000,000 shares of common stock at a price of $0.10 per share in conjunction with a borrowing by us.

9. On December 31, 2002 we issued 168,946 shares of common stock to eight of our employees as part of a stock bonus.

10. On January 29, 2003 we issued Mike Lobb options to purchase: 41,431 shares of common stock at a price of $0.19 per share, which option vested February 25, 2004; and 41,431 shares of common stock at a price of $0.27 per share, which option vested February 25, 2004. Mr. Lobb exercised both options on during 2004.

11. On January 31, 2003, we issued 76,901 shares of our common stock at a price of $0.01 per share (upon the exercise of outstanding warrants).

12. On April 11, 2003, we issued 1,000,000 shares of our common stock at a price of $0.10 per share (upon the exercise of outstanding warrants).

13. On July 31, 2003 we granted a warrant to the Kellogg Capital Group, LLC to purchase 150,000 shares at a price of $0.13 per share.

14. On July 31, 2003 we granted a warrant to the Roberti Jacobs Family Trust as the designee of director and officer Gerard M. Jacobs to purchase 1,000,000 shares of common stock at a price of $0.13 per share.

15. On July 31, 2003, we issued to one of our employees an option to purchase 250 shares of common stock at $0.16 per share. The option was exercised the option on July 27, 2004.

16. On July 31, 2003 we issued Debbie Wyatt an option to purchase 400 shares of common stock at a price of $0.16 per share. Ms. Wyatt exercised the option in December 2004.

17. On July 31, 2003 we issued warrants to six of our directors to purchase, in the aggregate 1,850,000 shares of common stock, at a price of $0.13 per share.

18. On July 31, 2003, we issued Clayton Sinclair an option to purchase 400 shares of common stock at a price of $0.16 per share. Mr. Sinclair exercised the option on April 7, 2004.

19. On July 31, 2003, we granted 3,200,000 shares to the Roberti Jacobs Family Trust, which acquired the rights to these shares from Gerard Jacobs.

20. On July 31, 2003 we issued Carol Schmidt an option to purchase 200,000 shares at a price of $0.13 per share. Ms. Schmidt exercised her option on June 3, 2004.

21. On August 12, 2003, we granted the Roberti Jacobs Family Trust a warrant to purchase 680,000 shares of common stock at a price of $0.10 per share in conjunction with a borrowing by us.

22. On January 20, 2004, we granted the Roberti Jacobs Family Trust a warrant to purchase 40,000 shares of our common stock at a price of $0.50 per share, in conjunction with a borrowing by us.

23. On February 24, 2004, we issued 12,015 shares of common stock to Joseph H. Hale as part of a cashless exercise of an option.

24. On February 25, 2004, we issued a warrant to Paul M. Doll to purchase 12,000 shares of our common stock at a price of $1.00 per share in conjunction with a borrowing by us.

25. On March 9, 2004, we completed an offering of 1,718,750 shares of our common stock at a price of $1.60 per share, resulting in proceeds of $2.75 million to us.

26. On August 18, 2004 we issued a warrant to Xavier Hermosillo, a director, to purchase 20,000 shares of common stock at a price of $2.05 per share.

27. On August 19, 2004, we completed an offering of units at a price of $2.05 per unit, with each unit comprised of one share of our common stock and warrants to purchase an additional .25 shares of our common stock (exercisable at $2.05 per share), resulting in gross proceeds of $4,202,104 to us.

28. On August 19, 2004, in a separate transaction, we also issued 130,000 shares to Momentum Capital, LLC or its designees pursuant to a services agreement between us and Momentum.

29. On August 19, 2004 as part of the acquisition of WebCapades, Inc. we granted Scott Mitchell warrants to purchase 150,000 shares of our common stock, 50,000 of which at a price of $2.10 per share and the remaining 100,000 of which at prices triggered by the market prices on the first and second anniversaries of the WebCapades acquisition.

30. Subject to Mr. Giura fulfilling his obligations under an agreement among GMP, LLC, Safe Environment Corporation of Indiana, John Giura and Gerard Jacobs, on August 31, 2004, we granted Mr. Giura a warrant, exercisable for three years, to purchase up to 150,000 shares of our common stock at a price of $3.50 per share and a warrant exercisable for three years to purchase up to 150,000 shares of our common stock at a price of $4.50 per share.

31. On December 6, 2004, we completed an offering of 4.3 million units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001 per share and one warrant to purchase 0.55 share of common stock exercisable the earlier of (i) November 30, 2007; and (ii) thirty calendar days after the date upon which the closing price of our common stock has been trading at $8.00 or more per share for twenty consecutive days, exercisable at a price of $4.12 per share, resulting in gross proceeds of $15,050,000. In connection with this offering we paid finders fees in the amount of $285,000 and we issued warrants to purchase 81,429 shares of common stock to certain finders.

32. On December 6, 2004, in a separate transaction we paid Momentum Capital, LLC consulting fees in the amount of $280,000 and warrants to purchase 80,000 shares of common stock on the same terms and conditions as the warrants described in the December 6, 2004 offering.

33. On December 6, 2004 in recognition of the efforts made with respect to the offering and proposed acquisitions we paid T. Benjamin Jennings $275,000 and issued him warrants to purchase 75,000 shares of common stock on the same terms and conditions as the warrants described in the December 6, 2004 offering

Item 27. Exhibits

See Exhibit Index


Item 28. Undertakings

(a) The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     In accordance to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the Village of Lake Bluff, State of Illinois, on December 30, 2004.

                 CGI HOLDING CORPORATION (Registrant)
                 By:/s/Gerard M. Jacobs
                    ----------------------
                    Gerard M. Jacobs, Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below as a Director and/or officer of CGI Holding Corporation hereby constitutes and appoints Gerard M. Jacobs their true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all subsequent amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in fact and agents, or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

SIGNATURE                      TITLE                             DATE
--------------------  --------------------------         ---------------------
/s/Gerard M. Jacobs       Director, President,
-------------------       Chief Executive Officer,
Gerard M. Jacobs          Treasurer and Secretary           December 30, 2004

/s/James M. Held          Director                          December 30, 2004
----------------
James M.  Held

/s/S. Patrick Martin      Director and
--------------------      Vice-Chairman of the Board        December 30, 2004
S.  Patrick Martin

/s/Patrick Walsh          Director                          December 30, 2004
-------------------
Patrick Walsh

                          Director                          December 30, 2004
-----------------------
Vincent J.  Mesolella

/s/ Xavier Hermosillo     Director                          December 30, 2004
---------------------
Xavier Hermosillo

/s/T. Benjamin Jennings   Director                          December 30, 2004
-----------------------
T.  Benjamin Jennings

/s/ Jody Brown            Chief Financial Officer           December 30, 2004
--------------
Jody Brown

                                INDEX OF EXHIBITS

EXHIBIT NO.

2.1 Agreement entered into as of August 19, 2004, by and among Registrant, Webcapades Acquisition Sub, Inc., a Florida corporation and wholly-owned subsidiary of Registrant, Webcapades, Inc., a Florida corporation, Scott Mitchell and Kristine E. Mitchell. (1)

2.2 Plan of Merger by Registrant, Webcapades Acquisition Sub, Inc., a Florida corporation, and Webcapades, Inc., a Florida corporation. (1)

2.3 Agreement and Plan of Reorganization by and among Registrant and WorldMall Acquisition Corporation, WorldMall, Inc., S. Patrick Martin and the other stockholder's of WorldMall, Inc. dated as of March, 2001. (3)

3.1 Articles of Incorporation of Registrant, as amended as of February 26, 2004.
(3)

3.2 By-laws of Registrant, as amended as of February 26, 2004. (3)

4.1 Form of Warrant to purchase common stock of Registrant for August 2004 offering.

4.2 Form of Warrant to purchase common stock of Registrant for December 6, 2004 offering.

4.3 Form of Registration Rights Agreement by and among Registrant and certain of its shareholders for December 6, 2004 offering.

5.1 Opinion of Rosenfeld & Hansen, LLP regarding legality.

9.1 Proxy dated February 25, 2002 granted by S. Patrick Martin to Gerard M. Jacobs. (3)

9.2 Proxy dated February 25, 2002 granted by John Giura to Gerard M. Jacobs. (3)

10.1 Asset Purchase Agreement, entered into and effective as of June 4, 2004, by and among WebSourced, Inc., a North Carolina corporation, Registrant, Jason and Shannon Dowdell, and Engine Studios, Inc. sometimes d/b/a Global Promoter, Inc., an unincorporated division of Engine. (4)

10.2 Settlement Agreement dated as of February 25, 2002 by and among Registrant, WorldMall, Inc., S. Patrick Martin, John Giura and Gerard M. Jacobs. (3)

10.3 Purchase Agreement dated as of September 4, 2002, between Registrant, GMP, L.L.C., Safe Environment Corp. of Indiana and John Giura. (3)

10.4 Agreement dated as of March 31, 2003 by and among Registrant, GMP, L.L.C., Safe Environment Corp. of Indiana and John Giura. (3)

10.5 Settlement Agreement, dated as of August 31, 2004, by and among Registrant, GMP, LLC, Safe Environment Corporation of Indiana, John Giura and Gerard M. Jacobs. (2)

10.6 Business Loan Agreement, dated May 2, 2003, between Registrant and Safe Environment Corp. of Indiana and CIB Capital, L.L.C.; Amendment No. 1 thereto, dated November 2, 2003; and Change in Terms Agreement thereto, dated November 2, 2003. (3)

10.7 Agreement dated as of March 31, 2003 by and among Registrant, GMP, LLC, Safe Environment Corporation of Indiana and John Giura. (3)

10.8 Promissory Note dated November 20, 2003, payable by WebSourced, Inc. to Roberti Jacobs Family Trust in the amount of $90,000; Promissory Note dated November 15, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $170,000; Promissory Note dated November 5, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $200,000; and Promissory Note dated December 23, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $250,000. (3)

10.9 Lease Agreement, dated November 24, 2003, between Duke Realty Limited Partnership and WebSourced, Inc. (3)

10.10 Settlement Agreement dated November 4, 2003, between Registrant and Statewide Insurance Company. (3)

10.11 Indemnification Agreement dated October 22, 2003, between Registrant and John Giura. (3)

16.1 Letter from Poulos & Bayer, dated August 26, 2004, regarding change in auditors. (1)

16.2 Letter from Poulos & Bayer, dated September 8, 2004, regarding change in auditors. (5)

21.1 List of Subsidiaries

23.1 Consent of Poulos & Bayer

23.2 Consent of Rosenfeld & Hansen, LLP (Included in Exhibit 5.1)

24.1 Power of Attorney (Included as part of the signature page of our registration statement on Form SB-2 dated December 30, 2004)

(1) Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2004 (SEC File No. 033-19980-D).

(2) Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2004 (SEC File No. 033-19980-D).

(3) Incorporated by reference and filed as an exhibit to the Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 1, 2004 (SEC File No. 033-19980-D).

(4) Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2004 (SEC File No. 033-19980-D).

(5) Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 9, 2004 (SEC File No. 033-19980-D).

                                   Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR
DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS.

                  WARRANT FOR THE PURCHASE OF THE COMMON STOCK
                                       OF
                             CGI HOLDING CORPORATION

No.:  ________________                           Date of Issuance:______________
Number of Shares Purchasable per this Warrant:  ________________
Holder:  _________________________________________________

     1. Number of Shares of Common Stock; Exercise Price; Term. This Warrant is being issued to the holder hereof ("Holder") pursuant to the subscription of the Holder to purchase Units comprised of one share of common stock, par value $0.001 of CGI Holding Corporation, a Nevada corporation ("Company") plus a warrant to purchase 0.25 shares of common stock of Company per Unit. The Holder is hereby entitled to exercise this Warrant upon the terms and subject to the conditions hereinafter set forth, at any time after the date hereof and prior to the earlier of the following (the "Term"):

     (a) the second anniversary of this Warrant; or

     (b) thirty (30) days following the date after the date of this Warrant that the closing bid price for the Company's common stock (the "Common Stock") achieves a level of $7.00 per share (subject to adjustment as provided herein-the "Early Termination Price") or greater for ten (10) consecutive trading days.

     The exercise price of the Common Stock to be issued pursuant to this Warrant shall be $2.05 per share, as adjusted pursuant to Section 3 hereof (the "Exercise Price"). The Exercise Price is subject to adjustment as provided herein, and all references to "Common Stock" and "Exercise Price" herein shall be deemed to include any such adjustment or series of adjustments.

     2.Exercise. This Warrant may be exercised by the Holder hereof as to the whole shares of the Common Stock covered hereby at any time or from time to time during the Term of this Warrant, with the surrender of the Warrant and a duly completed and executed Notice of Exercise and Subscription, annexed hereto, at the office of the Company at 100 North Waukegan Road, Suite 100, Lake Bluff, Illinois 60044 (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and upon payment to the Company of the price hereinabove set forth for the shares so purchased. Payment of the purchase price shall be in cash, certified or cashier's check, or wire transfer, payable to the order of the Company, at the time of exercise. Thereupon, the Holder of this Warrant shall be entitled to receive from the Company a stock certificate in proper form representing the number of shares of Common Stock so purchased.

     Certificates for Common Stock purchased hereunder shall be delivered to the Holder hereof within a reasonable time after the date on which this Warrant shall have been exercised in accordance with the terms hereof. All shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon such exercise, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issuance thereof (other than liens or charges created by or imposed upon the Holder hereof as the Holder of the Warrant or taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that the shares of Common Stock so issued shall be and shall for all purposes be deemed to have been issued to the Holder hereof as the record owner of such shares of Common Stock as of the close of business on the date on which this Warrant shall have been exercised in accordance with the terms hereof.

     No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. In lieu of any fractional shares of Common Stock to which the Holder hereof shall be entitled, the Holder hereof shall be entitled, at the Company's option, to receive either (i) a cash payment equal to the excess of fair market value for such fractional shares of Common Stock above the Exercise Price for such fractional shares of Common Stock (as determined in good faith by the Company), or (ii) a whole share of Common Stock if the Holder hereof tenders the Exercise Price for one whole share of Common Stock. If this Warrant is exercised in respect of less than all of the shares of the Common Stock covered hereby, the Holder shall be entitled to receive a new Warrant covering the number of shares in respect of which this Warrant shall not have been exercised.

     This Warrant is issued subject to the condition that title to this Warrant and all rights hereunder shall not be transferable except with the written consent of this Company (such consent not to be withheld unreasonably).

     3. Adjustments of Rights. The Exercise Price and the number of shares of Common Stock purchasable hereunder and the Early Termination Price are subject to adjustment from time to time as follows:

          (a) Merger or Consolidation. If at any time there shall be a merger or a consolidation of the Company with or into a corporation or pursuant to a transfer of the shares of capital stock of the Company for stock of a corporation or pursuant to a sale of all or substantially all the Company's assets for stock of a corporation when the Company is not the surviving corporation, then, as part of such merger or consolidation or transfer or sale, lawful provision shall be made so that the Holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation or transfer or sale, to which the Holder hereof as the Holder of the shares of Common Stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation or transfer or sale if this Warrant had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder hereof as the Holder of this Warrant after the merger or consolidation or transfer or sale. This provision shall apply to successive mergers or consolidations. Similarly, if the merger, consolidation, transfer or sale applies between the Company and a limited liability company or other form of entity, then the aforesaid provisions of this Section 3(a) shall apply as if such other entity were the corporation referenced above (with all references to "shares" to apply to the form of ownership unit of such entity).

          (b) Reclassification, Recapitalization, etc. If the Company at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

          (c) Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, the Exercise Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

          (d) Adjustment of Number of Shares of Common Stock and Early Termination Price. Upon each adjustment in the Exercise Price pursuant to Section 3(a), 3(b) or 3(c) hereof, the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment in the Exercise Price by a fraction (the "Fraction"): (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment; and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment. Similarly, the Early Termination Price shall be adjusted to the product equal to the Early Termination Price immediately prior to an adjustment in the Exercise Price, multiplied by the reciprocal of the Fraction.

     Whenever the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to this Section 3, the Company shall issue and provide to the Holder hereof as the holder of this Warrant a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares of common Stock purchasable hereunder after giving effect to such adjustment.

     4. No Rights as a Stockholder. This Warrant does not confer upon the Holder hereof any right whatsoever as a stockholder of the Company.

     5. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation and reissuance, in lieu of this Warrant.

     6. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday or a Sunday or a legal holiday.

     7. Reservation of Stock. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Common Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of the Common Stock upon the exercise of this Warrant.

     8. Legends. Unless and until the shares of Common Stock underlying this Warrant are registered under the Securities Act of 1933, as amended, the certificate evidencing the shares of Common Stock purchasable per this Warrant shall bear the legends set forth on the Notice of Exercise and Subscription form appended to this Warrant.

     9. Charges, Taxes and Expenses. Certificates for shares of Common Stock issued upon exercise of this Warrant shall be issued in the name of the Holder hereof. Issuance of certificates of shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

     10. Miscellaneous. This Warrant shall be governed by the laws of the State of Illinois. In the event of any dispute under this Warrant, then and in such event, each party agrees that the same shall be submitted to the American Arbitration Association (hereinafter referred to as "AAA") in the City of Chicago, Illinois, for its decision and determination in accordance with its rules and regulations then in effect. The Holder and the Company agree that the decision and/or award made by the AAA may be entered as the judgment of the Courts of the State of Illinois, and shall be enforceable as such. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Company and the Holder hereof. All notices and other communications between the Company and the Holder of this Warrant shall be hand delivered or shall be mailed by first-class registered or certified mail, postage prepaid, return receipt requested: in the case of the Company, to the address of the Company shown on the Form 10-KSB or Form 10-K most recently filed with the U.S. Securities and Exchange Commission; and in the case of the Holder, to the address furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address to the Company in writing.

     WITNESS the facsimile seal of the Company and signature of its duly authorized officer.

                            CGI HOLDING CORPORATION
                            By________________________________
                            Gerard M. Jacobs, President and CEO

                       NOTICE OF EXERCISE and Subscription


To: CGI Holding Corporation (the "Company")

     The undersigned hereby exercises the right to purchase ___________ shares of Common Stock (the "Shares") which the undersigned is entitled to purchase by the terms of the attached Warrant according to the conditions thereof, and herewith makes payment of $__________ by cash, certified or cashier's check or wire transfer payable to the order of the Company.

     The Shares to be received by the undersigned upon exercise of the Warrant are being acquired for the undersigned's own account, not as a nominee or agent, and not with a view to resale or distribution of any part thereof, and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable federal and state securities laws. The undersigned further represents that the undersigned does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Shares. The undersigned believes the undersigned has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.

     The undersigned understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act") only in certain limited circumstances. In this connection, the undersigned represents that the undersigned is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

     The undersigned understands the certificates evidencing the Shares may bear one or all of the following legends:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."



          Any legend required by applicable state law.

     These provisions shall only apply if and to the extent that the Shares are not registered under the Securities Act of 1933, as amended.

     Please issue a certificate or certificates representing said Shares in the name of the undersigned.



Dated:
       -----------------------     ------------------------
                                          [Signature]

                                   ------------------------
                                             [Name]


Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.



Dated:
       -----------------------     -----------------------
                                           [Signature]


                                   -----------------------
                                              [Name]

                                   EXHIBIT 4.2

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES LAWS.

                                     WARRANT

No.:
Number of Shares Purchasable:
Closing Price on Date of Issuance:  $4.12
Initial Holder:

                      To Purchase Shares of Common Stock of
                     CGI Holding Corporation (the "Company")

     1. Number of Shares; Exercise Price; Term. This certifies that, in consideration for entering into a subscription agreement to purchase ____________ Units (the "Units"), consisting of one share (each a "Share" and collectively, the "Shares") of $0.001 par value, Common Stock of the Company and one warrant (the "Warrant") to purchase 0.55 shares of Common Stock (the aggregate shares purchasable hereunder being the "Conversion Shares") (the "Offering"), the holder of this Warrant is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time commencing 90 days after the date hereof and at or prior to the earlier to occur of 11:59 p.m. Central Time, on: (i) November 30, 2007; or (ii) 30 calendar days after the date upon which the closing price for the Company's Common Stock has been at least $8.00 per share for 20 consecutive trading days (the "Expiration Time"), but not thereafter, to acquire from the Company, in whole or in part, from time to time, _______ fully paid and nonassessable Shares (the "Shares") of Common Stock at the "Closing Price" (as hereinafter defined), as adjusted pursuant to Section 10 hereof (the "Exercise Price"). Notwithstanding the foregoing, the Company in its sole discretion may elect to permit exercise of this Warrant during the first 90 days following the date hereof and in no event shall this Warrant lapse if this Warrant is not exercisable during the 30 calendar day period referenced in subparagraph (ii) above; provided, however, that the Company shall only allow this Warrant or any other outstanding warrants comprising part of this offering to be subject to early exercise as long as such early exercise is permitted on a pro rata basis amount the holders of all such warrants. The Exercise Price is subject to adjustment as provided herein, and all references to "Common Stock" and "Exercise Price" herein shall be deemed to include any such adjustment or series of adjustments. The Closing Price is $4.12 per Share, the midpoint between the closing bid and asked price (rounded up to the nearest whole cent) of the Company's Common Stock, or if no midpoint, then the closing price for the Company's Common Stock as of the close of business on the date of issuance of this Warrant.

     2. Exercise of Warrant. The purchase rights represented by this Warrant are exercisable by the holder or his successors and assigns, in whole or in part, at any time, or from time to time, prior to the Expiration Time, by the surrender of this Warrant and the Notice of Exercise annexed hereto, all duly completed and executed on behalf of the holder hereof, at the office of the Company in Lake Bluff, Illinois (or such other office or agency of the Company as it may designate by notice in writing to the holder hereof at the address of the holder hereof appearing on the books of the Company), and upon payment of the Exercise Price for the Conversion Shares thereby purchased (by cash, certified or cashier's check, or wire transfer payable to the order of the Company, at the time of exercise in an amount equal to the purchase price of the Conversion Shares thereby purchased). Thereupon, the holder hereof, as the holder of this Warrant, shall be entitled to receive from the Company a stock certificate in proper form representing the number of Conversion Shares so purchased, and a new Warrant in substantially identical form and dated as of such exercise for the purchase of that number of Conversion Shares equal to the difference, if any, between the number of Conversion Shares subject hereto and the number of Conversion Shares as to which this Warrant is so exercised.

     3. Issuance of Shares. Certificates for Conversion Shares purchased hereunder shall be delivered to the holder hereof within a reasonable time after the date on which this Warrant shall have been exercised in accordance with the terms hereof. All Conversion Shares that may be issued upon the exercise of this Warrant shall, upon such exercise, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issuance thereof (other than liens or charges created by or imposed upon the holder hereof as the holder of the Warrant or taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that the Conversion Shares so issued shall be and shall for all purposes be deemed to have been issued to the holder hereof as the record owner of such Conversion Shares as of the close of business on the date on which this Warrant shall have been exercised or converted in accordance with the terms hereof.

     4.  No  Fractional   Shares  or  Scrip.  No  fractional   Shares  or  scrip
representing fractional Shares shall be issued upon the exercise of this Warrant. In lieu of any fractional Share to which the holder hereof would otherwise be entitled, the holder hereof shall be entitled, at the Company's option, to receive either: (i) a cash payment equal to the excess of fair market value for such fractional Share above the Exercise Price for such fractional share (as determined in good faith by the Company); or (ii) a whole Share if the holder hereof tenders the Exercise Price for one whole Share.

     5. No Rights as Shareholders. This Warrant does not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company.

     6. Charges, Taxes and Expenses. Certificates for Conversion Shares issued upon exercise of this Warrant shall be issued in the name of the holder hereof. Issuance of certificates for Conversion Shares upon the exercise of this Warrant shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

     7. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the holder hereof as the registered holder at the office or agency of the Company referenced in Section 2 above, for a new Warrant on substantially identical form and dated as of such exchange. The Company shall maintain at the office or agency referenced in Section 2 above, a registry showing the name and address of the holder hereof as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

     8. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation and reissuance, in lieu of this Warrant.

     9. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday or a Sunday or a legal holiday.

     10. Adjustments of Rights. The Exercise Price per Conversion Share and the number of Conversion Shares purchasable hereunder are subject to adjustment from time to time as follows:

     (a) Merger or Consolidation. If at any time there shall be a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof as the holder of this Warrant after the merger or consolidation. This provision shall apply to successive mergers or consolidations.

     (b) Reclassification, Recapitalization, etc. If the Company at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding Shares, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

     (c) Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, the Exercise Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

     (d) Common Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Stock payable in Shares, or make any other distribution with respect to Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction:
     (i) the numerator of which shall be the total number of Shares outstanding immediately prior to such dividend or distribution; and (ii) the denominator of which shall be the total number of Shares outstanding immediately after such dividend or distribution. This paragraph shall apply only if and to the extent that, at the time of such event, this Warrant is then exercisable for Common Stock.

     (e) Adjustment of Number of Shares. Upon each adjustment in the Exercise Price pursuant to Section 10(c) or 10(d) hereof, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole Share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction:
     (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment; and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment.

     11. Notice of Adjustments; Notices. Whenever the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to Section 10 hereof, the Company shall issue and provide to the holder hereof as the holder of this Warrant a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Conversion Shares purchasable hereunder after giving effect to such adjustment.

     12. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of Illinois and for all purposes shall be construed in accordance with and governed by the laws of said state, without giving effect to the conflict of laws principles.

     13. Legends. The shares of Common Stock issuable per this Warrant shall be subject to the restrictions contained in the Subscription Agreement executed by the Original Purchaser of the Units, including but not limited to constituting "restricted securities." The certificate evidencing the Common Stock purchasable per this Warrant shall bear the legends set forth on the Notice of Exercise form appended to this Warrant.

     14. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the holder hereof.

     15. Notice. All notices hereunder shall be in writing and shall be effective: (i) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt; (ii) one business day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt; or (iii) five business days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company (or such other address as the Company shall maintain from time-to-time for its central office), or at the address for the holder set forth in the registry maintained by the Company pursuant to Section 7, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the holder may designate by ten-day advance written notice.

     16. Entire Agreement. This Warrant and the form attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

Dated:  December 7, 2004           CGI Holding Corporation
                                   By:
                                       Gerard M. Jacobs
                                       Chief Executive Officer
                                   Address:  100 North Waukegan Road-Suite 100
                                             Lake Bluff, IL  60044

                               NOTICE OF EXERCISE

To:      CGI Holding Corporation

     1. The undersigned hereby elects to purchase ________________ shares (the "Shares") of common stock $0.001 par value of CGI Holding Corporation (the "Company") pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price and any transfer taxes payable pursuant to the terms of the Warrant, together with an investment representation statement in form and substance satisfactory to legal counsel to the Company (if this Notice of Exercise is tendered to the Company prior to the effectiveness of a registration statement with respect to the Shares). In addition, if this Notice of Exercise is tendered to the Company prior to the effectiveness of a registration statement with respect to the Shares, the undersigned makes the representations and warranties set forth in Sections 2, 3 and 4 below.

     2. The Shares to be received by the undersigned upon exercise of the Warrant are being acquired for the undersigned's own account, not as a nominee or agent, and not with a view to resale or distribution of any part thereof, and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable federal and state securities laws. The undersigned further represents that the undersigned does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Shares. The undersigned believes the undersigned has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.

     3. The undersigned understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, the undersigned represents that the undersigned is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

     4. The undersigned understands the certificates evidencing the Shares may bear one or all of the following legend:

     (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

     (b) Any legend required by applicable state law.

     5. Please issue a certificate or certificates representing said Shares in the name of the undersigned.

Dated:       ________________, 2004
                                                                 [Signature]


                                                                 [Print Name]

     6. Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.

Dated:       ________________, 2004
                                                                 [Signature]


                                                                 [Print Name]

                                   EXHIBIT 4.3

                          REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (the "Agreement") is made and entered into as of the 6th day of December, 2004, by and between CGI Holding Corporation, a Nevada corporation (the "Company") and the undersigned investor ("Holder"), is executing this Agreement in the space provided on the signature page hereto.

                                    RECITALS:

     A. Holder has agreed to purchase units (the "Units") comprised of one share (the "Share") of $0.001 par value Common Stock of the Company and one warrant (the "Warrant") to purchase 0.55 share of Common Stock (the "Conversion Shares") pursuant to a Subscription Agreement between the Company and Holder in connection with a private placement of the Units by the Company to which this form of Agreement has been appended as an exhibit.

     B. Each Warrant is exercisable at any time commencing 90 days after the date hereof and at or prior to the earlier to occur of 11:59 p.m. Central Time, on November 30, 2007, or 30 calendar days after the date upon which the closing price of the Common Stock has been at least $8.00 per share (on the primary exchange on which the Common Stock is trading, or if not on an exchange, then the mid price between the bid and asked price for the Common Stock as quoted on the OTC Bulletin Board) for 20 consecutive trading days (the "Expiration Time"), but not thereafter, to acquire from the Company, in whole or in part, from time to time, fully paid non-assessable shares at a purchase price per share equal to the closing price of the Common Stock on the date of issuance of the Warrant; provided, however, the Company in its sole discretion may elect to permit exercise of the Warrant during the initial 90 days from the date hereof. If the Warrant is not exercised on or before the Expiration Time, the unexercised portion of the Warrant will lapse and the Warrant shall not have any more force or effect.

     C. As additional consideration for the purchase of the Units by Holder, the Company desires to grant to Holder registration rights with respect to the Shares and the Conversion Shares (together with any other securities issued as a dividend or other distribution with respect to or in exchange for the Shares or Conversion Shares the "Registrable Securities").

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

     1. (a) Registration. The Company shall, as promptly as practicable, and in no event later than December 31, 2004, prepare and file with the Commission a registration statement sufficient to permit the public offering and sale of the Registrable Securities and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable; provided, however, no such registration statement shall be filed prior to completion of the Offering, and Holder acknowledges that such registration statement shall include other shares of common stock issued and/or underlying other warrants. The Company further agrees to keep the registration statement effective following its effectiveness, until November 30, 2007, subject to the terms of Section 4 hereof.

          (b) Definition of Expenses. "Registration Expenses" shall mean all expenses incurred by the Company in complying with Section 1 hereof, including, without limitation, all registration, filing and qualification fees, underwriters expense allowances, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          (c) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1(a) shall be borne by the Company.

          (d) In the event of a registration  pursuant to the provisions of this
          Section 1, the Company shall use its best efforts to cause the Registrable Securities so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as Holder may reasonably request; provided, however, that the Company shall not be required to qualify to do business in any state by reason of this Section 1(d) in which it is not otherwise required to qualify to do business.

          (e) In the event of a registration  pursuant to the provisions of this
          Section 1, the Company shall prepare and file with the Commission a registration statement with respect to the Registrable Securities and use its best efforts to cause such registration statement to become effective, and shall keep effective any registration or qualification contemplated by this Section 1 and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document and communication for such period of time as shall be required to permit Holder to complete the offer and sale of the Registrable Securities covered thereby. The Company shall keep such registration or qualification in effect; provided, however, that, if the Company is required to keep any such registration or qualification in effect with respect to securities other than the Registrable Securities beyond such period, the Company shall keep such registration or qualification in effect as it relates to the Registrable Securities for so long as such registration or qualification remains or is required to remain in effect in respect of such other securities.

          (f) In the event of a registration  pursuant to the provisions of this
          Section 1, the Company shall promptly furnish to Holder such number of copies of the registration statement and of each amendment and supplement thereto (in each case, including all exhibits), such reasonable number of copies of each prospectus contained in such registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations thereunder, and such other documents, as Holder may reasonably request to facilitate the disposition of the Registrable Securities included in such registration.

          (g) In the event of a registration  pursuant to the provisions of this
          Section 1, the Company shall promptly furnish Holder with an opinion of its counsel to the effect that (i) the registration statement has become effective under the Securities Act and no order suspending the effectiveness of the registration statement, preventing or suspending the use of the registration statement, any preliminary prospectus, any final prospectus, or any amendment or supplement thereto has been issued, nor has the Commission or any securities or blue sky authority of any jurisdiction instituted or threatened to institute any proceedings with respect to such an order, (ii) the registration statement and each prospectus forming a part thereof (including each preliminary prospectus), and any amendment or supplement thereto, comply as to form with the Securities Act and the rules and regulations thereunder, and (iii) such counsel has no knowledge of any material misstatement or omission in such registration statement or any prospectus, as amended or supplemented. The opinions described in clauses (ii) and (iii) of the preceding sentence shall be delivered only if the registration is made pursuant to an underwritten public offering and the underwriter requires similar opinions to be delivered by Company counsel as a closing condition. In such an underwritten offering, if required by the underwriter, the opinion also shall state the jurisdictions in which the Registrable Securities have been registered or qualified for sale pursuant to the provisions of Section 1(f).

          (h) The Company shall notify Holder promptly when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

          (i) The Company shall promptly notify Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the reasonable request of Holder prepare and furnish to it such number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities or securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

2. Indemnification.

          (a) Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless Holder and each of the Holders, their officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls any such person within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act, from and against any and all loss, liability, charge, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 2, but not be limited to, attorneys' fees and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), as and when incurred, arising out of, based upon, or in connection with:

               (i)  any  untrue  statement  or  alleged  untrue  statement  of a material fact contained: (A) in any registration statement, preliminary prospectus, or final prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, relating to the sale of any of the Registrable Securities; or (B) in any application or other document or communication (in this Section 2 collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to register or qualify any of the Registrable Securities under the securities or blue sky laws thereof or filed with the Commission or any securities exchange; or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Company with respect to Holder by or on behalf of such person expressly for inclusion in any registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, as the case may be; or

               (ii) any breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have, including liabilities arising under this Agreement.

          (b) If any action is brought against Holder or any Holder or any of its officers, directors, partners, employees, agents, or counsel, or any controlling persons of such person (an "indemnified party") in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the Company in writing of the institution of such action (the failure to notify the Company within a reasonable time of the commencement of any such action, to the extent prejudicial to the Company's ability to defend such action, shall relieve the Company of liability to the indemnified party pursuant to this Section 2(a), but the failure so to notify shall not relieve the Company from any liability other than pursuant to this Section 2(a)) and the Company shall promptly assume the defense of such action, including the employment of counsel (reasonably satisfactory to such indemnified party or parties), provided that the indemnified party shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action or the Company shall not have promptly employed counsel reasonably satisfactory to such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to the Company, in any of which events such fees and expenses shall be borne by the Company and the Company shall not have the right to direct the defense of such action on behalf of the indemnified party or parties. Anything in this Section 2 to the contrary notwithstanding, the Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld. The Company shall not, without the prior written consent of each indemnified party that is not released as described in this sentence, settle or compromise any action, or permit a default or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, in respect of which indemnity may be sought hereunder (whether or not any indemnified party is a party thereto), unless such settlement, compromise, consent, or termination includes an unconditional release of each indemnified party from all liability in respect of such action. The Company agrees promptly to notify Holder of the commencement of any litigation or proceedings against the Company or any of it officers or directors in connection with the sale of any Registrable Securities or any preliminary prospectus, prospectus, registration statement, or amendment or supplement thereto, or any application relating to any sale of any Registrable Securities.

          (c) Holder agrees to indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall have signed any registration statement covering Registrable Securities held by Holder, each other person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, and its or their respective counsel, to the same extent as the foregoing indemnify from the Company to Holder in Section 2(a), but only with respect to statements or omissions, if any, made in any registration statement, preliminary prospectus, or final prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information furnished to the Company with respect to Holder by or on behalf of Holder, expressly for inclusion in any such registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, as the case may be. If any action shall be brought against the Company or any other person so indemnified based on any such registration statement, preliminary prospectus, or final prospectus or any amendment or supplement thereto, or in any application, and in respect of which indemnity may be sought against Holder pursuant to this Section 2(c), Holder shall have the rights and duties given to the Company, and the Company and each other person so indemnified shall have the rights and duties given to the indemnified parties, by the provisions of Section 2(b). Notwithstanding the foregoing, the liability of Holder under this Section 2 shall be limited to an amount equal to the proceeds to Holder of Registrable Securities sold as contemplated herein.

          (d) To provide for just and equitable contribution, if (i) an indemnified party makes a claim for indemnification pursuant to
          Section 2(b) or Section 2(c) (subject to the limitations thereof) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such cases, or (ii) any indemnified or indemnifying party seeks contribution under the Securities Act, the Exchange Act or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any director of the Company, any officer of the Company who signed any such registration statement, any controlling person of the Company, and its or their respective counsel), as one entity, and Holder as a second entity, shall contribute to the losses, liabilities, claims, damages, and expenses whatsoever to which any of them may be subject, (after contribution from others) on the basis of relevant equitable considerations such as the relative fault of the Company and Holder in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses. The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by the Company or by Holder, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission.

     The Company and Holder agree that it would be unjust and inequitable if the respective obligations of the Company and the Holders for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses (even if Holder and the other indemnified parties were treated as one entity for such purpose) or by any other method of allocation that does not reflect the equitable considerations referred to in this Section 2(d). Notwithstanding anything to the contrary contained herein, the liability of Holder under this Section 2(d) shall be limited to an amount equal to the proceeds to Holder of Registrable Securities as contemplated herein. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 2(d), each person, if any, who controls Holder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and each officer, director, partner, employee, agent, and counsel of Holder or control person shall have the same rights to contribution as Holder or such Holder or control person and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, each officer of the Company who shall have signed any such registration statement, each director of the Company, and its or their respective counsel shall have the same rights to contribution as the Company, subject in each case to the provisions of this Section 2(d). Anything in this
Section 2(d) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 2(d) is intended to supersede any right to contribution under the Securities Act, the Exchange Act or otherwise.

     3. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to Section 1 may be assigned by Holder to a transferee or assignee of the Registrable Securities:

          (a) if such transferee or assignee was a holder of the Registrable Securities hereunder prior to such transfer;

          (b) if such transfer is made in connection with the transfer of the Registrable Securities held by the transferor;

          (c) if such transferee or assignee acquires at least 25,000 shares (as adjusted for stock splits and the like) of the then outstanding Registrable Securities; or

          (d) in connection with a distribution by Holder, to any partner, former partner, member, former member, stockholder or former stockholder, or the estate of any such person, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, however, that such assignment shall be effective only if such transfer of the Registrable Securities is lawful under all applicable securities laws.

     4. Effectiveness of Registration Statement. The Company shall use good faith efforts to maintain the effectiveness of the Registration Statement at all times through November 30, 2007. Should the Company determine that trading in the Registrable Securities of Holder should be suspended in order to comply with applicable securities law, then Holder agrees to suspend trading until so advised by the Company. Should the registration statement corresponding to the Registrable Securities be suspended or revoked, the Company shall have no liability to Holder therefore, but shall be obligated to use its best efforts to either cause the reinstatement of such registration statement or to file and obtain as quickly as practicable and maintain thereafter the effectiveness of a new registration statement concerning the Registrable Securities until November 30, 2007.

     5. Miscellaneous.

          (a) Remedies. In the event of a breach by the Company of its obligations under this Agreement, Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

          (b) Agreements and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, unless such amendment, modification or supplement is in writing and signed by the parties hereto.

          (c) Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given:

               (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., central time, on a business day or, if the day is not a business day, on the next succeeding business day;

               (ii) on the next business day after timely delivery to an overnight courier; and

               (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

-------------------- ----------------------------------------------------------
If to the Company:   At the Company's  principal  executive offices from time
                     to time, c/o its Chief Executive Officer

If to Holder:        At Holder's address on the books and records of the Company
-------------------- ----------------------------------------------------------

          (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent holders of the Registrable Securities subject to the terms hereof.

          (e) Counterparts. This Agreement may be executed in any number of counterparts, whether by original, photocopy or facsimile and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          (f) Headings. The headings in this Agreement are for convenience of references only and shall not limit or otherwise affect the meaning hereof.

          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to its conflicts of law provisions. Any dispute hereunder shall be adjusted in the state or federal courts situated in Cook County, Illinois.

          (h) Severability. In the event that any one or more of the provisions contained herein, or the application hereof in any circumstance is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions contained herein shall not be affected or impaired thereby.

          (i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of this agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are not restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, concerning the registration rights granted by the Company pursuant to this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

COMPANY:                                  HOLDER:

CGI Holding Corporation
                                          ----------------------------
                                                [Print Name]

By:                                       By:

Gerard M. Jacobs                          Executed by Gerard M. Jacobs on
Chief Executive Officer                   behalf of Holder pursuant to Power
                                          of Attorney contained in Subscription
                                          Agreement

CGI Holding Corporation
December 27, 2004
Page 3 of 3

                                   EXHIBIT 5.1

                             ROSENFELD & HANSEN LLP
                                Attorneys At Law
                           3800 Howard Hughes Parkway
Of Counsel                           Suite 650               Phone  702.386.8637
Michael C. "Nick" Niarchos    Las Vegas, Nevada 89109           Fax 702.385.3025



                                December 30, 2004



CGI Holding Corporation
100 North Waukegan Road
Suite 100
Lake Bluff, Illinois 60044

         Re:      CGI Holding Corporation
                  Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to CGI Holding Corporation, a Nevada corporation (the "Company"), in connection with the preparation and filing of the registration statement on Form SB-2 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the prospectus contained therein (the "Prospectus") with respect to the proposed sale by the selling shareholders named therein (the "Selling Shareholders") of up to Twenty-Three Million Eight Hundred Twenty-Three Thousand Nine Hundred Eight (23,823,908) shares (the "Shares") of the Company's common stock, par value $0.001 (the "Common Stock"). The Shares consist of an aggregate of Fourteen Million Nine Hundred Twenty-Five Thousand Four Hundred Seventy-Six (14,925,476) shares of the Company's Common Stock currently outstanding and beneficially owned by the Selling Shareholders (the "Issued Shares") and Eight Million Eight Hundred Ninety-Eight Thousand Four Hundred Thirty-Two (8,898,432) shares issuable upon the exercise of outstanding warrants (the "Warrants") held by certain of the Selling Shareholders (the "Unissued Shares"). In connection with the registration of the Shares, you have requested our opinion with respect to the matters set forth below.

     For purposes of this opinion, we have reviewed the Registration Statement. In addition, we have examined the originals or copies certified or otherwise identified to our satisfaction of: (i) the Company's Articles of Incorporation, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) records of the corporate proceedings of the Company as we deemed necessary or appropriate as a basis for the opinions set forth herein; (iv) the Officer's Certificate dated as of December 27, 2004, executed by Gerard M. Jacobs in the form attached hereto as Exhibit A, including the exhibits attached thereto (collectively, the "Officer's Certificate"); and (v) those matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents submitted to us as copies. We have assumed the Registration Statement is the only material document governing this transaction and that the representations and warranties made by the Company in the Officer's Certificate are true and accurate and complete as of the date thereof.

     On the basis of, and in reliance upon, the foregoing, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

     1.  The  Issued  Shares  being   registered   for  resale  by  the  Selling
Shareholders under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

     2.  The  Unissued  Shares  being  registered  for  resale  by  the  Selling
Shareholders under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the Warrants, will be validly issued, fully paid and nonassessable.

     The   foregoing   opinions   are  subject  to  the   following   additional
qualifications and limitations:

     (A) Our opinions are limited to the laws of the State of Nevada and the federal securities laws of the United States of America, as currently in effect. We do not purport to be experts on the laws of any other jurisdiction nor do we express an opinion as to laws other than the laws of the State of Nevada and the federal securities laws of the United States, in each case in effect on the date hereof as they presently apply.

     (B) With respect to all factual matters in the opinions above, we have relied, and you have agreed that we may rely, solely on the Officer's Certificate.

     (C) We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in connection with the transactions contemplated by the Registration Statement, but we have relied solely upon representations and warranties as to factual matters made by the Company.

     (D) The opinions are rendered based on our interpretation of existing law and is not intended to speak with reference to standards hereinafter adopted or evolved in subsequent judicial decisions by courts. Additionally, we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

     (E) The opinions expressed herein are limited solely to those matters set forth above, and we specifically do not render any opinions pertaining to any matter not expressly stated herein.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

     This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement as described above. This opinion may not be relied upon by you for any other purpose or furnished, or quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior express written consent.

                                                     Respectfully submitted,

                                                     /s/
                                                     ROSENFELD & HANSEN LLP

                                   EXHIBIT 23.1

                            Consent of POULOS & BAYER

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form SB-2 and related prospectus of CGI Holding Corporation for the registration of 23,823,908 shares of its common stock and to the incorporation therein of: (A) our report dated February 26, 2004 with respect to the financial statements of CGI Holding Corporation as of December 31, 2003 and 2002 and for the years then ended; (B) our report dated August 11, 2004 with respect to the financial statements of Webcapades, Inc. as of December 31, 2003 and 2002 and for the years then ended; and (C) our report dated August 11, 2004 with respect to financial statements of Webcapades, Inc. as of June 30, 2004 and for the six months then ended.

/s/ Poulos & Bayer
------------------
Poulos & Bayer

December 27, 2004

                                  EXHIBIT 21.1

CGI Holding Corporation, a Nevada corporation, is the parent company of WebSourced, Inc., a North Carolina corporation, which is the parent company of Cherish, Inc., a North Carolina corporation.